    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 9, 1999
                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      ECLIPSE SURGICAL TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          CALIFORNIA                                  3845                                 77-0223470
(STATE OR OTHER JURISDICTION OF           (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                IDENTIFICATION NUMBER)

                                1049 KIEL COURT
                              SUNNYVALE, CA 94089
                                 (408) 747-0120
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                         DOUGLAS MURPHY-CHUTORIAN, M.D.
                       CHAIRMAN & CHIEF EXECUTIVE OFFICER
                                1049 KIEL COURT
                              SUNNYVALE, CA 94089
                                 (408) 747-0120
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                             JEFFREY D. SAPER, ESQ.
                           J. ROBERT SUFFOLETTA, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                              PALO ALTO, CA 94304
                              (650) 493-9300 (TEL)
                              (650) 493-6811 (FAX)
                             BRUCE W. JENETT, ESQ.
                               HENRY LESSER, ESQ.
                        HELLER EHRMAN WHITE & MCAULIFFE
                             525 UNIVERSITY AVENUE
                          PALO ALTO, CALIFORNIA 94301
                              (650) 324-7000 (TEL)
                              (650) 324-0638 (FAX)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               Upon Consummation of the Merger described herein.
    If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                 PROPOSED            PROPOSED
                                                                  MAXIMUM             MAXIMUM
        TITLE OF EACH CLASS                  AMOUNT              OFFERING            AGGREGATE           AMOUNT OF
          OF SECURITIES TO                   TO BE                 PRICE             OFFERING          REGISTRATION
           BE REGISTERED                 REGISTERED(1)         PER SHARE(2)          PRICE(2)               FEE
-----------------------------------------------------------------------------------------------------------------------
Common Stock, no par value..........    9,908,040 shares          $12.375          $122,611,995           $287(3)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Represents the number of shares of the Common Stock of the Registrant which may be issued to former stockholders of CardioGenesis Corporation pursuant to the Merger described herein.

(2) Each share of CardioGenesis will be converted into 0.80 of a share of Common Stock of the Registrant pursuant to the Merger described herein. Pursuant to Rule 457(f) under the Securities Act of 1933, as amended, the registration fee has been calculated as of February 5, 1999.

(3) The registration fee with respect to 9,824,861 shares of Common Stock in the amount of $20,485 was previously paid pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended, in connection with the filing by the Registrant and CardioGenesis of a preliminary Joint Proxy Statement/Prospectus related to the proposed Merger. The fee of $287 with respect to the additional 83,179 shares being registered is being paid on the date hereof.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 [ECLIPSE LOGO]
                             TO THE SHAREHOLDERS OF
                      ECLIPSE SURGICAL TECHNOLOGIES, INC.
                            ------------------------

                                   NOTICE OF
                        SPECIAL MEETING OF SHAREHOLDERS
                            ------------------------

                                 TO BE HELD ON
                           WEDNESDAY, MARCH 17, 1999
                                  AT 9:00 A.M.
                 AT THE PRINCIPAL EXECUTIVE OFFICES OF ECLIPSE,
                                1049 KIEL COURT
                          SUNNYVALE, CALIFORNIA 94089
                            ------------------------
The Board of Directors of Eclipse Surgical Technologies, Inc. asks you to attend this important special meeting to vote on the following:

          1. The approval of a reorganization agreement, pursuant to which a subsidiary of Eclipse would be merged with and into CardioGenesis. CardioGenesis would survive the transaction as a wholly-owned subsidiary of Eclipse. In the merger, Eclipse will issue CardioGenesis stockholders 0.80 of a share of Eclipse common stock for each share of CardioGenesis common stock. In order to effect this transaction, Eclipse shareholders will have to approve the principal terms of the reorganization including the issuance of shares of Eclipse common stock to the stockholders of CardioGenesis.

          2. Any other business as may properly come before the special meeting or any postponement or adjournment thereof.
Your Board of Directors, after careful consideration, has determined that the reorganization proposal is in your best interests and recommends that you vote to approve this proposal at the special meeting.
Only shareholders who held their shares of Eclipse common stock at the close of business on February 8, 1999 will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements. The merger cannot be completed unless the holders of a majority of the shares outstanding on the record date affirmatively vote to approve the reorganization.
Accompanying this notice is a Joint Proxy Statement/Prospectus discussing in detail the proposed merger and the related reorganization agreement. We encourage you to read this document carefully. Also enclosed is a proxy card so you can vote on the reorganization proposal without attending the special meeting. Please complete, sign and date the enclosed proxy card and return it to us as soon as possible in the stamped envelope we have provided. If you decide to come to the special meeting, you may vote your shares in person whether or not you have mailed us a proxy. You may also revoke your proxy at any time before the special meeting in writing.

                                          For the Board of Directors,

                                          /s/ DOUGLAS MURPHY-CHUTORIAN

                                          Douglas Murphy-Chutorian, M.D.
                                          Chairman of the Board and
                                          Chief Executive Officer
Sunnyvale, California
February 9, 1999

                              [CARDIOGENESIS LOGO]

                              540 OAKMEAD PARKWAY
                          SUNNYVALE, CALIFORNIA 94086
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 17, 1999
                            ------------------------

TO THE STOCKHOLDERS OF CARDIOGENESIS CORPORATION:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "CardioGenesis Special Meeting") of CardioGenesis Corporation, a Delaware corporation ("CardioGenesis"), will be held on Wednesday, March 17, 1999, at 9:00 a.m. local time, at the principal executive offices of CardioGenesis, 540 Oakmead Parkway, Sunnyvale, California 94086 to consider and vote upon the following:

(1) A proposal to approve and adopt the Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of October 21, 1998, among CardioGenesis, Eclipse Surgical Technologies, Inc., a California corporation ("Eclipse"), and RW Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Eclipse ("Merger Sub"), and as contemplated thereby, the merger of Merger Sub with and into CardioGenesis (the "Merger") pursuant to which each share of Common Stock, $0.001 par value per share, of CardioGenesis will be converted into the right to receive 0.80 of a share of common stock, no par value per share, of Eclipse; and

(2) To transact such other business as may properly come before the CardioGenesis Special Meeting or any adjournment thereof.

Only stockholders of record at the close of business on February 8, 1999 are entitled to notice of, and to vote at, the CardioGenesis Special Meeting and any adjournments thereof. A list of CardioGenesis stockholders entitled to vote at the Special Meeting will be available for examination during ordinary business hours at CardioGenesis' principal executive offices for ten days prior to the CardioGenesis Special Meeting.

Approval and adoption of the Reorganization Agreement and approval of the Merger will require the affirmative vote of the holders of at least a majority of the shares of CardioGenesis Common Stock outstanding on the record date. A form of proxy and the Joint Proxy Statement/Prospectus accompanying this Notice contain more detailed information with respect to the matters to be considered at the Special Meeting.

You are cordially invited to attend the CardioGenesis Special Meeting in person, but if you are unable to do so, please complete, sign, date and promptly return the enclosed proxy in the enclosed envelope. If you attend the CardioGenesis Special Meeting and desire to revoke your proxy and vote in person, you may do so. A proxy may be revoked at any time before it is voted.

THE CARDIOGENESIS BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ABOVE PROPOSAL.

                                          By Order of the Board of Directors,

                                          /s/ RICHARD P. POWERS
                                          Richard P. Powers
                                          Secretary
Sunnyvale, California
February 9, 1999

WHETHER OR NOT YOU EXPECT TO ATTEND THE CARDIOGENESIS SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                        JOINT PROXY STATEMENT/PROSPECTUS

PROXY STATEMENT/PROSPECTUS  PROXY STATEMENT
            OF                    OF
     ECLIPSE SURGICAL        CARDIOGENESIS
    TECHNOLOGIES, INC.        CORPORATION

The Eclipse Surgical Technologies, Inc. and CardioGenesis Corporation boards of directors have approved a reorganization agreement that would merge CardioGenesis with a subsidiary of Eclipse. Upon the completion of the merger, each CardioGenesis stockholder will receive 0.80 of a share of Eclipse common stock for each share of CardioGenesis common stock held by such stockholder. Eclipse common stock trades on the Nasdaq National Market under the symbol ESTI. CardioGenesis common stock trades on the Nasdaq National Market under the symbol CGCP.

A total of approximately 9,908,040 shares of Eclipse common stock are expected to be issued in the merger.

The Eclipse and CardioGenesis boards of directors have each called special meetings for their shareholders to vote on matters relating to the merger.

You may vote at your special meeting if you own shares of Eclipse or CardioGenesis as of the close of business on February 8, 1999. The dates, times and places of these special meetings are as follows:

        FOR ECLIPSE SHAREHOLDERS:             FOR CARDIOGENESIS STOCKHOLDERS:
        Wednesday, March 17, 1999             Wednesday, March 17, 1999
        9:00 a.m. local time                  9:00 a.m. local time
        1049 Kiel Court                       540 Oakmead Parkway
        Sunnyvale, CA 94089                   Sunnyvale, CA 94089

WE STRONGLY URGE YOU TO READ AND CONSIDER CAREFULLY THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING THE "RISK FACTORS" SECTION BEGINNING ON PAGE 12. THE "RISK FACTORS" SECTION DESCRIBES RISKS THAT YOU SHOULD CONSIDER IN DETERMINING WHETHER TO APPROVE THE PROPOSALS AT THE ECLIPSE AND CARDIOGENESIS SPECIAL MEETINGS.

                            ------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

                            ------------------------

This joint proxy statement/prospectus is dated February 9, 1999 and is expected to be first sent to Eclipse shareholders and CardioGenesis stockholders on February 12, 1999.

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
SUMMARY.............................    1
  The Companies.....................    1
  Our Reasons for the Merger........    1
  What CardioGenesis Stockholders
     Will Receive in the Merger.....    2
  Ownership of Eclipse Immediately
     Following the Merger...........    2
  Eclipse Shareholders' Meeting.....    2
  CardioGenesis Stockholders'
     Meeting........................    3
  Our Recommendation to Our
     Shareholders...................    3
  Record Date; Voting Power.........    3
  Vote Required.....................    3
  Voting Procedures.................    3
  Exchange of Stock Certificates....    4
  Share Ownership of Management and
     Certain Holders................    4
  Voting Agreements Signed by
     Certain Shareholders...........    4
  No Appraisal Rights...............    4
  Markets and Market Prices.........    4
  Federal Income Tax Consequences...    5
  Opinions of PaineWebber and Bear
     Stearns........................    5
  Interests of Certain Persons in
     the Merger.....................    5
  Conditions to the Merger..........    5
  Termination of the Reorganization
     Agreement......................    6
  Expenses and Termination Fees.....    6
  Expected Accounting Treatment.....    6
  Regulatory Approvals..............    6
  Recent CardioGenesis Financial
     Results........................    6
  Recent Eclipse Financial
     Results........................    7
  Selected Historical and Selected
     Pro Forma Combined Financial
     Information....................    8
  Comparative Per Share Data........   11
RISK FACTORS........................   12
  Risk Related to the Merger........   12

                                      PAGE
                                      ----
  Risk Related to Business of
     Eclipse and CardioGenesis......   13
COMPARATIVE MARKET PRICE DATA.......   26
WHERE YOU CAN FIND MORE
  INFORMATION.......................   27
INCORPORATION OF CERTAIN DOCUMENTS
  BY REFERENCE......................   27
FORWARD-LOOKING STATEMENTS..........   28
ECLIPSE SPECIAL MEETING.............   29
  Date, Time and Place of Eclipse
     Special Meeting................   29
  Purpose...........................   29
  Record Date and Outstanding
     Shares.........................   29
  Vote Required and Voting Rights...   29
  Proxies...........................   29
  Solicitation of Proxies;
     Expenses.......................   30
  Independent Accountants...........   30
  Recommendation of the Eclipse
     Board..........................   30
CARDIOGENESIS SPECIAL MEETING.......   31
  Date, Time and Place of
     CardioGenesis Special
     Meeting........................   31
  Purpose...........................   31
  Record Date and Outstanding
     Shares.........................   31
  Vote Required and Voting Rights...   31
  Proxies...........................   31
  Solicitation of Proxies;
     Expenses.......................   32
  Independent Accountants...........   32
  Recommendation of the
     CardioGenesis Board............   33
APPROVAL OF THE MERGER AND RELATED
  TRANSACTIONS......................   34
  Joint Reasons For the Merger......   34
  Eclipse's Additional Reasons For
     the Merger.....................   35
  CardioGenesis' Additional Reasons
     For the Merger.................   36
  Material Contacts and Board
     Deliberations..................   38
  PaineWebber Opinion...............   41

                                      PAGE
                                      ----
  Bear Stearns Opinion..............   48
  Material Federal Income Tax
     Consequences...................   53
  Governmental and Regulatory
     Approvals......................   55
  Expected Accounting Treatment.....   55
THE REORGANIZATION AGREEMENT AND
  RELATED AGREEMENTS................   56
  Effective Time; Effect of
     Merger.........................   56
  Conversion of Shares..............   56
  Treatment of Options and Stock
     Purchase Rights................   57
  Stock Ownership Immediately
     Following the Merger...........   57
  Representations and Warranties....   58
  Conduct of Eclipse's and
     CardioGenesis' Business Prior
     to the Merger..................   58
  No Solicitation...................   60
  Board and Management of the
     Combined Company Following the
     Merger.........................   62
  Conditions to the Merger..........   62
  Termination of the Reorganization
     Agreement......................   63
  Termination Fees..................   64
  Voting Agreements.................   64
  Affiliate Agreements..............   65
  Interests of Certain Persons......   65
  No Dissenters' or Appraisal
     Rights.........................   66
COMPARISON OF CAPITAL STOCK.........   67
  Description of Eclipse Capital
     Stock..........................   67
  Description of CardioGenesis
     Capital Stock..................   68
  Comparison of Rights of
     Stockholders of CardioGenesis
     and Shareholders of Eclipse....   68

                                      PAGE
                                      ----
ECLIPSE AND CARDIOGENESIS UNAUDITED
  PRO FORMA COMBINED CONDENSED
  FINANCIAL STATEMENTS..............   79
CARDIOGENESIS BUSINESS..............   84
CARDIOGENESIS MANAGEMENT'S
  DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS........................  102
CARDIOGENESIS MANAGEMENT AND
  EXECUTIVE COMPENSATION............  110
  Executive Officers and
     Directors......................  110
  Executive Compensation............  111
  Summary Compensation Table........  111
  Option Grants in Last Fiscal
     Year...........................  111
  Aggregated Option Exercises in
     Last Fiscal Year and Fiscal
     Year-End Option Values.........  112
SECURITY OWNERSHIP OF CERTAIN
  BENEFICIAL OWNERS AND MANAGEMENT
  OF CARDIOGENESIS..................  113
LEGAL MATTERS.......................  114
EXPERTS.............................  114
SHAREHOLDER PROPOSALS...............  115
OTHER MATTERS.......................  115
CARDIOGENESIS INDEX TO FINANCIAL
  STATEMENTS........................  F-1
APPENDICES:
  Reorganization Agreement..........  A-1
  PaineWebber Opinion...............  B-1
  Bear Stearns Opinion..............  C-1

                                    SUMMARY

This summary highlights selected information found in greater detail elsewhere in this joint proxy statement/prospectus. This summary does not contain all of the information that is important to you. We urge you to read the entire document (including the appendices) and the documents which Eclipse has incorporated by reference before you decide how to vote. The reorganization agreement is attached as Appendix A to this joint proxy statement/ prospectus. We encourage you to read the reorganization agreement. It is the legal document governing the merger.

THE COMPANIES (PAGES 27 AND 84)

ECLIPSE SURGICAL TECHNOLOGIES, INC.
1049 Kiel Court
Sunnyvale, California 94089
(408) 747-0120

Eclipse is a medical device company which develops, manufactures, and markets cardiac revascularization products for the treatment of advanced cardiovascular disease and severe angina pain through transmyocardial revascularization (known as TMR) procedures and percutaneous transluminal myocardial revascularization (known as PTMR) procedures. TMR and PTMR procedures are investigational laser heart treatments in which channels are made in the heart muscle. The TMR procedure is performed by a heart surgeon through a small incision in the chest. The PTMR procedure is performed in a catheter-based procedure under local anesthesia by a cardiologist.

CARDIOGENESIS CORPORATION
540 Oakmead Parkway
Sunnyvale, California 94086
(408) 328-8500

CardioGenesis develops, manufactures and markets products involving TMR technology. CardioGenesis also manufactures and markets disposable products to perform intraoperative transmyocardial revascularization (known as ITMR), catheter-based percutaneous myocardial revascularization (known as PMR), and thoracoscopic transmyocardial revascularization (known as TTMR) to treat patients afflicted with debilitating angina. These probes and catheter systems deliver laser energy to create channels in the oxygen-deprived (ischemic) regions of the heart muscle (myocardium).

OUR REASONS FOR THE MERGER (PAGE 34)

The Board of Directors of Eclipse and the Board of Directors of CardioGenesis believe that the merger may result in a number of benefits, including:

- Eclipse and CardioGenesis believe that the business combination of Eclipse and CardioGenesis will create a leading provider of TMR laser systems employing a fiber optic platform with a significant clinical/regulatory lead over competitors;

- Eclipse and CardioGenesis believe that their respective product lines are complementary and that the combined company can offer products designed with the best features of each company's approach to TMR procedures;

- Eclipse and CardioGenesis estimate that the combined company would have a much larger installed base of products, many of which will be installed at leading cardiological and cardiac surgery centers in the United States;

- Eclipse and CardioGenesis believe that the combined company will have a substantial opportunity to consolidate their company's respective ongoing clinical trials and product development activities and reduce associated expenses;

- Eclipse and CardioGenesis believe that the combined company will possess a significant proprietary patent position, supplementing Eclipse's issued patents with those of CardioGenesis;

- Eclipse and CardioGenesis expect that the combined company will be able to achieve substantial benefits and considerable efficiencies from a single manufacturing plant that produces at higher manufacturing volumes resulting in improved operating margins;

- Eclipse and CardioGenesis believe the transaction will create significant potential cost savings at the general and administrative expense and management levels as well as in sales and marketing; and

- The Eclipse shareholders and CardioGenesis stockholders will have the ability to participate in the potential for growth of the combined company after the merger.

The ability of the combined company to realize these benefits is subject to a number of risks as discussed on pages 12 through 25.

We hope to complete the merger in the first quarter of 1999.

WHAT CARDIOGENESIS STOCKHOLDERS WILL RECEIVE IN THE MERGER (PAGE 56)

CardioGenesis stockholders will receive 0.80 of a share of Eclipse common stock for each share of CardioGenesis common stock they own prior to the merger. For example, if you own 1,000 shares of CardioGenesis common stock, you will receive 800 shares of Eclipse common stock in exchange for your shares. Similarly, each option or other right to purchase CardioGenesis common stock will convert into an option or other right to purchase 0.80 as many shares of Eclipse common stock at an adjusted exercise price. Eclipse will assume each employee stock option or purchase right of CardioGenesis under the terms of the applicable stock option or employee stock purchase plan.

Eclipse will not issue fractional shares. Instead, CardioGenesis stockholders will receive cash for any fractional share of Eclipse common stock owed to them based on the closing price of Eclipse common stock on Nasdaq on the trading day immediately prior to the effective time of the merger.

OWNERSHIP OF ECLIPSE IMMEDIATELY FOLLOWING THE MERGER

Based upon the number of shares of CardioGenesis common stock issued and outstanding on the record date, Eclipse will issue an aggregate of approximately 9,908,040 shares of Eclipse common stock in the merger and the former holders of CardioGenesis common stock will hold approximately 36.0% of the total number of shares of Eclipse common stock issued and outstanding immediately after the merger.

Based on the number of outstanding options and rights to purchase CardioGenesis common stock as of the record date, the total number of outstanding CardioGenesis options and purchase rights will become options and rights to purchase an aggregate of 1,887,085 shares of Eclipse common stock in the merger.

ECLIPSE SHAREHOLDERS' MEETING (PAGE 29)

The Eclipse special meeting will be held at Eclipse's offices located at 1049 Kiel Court, Sunnyvale, California 94089 on March 17, 1999 at 9:00 a.m. local time. At the meeting, Eclipse will ask its shareholders to approve the reorganization agreement including the issuance of Eclipse common stock in the merger.

CARDIOGENESIS STOCKHOLDERS' MEETING (PAGE 31)

The CardioGenesis special meeting will be held at CardioGenesis' offices located at 540 Oakmead Parkway, Sunnyvale, California 94086 on March 17, 1999 at 9:00 a.m. local time. At the meeting, CardioGenesis will ask its stockholders to approve and adopt the reorganization agreement and approve the merger.

OUR RECOMMENDATION TO OUR
SHAREHOLDERS (PAGES 30 AND 33)

  To the Eclipse shareholders:

The Eclipse Board believes that the merger is fair to Eclipse and is in the best interests of both you and Eclipse. The Eclipse Board unanimously recommends that you vote "FOR" the proposal to approve the reorganization agreement including the issuance of Eclipse common stock in the merger.

  To the CardioGenesis stockholders:

The CardioGenesis Board believes that the merger is fair to and is in the best interests of both you and CardioGenesis. The CardioGenesis Board unanimously recommends that you vote "FOR" the proposal to approve and adopt the reorganization agreement and to approve the merger.

RECORD DATE; VOTING POWER (PAGES 29 AND 31)

Each shareholder as of the close of business on February 8, 1999, which is the "record date," will be entitled to vote at the Eclipse special meeting or the CardioGenesis special meeting, as applicable.

At the close of business on the record date, 17,621,323 shares of Eclipse common stock were outstanding and entitled to vote at the Eclipse special meeting. Each Eclipse shareholder will have one vote at the Eclipse special meeting for each share of Eclipse common stock owned as of the record date.

At the close of business on the record date, 12,385,051 shares of CardioGenesis common stock were outstanding and entitled to vote at the CardioGenesis special meeting. Each CardioGenesis stockholder will have one vote at the CardioGenesis special meeting for each share of CardioGenesis common stock owned as of the record date.

VOTE REQUIRED (PAGES 29 AND 31)

The approval of the proposal to approve the reorganization agreement including the issuance of shares of Eclipse common stock in the merger requires the affirmative vote of at least a majority of the shares of Eclipse common stock outstanding and entitled to vote on the record date.

The approval of the proposal to approve and adopt the reorganization agreement and to approve the merger requires the affirmative vote of at least a majority of the shares of CardioGenesis common stock outstanding and entitled to vote on the record date.

VOTING PROCEDURES (PAGES 29 AND 31)

There are two ways to vote at the Eclipse special meeting and the CardioGenesis special meeting: either by attending the special meeting or by mailing a proxy. However, whether or not a shareholder plans to attend the special meeting, such shareholder should return his or her proxy. Please fill out and sign the proxy card and mail it in the enclosed return envelope as soon as possible. Returning the proxy card ensures that the shares will be represented at the special meeting.

If a shareholder wants to change his or her vote, the shareholder should send in a later-dated, signed proxy card to the company's secretary before the special meeting or attend the special meeting in person and vote.

EXCHANGE OF STOCK CERTIFICATES (PAGE 57)

If you are a CardioGenesis stockholder, you should NOT send in your stock certificates now. After the merger is completed, Eclipse will send CardioGenesis stockholders written instructions for exchanging their stock certificates. Eclipse shareholders will keep their current certificates, and will continue to hold the same number of shares of Eclipse common stock after the merger.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN HOLDERS (PAGE 113)

As of the record date, the directors and executive officers of Eclipse, as a group, beneficially owned 4,914,633 shares of Eclipse common stock.

As of the record date, the directors and executive officers of CardioGenesis, as a group, beneficially owned 4,271,693 shares of CardioGenesis common stock.

VOTING AGREEMENTS SIGNED BY CERTAIN SHAREHOLDERS (PAGE 64)

Douglas Murphy-Chutorian, M.D., Kenneth E. Bennert, Richard Mueller, Jr., Alan
L. Kaganov, Robert L. Mortensen, Iain M. Watson, and Janet Kaiser-Castaneda, who together held or controlled approximately 28% of the Eclipse common stock outstanding as of the record date, have entered into voting agreements with CardioGenesis. These shareholders have agreed to vote in favor of the approval of the reorganization agreement including the issuance of Eclipse common stock in the merger and have granted CardioGenesis irrevocable proxies.

Allen W. Hill, Edward F. Brennan, Richard P. Powers, David C. Hull, Jr., E. Walter Lange, Roseanne Varner, Jack M. Gill, and Robert C. Strauss, who together held or controlled approximately 29% of the CardioGenesis common stock outstanding as of the record date, have entered into voting agreements with Eclipse. These stockholders have agreed to vote in favor of the approval and adoption of the reorganization agreement and approval of the merger and have granted Eclipse irrevocable proxies.

NO APPRAISAL RIGHTS

Neither CardioGenesis stockholders nor Eclipse shareholders are entitled to appraisal or dissenters' rights in connection with the merger.

MARKETS AND MARKET PRICES (PAGE 26)

Eclipse common stock is quoted on Nasdaq under the symbol "ESTI." CardioGenesis common stock is quoted on Nasdaq under the symbol "CGCP." Following the completion of the merger, CardioGenesis common stock will cease to be quoted on Nasdaq.

The following table sets forth the closing price per share of Eclipse common stock, and the closing price per share of CardioGenesis common stock, each as quoted on Nasdaq on October 21, 1998, the last trading day before Eclipse and CardioGenesis announced that they had signed the reorganization agreement. The table also includes the equivalent CardioGenesis per share price which equals the Eclipse closing per share price multiplied by the 0.80 exchange ratio in the merger. The equivalent CardioGenesis per share price can be compared to the CardioGenesis closing per share price to indicate the premium that may be realized by CardioGenesis stockholders as a result of the merger.

                       ECLIPSE   CARDIOGENESIS
                       COMMON       COMMON        EQUIVALENT
                        STOCK        STOCK       CARDIOGENESIS
                       CLOSING      CLOSING        PER SHARE
                        PRICE        PRICE           PRICE
                       -------   -------------   -------------
October 21, 1998.....   $8.78       $2.2188         $7.025

The actual prices of Eclipse and CardioGenesis common stock prior to or at the time the merger is completed will vary and we cannot predict what they will be at that time or thereafter.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 53)

We expect the merger to be treated as a tax-free reorganization for federal income tax purposes. CardioGenesis stockholders should not recognize gain or loss on the exchange of their stock, except for taxes on cash received in lieu of fractional shares. Eclipse shareholders will not recognize any gain or loss in connection with the merger.

The reorganization agreement does not require the parties to obtain a ruling from the IRS as to the tax consequences of the merger. As a condition to the closing of the merger, CardioGenesis and Eclipse must both receive opinions from their own legal counsel that, based on certain assumptions and certifications, the merger will be treated as a tax-free reorganization for federal income tax purposes.

TAX MATTERS ARE VERY COMPLICATED. THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND IN PART ON THE FACTS OF YOUR OWN SITUATION. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING APPLICABLE FEDERAL, LOCAL AND FOREIGN TAX.

OPINIONS OF PAINEWEBBER AND BEAR STEARNS (PAGES 41 AND 48)

In deciding to approve the merger, each Board considered the opinion of the investment banking firm it retained.

- Eclipse received an opinion from PaineWebber Incorporated, that the exchange ratio for the merger was fair, from a financial point of view, to Eclipse as of the date of the opinion.

- CardioGenesis received an opinion from Bear, Stearns & Co. Inc., that the exchange ratio for the merger was fair, from a financial point of view, to the public stockholders of CardioGenesis as of the date of the opinion.

These opinions are attached as Appendices B and C to this joint proxy statement/ prospectus. We encourage you to read these opinions carefully and in their entirety.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 65)

Certain members of CardioGenesis management and of the CardioGenesis Board have interests in the merger as employees and/or directors that are different from, or in addition to, your interests as a stockholder. If Eclipse and CardioGenesis complete the merger, Eclipse will continue certain indemnification arrangements for persons serving as directors and officers of CardioGenesis at the time of the merger for six years. Also, Eclipse will maintain a directors' and officers' liability insurance policy for the benefit of those persons for six years. In addition, the Eclipse Board has agreed to nominate and appoint Allen W. Hill, Jack M. Gill, and Robert C. Strauss to the Eclipse Board upon completion of the merger. The reorganization agreement also provides that, upon completion of the merger, Allen W. Hill will be the Chief Executive Officer of Eclipse and Richard
P. Powers will be the Executive Vice President of Finance and Administration, Chief Financial Officer and Secretary of Eclipse.

CONDITIONS TO THE MERGER (PAGE 62)

The merger will not be completed unless the closing conditions in the reorganization agreement are met. Eclipse and CardioGenesis may each waive certain of the closing conditions of the other.

TERMINATION OF THE REORGANIZATION AGREEMENT (PAGE 63)

Either Eclipse or CardioGenesis may terminate the reorganization agreement if:

- we mutually consent in writing;

- we do not complete the merger by April 30, 1999;

- a governmental entity takes any action which permanently prevents us from consummating the merger;

- either of us fails to obtain the requisite shareholder approvals;

- the CardioGenesis Board or the Eclipse Board recommends a superior proposal to its shareholders, or if either the CardioGenesis Board or the Eclipse Board withholds, withdraws, or modifies in an adverse manner to the other company its recommendation relating to the merger; or

- CardioGenesis or Eclipse breaches any of its representations, warranties or covenants contained in the reorganization agreement.

EXPENSES AND TERMINATION FEES (PAGE 64)

We have agreed that we will each pay our own fees and expenses in connection with the merger, except that we will share equally all fees and expenses (other than attorneys' and accountants' fees and expenses) in connection with the printing and filing of this joint proxy statement/ prospectus and the registration statement of which this joint proxy statement/prospectus is a part. In addition, either CardioGenesis or Eclipse must pay the other company $3.0 million if the reorganization agreement is terminated under certain circumstances.

EXPECTED ACCOUNTING TREATMENT (PAGE 55)

We expect the merger will be accounted for as a pooling of interests in accordance with GAAP.

REGULATORY APPROVALS (PAGE 55)

This transaction was not subject to the filing and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976. Based on information available to us, we believe that the merger will be effected in compliance with federal, state and foreign antitrust laws.

RECENT CARDIOGENESIS FINANCIAL RESULTS

On February 9, 1999, CardioGenesis reported the following unaudited results of operations for the year and fourth quarter ended December 31, 1998. In the opinion of management, all adjustments consisting of normal recurring accruals and considered necessary for a fair presentation of the results of operations for the year have been included.

                            FISCAL    FOURTH
(IN THOUSANDS, EXCEPT PER    YEAR     QUARTER
     SHARE AMOUNTS)        --------   -------
Sales..................    $  3,078        98
Net loss...............     (27,413)   (7,905)
Net loss per share.....       (2.24)    (0.64)

RECENT ECLIPSE FINANCIAL RESULTS

On February 8, 1999, Eclipse reported the following unaudited results of operations for the year and fourth quarter ended December 31, 1998. In the opinion of management, all adjustments consisting of normal recurring accruals and considered necessary for a fair presentation of the results of operations for the year have been included.

                        FISCAL     FOURTH
(IN THOUSANDS, EXCEPT    YEAR     QUARTER
 PER SHARE AMOUNTS)    --------   --------
Sales................  $ 12,002   $  5,346
Net loss.............   (20,354)  $ (3,472)
Net loss per share...  $  (1.18)  $  (0.20)

                   SELECTED HISTORICAL AND SELECTED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from audited financial statements for 1993 through 1997 and unaudited financial statements for the nine months ended September 30, 1997 and 1998. This information is only a summary and you should read it in conjunction with each company's historical financial statements, related notes and accountants' reports, and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the annual reports, quarterly reports and other information on file with the SEC. For more financial information on Eclipse, see "Where You Can Find More Information" on page 27. For more financial information on CardioGenesis, see pages F-1 through F-22.

               ECLIPSE SELECTED HISTORICAL FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                    NINE MONTHS
                                       ENDED
                                   SEPTEMBER 30,                  YEAR ENDED DECEMBER 31,
                                -------------------   -----------------------------------------------
                                  1998       1997       1997      1996      1995      1994      1993
                                --------   --------   --------   -------   -------   -------   ------
HISTORICAL CONSOLIDATED
  STATEMENT OF OPERATIONS
  DATA:
Net revenues..................  $  6,656   $  3,863   $  5,499   $ 9,759   $ 2,707   $ 2,020   $2,105
Loss from operations..........   (17,941)   (14,715)   (20,668)   (5,712)   (1,505)   (1,547)    (933)
Net loss......................   (16,882)   (13,015)   (18,247)   (4,156)   (2,426)   (1,982)    (936)
Net loss per share - basic and
  diluted.....................  $  (0.99)  $  (0.80)  $  (1.11)  $ (0.30)  $ (0.23)  $ (0.19)  $(0.10)
Shares used in computing net
  loss per share - basic and
  diluted.....................    17,126     16,303     16,404    14,078    10,470    10,231    9,381

                                                                         DECEMBER 31,
                                         SEPTEMBER 30,   ---------------------------------------------
                                             1998         1997      1996      1995      1994     1993
                                         -------------   -------   -------   -------   ------   ------
HISTORICAL CONSOLIDATED BALANCE SHEET
  DATA:
Cash and cash equivalents..............     $2,134       $16,997   $24,106   $   123   $  132   $  131
Marketable securities..................     14,786        18,197    27,957        --       --       --
Total assets...........................     28,792        43,474    58,706     2,459    2,922    1,953
Long term debt, less current portion...          5            10        20        --    1,009       --
Total shareholders' equity (deficit)...     22,686        38,228    55,666    (1,429)    (139)   1,011

            CARDIOGENESIS SELECTED HISTORICAL FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                           NINE MONTHS                                                     SEPTEMBER 23,
                              ENDED                                                        1993 (DATE OF
                          SEPTEMBER 30,                YEAR ENDED DECEMBER 31,             INCEPTION) TO
                       -------------------   -------------------------------------------   DECEMBER 31,
                         1998       1997       1997       1996        1995        1994         1993
                       --------   --------   --------   --------   -----------   -------   -------------
HISTORICAL
  CONSOLIDATED
  STATEMENT OF
  OPERATIONS DATA:
Net sales............  $  2,979   $  5,509   $  7,559   $  3,959   $        --   $    --       $  --
Loss from
  operations.........   (20,972)   (14,597)   (20,790)   (11,086)       (5,481)   (1,982)       (856)
Net loss.............   (19,509)   (12,409)   (17,971)    (8,800)       (5,299)   (1,784)       (853)
Net loss per
  share-basic and
  diluted............  $  (1.60)  $  (1.03)  $  (1.49)  $  (1.18)  $(41,077.52)      N/A         N/A
Shares used in
  computing net loss
  per share..........    12,189     12,008     12,029      7,427          .129         0           0

                                                                         DECEMBER 31,
                                        SEPTEMBER 30,   ----------------------------------------------
                                            1998         1997      1996      1995      1994      1993
                                        -------------   -------   -------   -------   -------   ------
HISTORICAL CONSOLIDATED BALANCE SHEET
  DATA:
Cash and cash equivalents.............     $ 6,901      $ 6,047   $ 2,080   $ 4,150   $ 1,802   $1,113
Marketable securities.................      18,459       34,488    56,128     9,886     3,522       --
Total assets..........................      32,041       48,240    64,297    16,223     5,885    1,127
Total stockholders' equity
  (deficit)...........................      25,336       44,146    61,395    (7,831)   (2,636)    (852)

          SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

We have presented below unaudited pro forma combined financial information that reflects the pooling of interests method of accounting, which means that for accounting and financial reporting purposes, we will treat our companies as if they had always been combined. We have included this information to give you a better picture of what the results of operations and financial position of the combined businesses of Eclipse and CardioGenesis might have been had the merger occurred on an earlier date. We have combined Eclipse's consolidated financial statements for the years ending 1995, 1996 and 1997 and for the nine months ended September 30, 1997 and 1998 with CardioGenesis' consolidated financial statements for the same periods in order to prepare the pro forma operating data. The unaudited pro forma combined balance sheet data gives effect to the merger as if it had occurred on September 30, 1998 and combines the unaudited consolidated balance sheet data of Eclipse and the unaudited consolidated balance sheet data of CardioGenesis as of September 30, 1998. The unaudited pro forma combined statement of operations data for the three years ended December 31, 1997 and the nine months ended September 30, 1997 and 1998 give effect to the merger as if it occurred at the beginning of the earliest period presented.

We are providing this information for illustrative purposes only. It does not necessarily reflect what the results of operations or financial position of the combined company would have been if the merger had actually occurred at the beginning of the earliest period presented. This information also does not necessarily indicate what the combined company's future operating results or consolidated financial position will be. Eclipse and CardioGenesis estimate that in total they will incur transaction and integration costs of approximately $5.0 million associated with the merger, which will be charged to their operations when incurred, principally in the quarter in which the merger is completed. These transaction costs primarily include financial advisory and legal fees and costs associated with combining the operations of the two companies. An estimated charge of $5.0 million is reflected in the unaudited pro forma combined balance sheet data, but is not reflected in the unaudited pro forma combined statement of operations data. This charge is a preliminary estimate only, and is, therefore, subject to change. This information does not reflect the effect of any potential changes in revenues or any operating synergies which may result from combining the resources of our companies.

                                                   NINE MONTHS
                                                      ENDED
                                                  SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                               -------------------   -----------------------------
                                                 1998       1997       1997       1996      1995
                                               --------   --------   --------   --------   -------
PRO FORMA COMBINED STATEMENT OF OPERATIONS
  DATA:
Net revenues.................................  $  9,635   $  9,372   $ 13,058   $ 13,718   $ 2,707
Loss from operations.........................   (38,913)   (29,312)   (41,458)   (16,798)   (6,986)
Net loss.....................................   (36,391)   (25,424)   (36,218)   (12,956)   (7,725)
Net loss per share-basic and diluted.........     (1.35)     (0.98)     (1.39)     (0.65)    (0.73)
Shares used in computing net loss per
  share......................................    26,877     25,909     26,027     20,020    10,573

                                                              SEPTEMBER 30,
                                                                  1998
                                                              -------------
PRO FORMA COMBINED BALANCE SHEET DATA:
Cash and cash equivalents...................................     $ 9,035
Marketable securities.......................................      33,245
Total assets................................................      60,833
Long-term obligations.......................................           5
Total shareholders' equity..................................      43,022

                           COMPARATIVE PER SHARE DATA

The following table sets forth certain historical per share data of Eclipse and CardioGenesis and combined per share data on an unaudited pro forma basis after giving effect to the merger on a pooling of interests basis of accounting. You should read the information set forth below in conjunction with the selected historical financial data and the unaudited pro forma combined condensed financial information, included elsewhere in this joint proxy statement/prospectus. The pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the merger been consummated as of the beginning of the periods presented and should not be construed as representative of future operations. Historical book value per share is computed by dividing total shareholders' equity by the number of shares outstanding at the end of each period. For purposes of the pro forma combined data, Eclipse's financial data for the three fiscal years ended December 31, 1997 and for the nine month periods ended September 30, 1997 and 1998 have been combined with CardioGenesis financial data for the same periods. Pro forma combined book value per share is computed by dividing pro forma shareholders' equity by the number of shares of Eclipse common stock expected to be outstanding immediately after the merger. The equivalent pro forma combined net loss per CardioGenesis share and equivalent pro forma combined book value per CardioGenesis share are calculated by multiplying the respective pro forma amounts by the exchange ratio.

                                                       NINE MONTHS
                                                          ENDED
                                                      SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                                    ------------------    ---------------------------------
                                                      1998       1997       1997       1996        1995
                                                    --------    ------    --------    ------    -----------
HISTORICAL -- ECLIPSE:
Net loss per share................................   $(0.99)    $(0.80)    $(1.11)    $(0.30)        $(0.23)

                                                    SEP. 30,              DEC. 31,
                                                      1998                  1997
                                                    --------              --------
Book value per share..............................   $ 1.30                $ 2.27

                                                       NINE MONTHS
                                                          ENDED
                                                      SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                                    ------------------    ---------------------------------
                                                      1998       1997       1997       1996        1995
                                                    --------    ------    --------    ------    -----------
HISTORICAL -- CARDIOGENESIS:
Net loss per share................................   $(1.60)    $(1.03)    $(1.49)    $(1.18)   $(41,077.52)

                                                    SEP. 30,              DEC. 31,
                                                      1998                  1997
                                                    --------              --------
Book value per share..............................   $ 2.07                $ 3.66

                                                       NINE MONTHS
                                                          ENDED
                                                      SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                                    ------------------    ---------------------------------
                                                      1998       1997       1997       1996        1995
                                                    --------    ------    --------    ------    -----------
PRO FORMA AND EQUIVALENT PRO FORMA COMBINED NET
  LOSS PER SHARE:
  Pro forma net loss per Eclipse share............   $(1.35)    $(0.98)    $(1.39)    $(0.65)       $(0.73)
  Equivalent pro forma net loss per CardioGenesis
    share.........................................   $(1.08)    $(0.79)    $(1.11)    $(0.52)       $(0.58)

                                                    SEP. 30,              DEC. 31,
                                                      1998                  1997
                                                    --------              --------
PRO FORMA COMBINED BOOK VALUE PER SHARE
  (AT PERIOD END):
  Pro forma combined book value per Eclipse
    share.........................................   $ 1.58                $ 2.92
  Equivalent pro forma combined book value per
    CardioGenesis share...........................   $ 1.26                $ 2.33

                                  RISK FACTORS

You should carefully consider the following factors in evaluating whether to:

- approve and adopt the reorganization agreement and to approve the merger; or

- approve the issuance of Eclipse common stock in the merger.

These factors do not contain all of the information that may be important to you. You should read the entire joint proxy statement prospectus, including the forward looking statements, before deciding how to vote.

RISKS RELATED TO THE MERGER

ECLIPSE AND CARDIOGENESIS MAY NOT RECOGNIZE THE ANTICIPATED BENEFITS OF THE MERGER IF THEY ARE NOT ABLE TO INTEGRATE THEIR OPERATIONS EFFECTIVELY. The combined company will not achieve the anticipated benefits of the merger unless Eclipse and CardioGenesis successfully combine their operations in a timely manner. If this does not happen, the combined company may suffer:

- increased operating costs;

- lower than anticipated financial results; or

- the loss of customers or employees.

The failure to successfully integrate Eclipse and CardioGenesis would have a material adverse effect on the business, financial condition and results of operations of the combined company.

Integrating Eclipse and CardioGenesis will be a complex, time-consuming and expensive process. Prior to the merger, Eclipse and CardioGenesis operated independently, and following the merger, the combined company must operate as a combined organization using common:

- information communication systems;

- operating procedures;

- financial controls;

- research and development and sales and marketing efforts;

- distribution and other sales channels;

- product lines;

- business cultures; and

- human resource practices.

Senior officers of the combined company will be required to devote substantial attention to designing and implementing a plan to combine the companies. This could distract them from managing the business of the combined company.

The integration of Eclipse and CardioGenesis may involve additional substantial difficulties, costs and delays, including:

- perceived adverse changes in customer service standards, business focus or product offerings available to customers; and

- inefficiencies in delivering products to the customers.

A DECREASE IN THE TRADING PRICE OF ECLIPSE COMMON STOCK WILL REDUCE THE VALUE THAT CARDIOGENESIS STOCKHOLDERS WILL RECEIVE IN THE MERGER. Because the exchange ratio for the merger is fixed, a decrease in the market price of Eclipse common stock will reduce the dollar value of the stock received in the merger by CardioGenesis stockholders. You are urged to obtain current quotations for Eclipse and CardioGenesis common stock before voting your shares at your special meeting of shareholders.

Eclipse common stock and CardioGenesis common stock historically have had substantial price volatility. The recent market prices of Eclipse common stock and CardioGenesis common stock are set forth on page 26 under "Comparative Market Price Data."

EXPENSES RELATED TO THE MERGER WILL HAVE A NEGATIVE EFFECT ON RESULTS OF OPERATIONS. We estimate that the negotiation and implementation of the merger will result in aggregate pretax expenses to Eclipse and CardioGenesis of approximately $5.0 million, primarily relating to costs associated with combining the operations of the two companies and the fees of financial advisors, attorneys and accountants. We cannot assure you that our estimate is correct or that unanticipated contingencies will not occur. These events could substantially increase the costs of combining the operations of the two companies. The costs associated with the merger will negatively impact results of operations in the quarter ending March 31, 1999.

THE COMBINED COMPANY MAY NOT BE ABLE TO RETAIN AND INTEGRATE KEY PERSONNEL AND THE FAILURE TO DO SO COULD ADVERSELY AFFECT THE BUSINESS OF THE COMBINED COMPANY. The success of the combined company depends upon the continued service of key personnel. The loss of services of any of the key members of the combined company's management team or its failure to attract other qualified personnel could materially adversely affect the combined company's business. None of the key personnel of the combined company will be subject to an employment agreement. The competition to attract, retain and motivate qualified technical, sales and operations personnel is intense. We cannot assure you that the combined company can retain its key personnel or attract other qualified personnel in the future.

THE CARDIOGENESIS DISTRIBUTION AGREEMENT WITH BOSTON SCIENTIFIC CORPORATION MAY INTERFERE WITH THE ABILITY OF THE COMBINED COMPANY TO DISTRIBUTE OUTSIDE OF THE U.S. PRODUCTS THAT INCORPORATE CARDIOGENESIS TECHNOLOGY. In January 1997, CardioGenesis and Boston Scientific Corporation entered into an International Distribution Agreement under which Boston Scientific served as the exclusive distributor for CardioGenesis products outside of the U.S. If the Boston Scientific agreement were to continue in effect after the merger, CardioGenesis could not, without Boston Scientific's approval, license Eclipse to incorporate CardioGenesis technology into any Eclipse products to be sold outside of the U.S. Furthermore, Boston Scientific would have the exclusive right, if it so elected under the agreement, to market outside of the U.S. any products manufactured by Eclipse that incorporated CardioGenesis technology. Accordingly, in such event Eclipse could be required to terminate one or more of its existing international distribution agreements. Such terminations could result in difficulties in integrating product lines, and in delays in distribution, which could have a material adverse effect on the combined company.

In early January 1999, CardioGenesis sent notice to Boston Scientific terminating the agreement for various breaches by Boston Scientific of its obligations under the agreement. Boston Scientific has contested such termination and has contended that this termination by CardioGenesis was an attempt to circumvent a provision of the agreement that requires payment to Boston Scientific of a $10.0 million termination fee in the event the agreement is terminated by a successor corporation. CardioGenesis has vigorously denied Boston Scientific's contentions.

While CardioGenesis and Boston Scientific currently are in settlement discussions with respect to the agreement, if CardioGenesis does not prevail in its position, or is not able to negotiate a satisfactory resolution of this matter with Boston Scientific, the combined company may be required to expend significant time, energy and funds to resolve this matter, which could have a material adverse effect on the business, financial condition and results of operations on the combined company. See "CardioGenesis Business -- Termination of Relationship with Boston Scientific" at page 89.

RISKS RELATED TO BUSINESS OF ECLIPSE AND CARDIOGENESIS

ECLIPSE OR CARDIOGENESIS MAY FAIL TO OBTAIN REQUIRED REGULATORY APPROVALS TO MARKET THEIR PRODUCTS IN THE UNITED STATES. Eclipse or CardioGenesis may not be able to obtain the regulatory approval required for commercial sale of their TMR and PTMR laser systems in a timely manner. To date, none of the products of Eclipse or CardioGenesis have been approved for sale in the United States.

The business, financial condition and results of operations of Eclipse or CardioGenesis could be materially and adversely affected by any of the following events, circumstances or occurrences related to the regulatory process:

- delays in initiating or completing clinical trials or in the receipt of regulatory approvals;

- the failure to obtain regulatory approvals for such products;

- significant limitations in the indicated uses for which such products may be marketed, or

- substantial costs incurred in obtaining such approvals.

Eclipse and CardioGenesis must submit and the FDA must approve applications for preliminary market approval, known as PMA, before they can sell their TMR and PTMR laser systems as medical devices. Before submitting a PMA application, they must complete clinical testing to demonstrate the safety and effectiveness of their products.

In 1997, Eclipse submitted a PMA application to the FDA for certain applications of its TMR laser system. On October 27, 1998, an advisory panel of the FDA recommended that the FDA approve Eclipse's PMA application for the TMR laser system. Along with its approval, the FDA panel requested that Eclipse conduct postmarket surveillance in a form to be determined through further discussions with the FDA. Eclipse also has applied for and received IDES, to engage in various clinical trials of its PTMR products and procedures. Eclipse must successfully complete clinical trials of its PTMR products and procedures before filing a PMA application for those products and procedures.

CardioGenesis has received FDA approval of:

- three IDEs for its ITMR laser system and all three of these trials have begun; and

- one IDE for its Axcis PMR laser system for a multi-center clinical trial of no-option patients at up to 12 clinical sites.

CardioGenesis has not submitted an application to the FDA for an IDE for its TTMR laser system.

ECLIPSE OR CARDIOGENESIS PRODUCTS MAY CONTAIN DEFECTS WHICH COULD DELAY REGULATORY APPROVAL OR MARKET ACCEPTANCE OF THEIR PRODUCTS. In January 1996, CardioGenesis reported to the FDA the existence of an error in the software incorporated into the Ho:YAG laser included in its TMR laser systems. CardioGenesis' laser manufacturer, New Star Lasers, determined that, under certain circumstances, the laser could be fired even though its control panel indicated it was in the "stand-by" mode. CardioGenesis initiated a voluntary field correction of the lasers, categorized as a Class II recall by the FDA, and the software error has been corrected. FDA defines a Class II recall as one in which use of, or exposure to, the product may cause temporary or permanent adverse health consequences. The FDA has acknowledged the correction of the software error and the completion of the related field activities.

Eclipse or CardioGenesis may experience future product defects, malfunctions, manufacturing difficulties or recalls related to the lasers or other components used in their TMR systems. Any such occurrence could cause a delay in regulatory approvals or adversely affect the acceptance of their products and could have a material adverse effect on the business, financial condition and results of operations of Eclipse or CardioGenesis.

ECLIPSE OR CARDIOGENESIS MAY FAIL TO COMPLY WITH INTERNATIONAL REGULATORY REQUIREMENTS AND COULD BE SUBJECT TO REGULATORY DELAYS, FINES OR OTHER PENALTIES. Regulatory requirements in foreign countries for international sales of medical devices often vary from country to country. The impact of the following factors would have a material adverse effect on the business, financial condition and results of operations of Eclipse or CardioGenesis:

- delays in receipt of, or failure to receive, foreign regulatory approvals or clearances;

- the loss of previously obtained approvals or clearances; or

- the failure to comply with existing or future regulatory requirements.

The products of Eclipse and CardioGenesis will be subject to other regulatory requirements in the European Union and other countries.

Any enforcement action by regulatory authorities with respect to past or future regulatory noncompliance could have a material adverse effect on the business, financial condition and results of operations of Eclipse or CardioGenesis.

The time required to obtain approval for sale in foreign countries may be longer or shorter than required for FDA approval, and the requirements may differ. In addition, there may be foreign regulatory barriers other than regulatory approval. Except as stated in the following sentence, the FDA must approve exports of devices that require a PMA but are not yet approved domestically. An unapproved device may be exported without prior FDA approval to any member country of the European Union and the other "listed" countries, including Australia, Canada, Israel, Japan, New Zealand, Switzerland and South Africa:

- if the device is approved for sale by that country; or

- for investigational use in accordance with the laws of that country.

Eclipse received the CE Mark for its TMR laser system in December 1996 and for its PTMR laser system in July 1998. To sell its TMR laser systems within the European Economic Area, CardioGenesis has received approval to affix CE markings on TMR laser systems to attest CardioGenesis' compliance with the requirements of the Medical Device Directive of the European Economic Area. In the European Economic Area, Eclipse and CardioGenesis will be:

- subject to continued supervision;

- required to report any serious adverse incidents to the appropriate authorities; and

- required to comply with additional national requirements that are outside the scope of the Medical Device Directive.

CardioGenesis has not received CE Mark certification for the sale of its TTMR laser system in the European Economic Area.

Eclipse became ISO 9001 certified in May 1997. CardioGenesis has received ISO 9001/ EN 46001 certification, which was required to meet the CE Mark certification prerequisites.

Eclipse or CardioGenesis may not be able to:

- achieve or maintain the compliance required for CE marking on all or any of their products; and

- produce their products profitably and in a timely manner while complying with the requirements of the Medical Device Directive and other regulatory requirements.

If Eclipse or CardioGenesis fails to comply with applicable regulatory requirements it could face:

- fines, injunctions, civil penalties;

- recalls or seizures of products;

- total or partial suspensions of production;

- refusals by foreign governments to permit product sales; and

- criminal prosecution.

Furthermore, if existing regulations are changed or new regulations or policies are adopted, Eclipse or CardioGenesis may:

- not be able to obtain, or affect the timing of, future regulatory approvals or clearances;

- not be able to obtain necessary regulatory clearances or approvals on a timely basis or at all; and

- be required to incur significant costs in obtaining or maintaining such foreign regulatory approvals.

ECLIPSE AND CARDIOGENESIS PRODUCTS ARE EXPERIMENTAL AND HAVE NOT BEEN BROADLY ADOPTED BY THE MEDICAL COMMUNITY AND UNLESS THEY ARE BROADLY ADOPTED THEIR BUSINESSES WILL BE

ADVERSELY AFFECTED. TMR and PTMR products using lasers are experimental and has not yet achieved broad clinical adoption. Eclipse and CardioGenesis cannot predict whether or at what rate and how broadly their products will be adopted by the medical community. The business, financial condition and results of operations of Eclipse or CardioGenesis may be adversely and materially affected if:

- their respective products fail to achieve significant clinical adoption; or

- their TMR or PTMR laser systems fail to achieve significant market acceptance.

Positive endorsements by physicians are essential for clinical adoption of TMR and PTMR laser systems. Even if the clinical efficacy of TMR and PTMR laser systems is established, physicians may elect not to recommend TMR or PTMR laser systems for any number of reasons. The reasons why TMR or PTMR laser systems may effectively treat coronary artery disease are not well understood. Although Eclipse and CardioGenesis intend to use research, development and clinical efforts to understand better the physiological effects of TMR and PTMR treatment, Eclipse and CardioGenesis may not achieve such understanding on a timely basis, or at all. TMR and PTMR laser systems may not be clinically adopted unless Eclipse or CardioGenesis:

- understand thoroughly the physiological effects of the products, or

- disseminate such understanding within the medical community.

Clinical adoption of these products will also depend upon:

- the ability of Eclipse or CardioGenesis to facilitate training of cardiothoracic surgeons and interventional cardiologists in TMR and PTMR therapy; and

- the willingness of such physicians to adopt and recommend such procedures to their patients.

Patient acceptance of the procedure will depend on:

- physician recommendations;

- the degree of invasiveness;

- the effectiveness of the procedure; and

- the rate and severity of complications associated with the procedure as compared to other procedures.

ECLIPSE AND CARDIOGENESIS PRODUCTS DEPEND ON TMR TECHNOLOGY WHICH IS RAPIDLY CHANGING, WHICH COULD REQUIRE THEM TO INCUR SUBSTANTIAL PRODUCT DEVELOPMENT EXPENDITURES TO RESPOND TO INDUSTRY CHANGES. TMR and PTMR laser systems are the only products of Eclipse and CardioGenesis. Accordingly, if Eclipse or CardioGenesis fails to develop and commercialize successfully their TMR and PTMR laser systems, then their business, financial condition and results of operations would be materially adversely affected.

The medical device industry is characterized by rapid and significant technological change. The future success of Eclipse and CardioGenesis will depend in large part on their ability to respond to such changes. In addition, Eclipse and CardioGenesis must expand the indications and applications for their products by developing and introducing enhanced and new versions of their TMR and PTMR laser systems. Product research and development requires substantial expenditures and is inherently risky. Eclipse and CardioGenesis may not be able to:

- identify products for which demand exists; or

- develop products that have the characteristics necessary to treat particular indications.

Even if Eclipse or CardioGenesis identifies and develops such products, they may not receive regulatory approval and may not be commercially successful.

THIRD PARTIES MAY LIMIT THE DEVELOPMENT AND PROTECTION OF ECLIPSE AND CARDIOGENESIS INTELLECTUAL PROPERTY WHICH COULD ADVERSELY AFFECT THEIR COMPETITIVE POSITIONS. The success of

Eclipse and CardioGenesis is dependent in large part on their ability to:

- obtain patent protection for their products and processes;

- preserve their trade secrets and proprietary technology; and

- operate without infringing upon the patents or proprietary rights of third parties.

The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. Certain competitors and potential competitors of Eclipse and CardioGenesis have obtained United States patents covering technology that could be used for certain TMR and PTMR procedures. There can be no assurance such competitors, potential competitors or others have not filed and do not hold international patents covering other TMR or PTMR technology. In addition, international patents may not be interpreted the same as any counterpart United States patents.

In September 1995, one of Eclipse's competitors sent Eclipse a notice of potential infringement of their patent regarding a method for TMR utilizing synchronization of laser pulses to the electrical signals from the heart. After discussion with patent counsel, Eclipse concluded that it did not utilize the process and/or apparatus that was the subject of the patent at issue, and Eclipse provided a response to the competitor to that effect. Eclipse has not received any additional correspondence from this competitor on these matters.

While Eclipse and CardioGenesis periodically review the scope of their patents and other relevant patents of which they are aware, the question of patent infringement involves complex legal and factual issues. Any conclusion regarding infringement may not be consistent with the resolution of any such issues by a court.

Eclipse and CardioGenesis may not be able to protect their intellectual property because:

- patents may not be issued;

- patents may be challenged, invalidated or designed around by competitors; or

- patent protection may not continue to be available for surgical methods in the future.

COSTLY LITIGATION MAY BE NECESSARY TO PROTECT OUR INTELLECTUAL PROPERTY
RIGHTS. Eclipse and CardioGenesis may have to engage in time consuming and costly litigation to protect their intellectual property rights or to determine the proprietary rights of others.

In addition, Eclipse or CardioGenesis may become subject to:

- patent infringement claims or litigation; or

- interference proceedings declared by the U.S. Patent Office to determine the priority of inventions.

Defending and prosecuting intellectual property suits, U.S. Patent Office interference proceedings and related legal and administrative proceedings are both costly and time-consuming. Eclipse or CardioGenesis may be required to litigate further to:

- enforce their issued patents;

- protect their trade secrets or know-how; or

- determine the enforceability, scope and validity of the proprietary rights of others.

Any litigation or interference proceedings will result in:

- substantial expense; and

- significant diversion of effort by technical and management personnel.

If the results of such litigation or interference proceedings are adverse to Eclipse or CardioGenesis, then the results may:

- subject such company to significant liabilities to third parties;

- require such company to seek licenses from third parties;

- prevent such company from selling its products in certain markets or at all;
  or

- require such company to modify its products.

Although patent and intellectual property disputes regarding medical devices are often settled through licensing and similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Furthermore, there can be no assurance the necessary licenses would be available on satisfactory terms, if at all.

Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent Eclipse or CardioGenesis from manufacturing and selling their products. This would have a material adverse effect on the business, financial condition and results of operations of such company.

ECLIPSE AND CARDIOGENESIS RELY ON PATENT AND TRADE SECRET LAWS WHICH ARE COMPLEX AND MAY BE DIFFICULT TO ENFORCE. The validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. Issued patent or patents based on pending patent applications or any future patent application may not exclude competitors or may not provide a competitive advantage to Eclipse or CardioGenesis. In addition, patents issued or licensed to Eclipse or CardioGenesis may not be held valid if subsequently challenged and others may claim rights in or ownership of such patents.

Furthermore, there can be no assurance that competitors:

- have not developed or will not develop similar products;

- will not duplicate products of Eclipse or CardioGenesis; or

- will not design around any patents issued to or licensed by Eclipse or CardioGenesis.

Since patent applications in the United States are maintained in secrecy until patents issue, Eclipse and CardioGenesis cannot be certain:

- others did not first file applications for inventions covered by their pending patent applications, nor

- that they will not infringe any patents that may issue to others on such applications.

The U.S. patent laws were recently amended to exempt physicians, other health care professionals, and affiliated entities from infringement liability for medical and surgical procedures performed on patients. Eclipse and CardioGenesis are not able to predict if this amendment will materially affect their ability to protect their proprietary methods and procedures.

Competitors may:

- independently develop proprietary information substantially equivalent to the proprietary information and techniques of Eclipse or CardioGenesis, or

- otherwise gain access to their proprietary technology.

In addition to their patents, Eclipse and CardioGenesis rely upon trade secrets, technical know-how and continuing technological innovation to develop and maintain their competitive position. Eclipse and CardioGenesis may not be able meaningfully to protect their unpatented technology because:

- their employees, consultants and advisors may breach their confidentiality and invention assignment agreements and there may not be an adequate remedy for such breach;

- their competitors may independently develop substantially equivalent proprietary information and techniques; or

- competitors may somehow otherwise gain access to their proprietary technology.

The inability of Eclipse or CardioGenesis to protect their unpatented intellectual property could materially adversely affect their business.

ECLIPSE AND CARDIOGENESIS FACE INTENSE COMPETITION AND COMPETITIVE PRODUCTS COULD RENDER THEIR PRODUCTS OBSOLETE. The market for TMR and PTMR laser systems is intensely competitive and is constantly becoming more competitive. If competitors are more effective in developing new products and procedures and marketing existing and future products, the business, financial condition and results of operations of Eclipse or CardioGenesis may be materially adversely affected.

The market for TMR and PTMR laser systems is characterized by rapid technical innovation. Accordingly, competitors may succeed in developing TMR and PTMR products or procedures that:

- are more effective than products marketed by Eclipse or CardioGenesis;

- are more effectively marketed than products marketed by Eclipse or CardioGenesis; or

- may render the products or technology of Eclipse or CardioGenesis obsolete.

Eclipse and CardioGenesis compete with:

- PLC Systems, Inc.;

- U.S. Surgical Corporation; and

- Johnson & Johnson.

Each of these competitors are currently selling TMR and/or PTMR products for investigational use in the U.S. and abroad. Certain companies, including PLC, have:

- completed enrollment in randomized clinical trials of products and procedures involving TMR, and

- received regulatory approvals in Europe to begin commercially marketing their various TMR products.

Earlier entrants in the market in a therapeutic area often obtain and maintain greater market share than later entrants.

Even in the event that Eclipse or CardioGenesis obtains regulatory approval for one of their products, they will face competition for market acceptance and market share for that product. Their ability to compete may depend in significant part on the timing of introduction of competitive products into the market, which will be affected by the pace, relative to competitors, at which they are able to:

- develops products;

- complete clinical testing and regulatory approval processes;

- obtain third party reimbursement acceptance; and

- supply adequate quantities of the product to the market.

ECLIPSE AND CARDIOGENESIS SELL THEIR PRODUCTS INTERNATIONALLY WHICH SUBJECTS THEM TO CERTAIN SIGNIFICANT RISKS OF TRANSACTING BUSINESS IN FOREIGN
COUNTRIES. International sales account for a significant portion of the revenue of CardioGenesis. Even if the FDA approves the sale of CardioGenesis products in the United States, CardioGenesis expects international sales will continue to account for a significant portion of its revenues. Eclipse also sells its products internationally. The international revenue of Eclipse and CardioGenesis is subject to the following risks:

- foreign currency fluctuations;

- economic or political instability;

- foreign tax laws;

- shipping delays;

- various tariffs and trade regulations;

- restrictions and foreign medical regulations;

- customs duties, export quotas or other trade restrictions; and

- difficulty in protecting intellectual property rights.

Any of these factors could have a material adverse effect on the business, financial condition and results of operations of Eclipse or CardioGenesis.

ECLIPSE AND CARDIOGENESIS PRODUCTS ALSO COMPETE WITH ALTERNATIVE TREATMENT METHODS AND THEIR PRODUCTS MUST REPLACE THESE METHODS TO BE COMMERCIALLY SUCCESSFUL. Many of the medical indications that may be treatable with TMR and PTMR laser systems are currently being treated by drug therapies or surgery and other interventional therapies, including percutaneous transluminal coronary angioplasty (known as PTCA) and coronary artery bypass graft.

The business, financial condition and results of operations of Eclipse and CardioGenesis would be materially adversely affected if TMR technology fails:

- to replace or augment existing therapies; or

- to be more effective, safer or more cost effective than new therapies.

A number of the existing therapies:

- are widely accepted in the medical community;

- have a long history of use; and

- continue to be enhanced rapidly.

Procedures using TMR and PTMR technology may not be able to replace or augment such established treatments. Clinical research results may not support the use of TMR or PTMR procedures to augment or replace existing treatments.

Others are developing new surgical procedures and new drug therapies to treat coronary artery disease. These new procedures and drug therapies could be more effective, safer or more cost effective than TMR and PTMR laser systems.

The market acceptance and commercial success of Eclipse and CardioGenesis TMR and PTMR laser systems will depend not only upon their safety and effectiveness, but also upon the relative safety and effectiveness of alternative treatments.

ECLIPSE AND CARDIOGENESIS HAVE A HISTORY OF LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE. Eclipse and CardioGenesis cannot assure you that they will become profitable in the future. Eclipse and CardioGenesis have incurred significant losses since inception. Their revenues and operating income will be constrained:

- until such time, if ever, as they obtain FDA and other regulatory approvals for their products; and

- for an uncertain period of time after such approvals are obtained.

The combined company may not achieve or sustain profitability in the future.

IF ECLIPSE AND CARDIOGENESIS EXPERIENCE INCREASED DEMAND FOR THEIR PRODUCTS, THEY MAY NOT BE ABLE TO EXPAND THEIR BUSINESSES TO MEET SUCH DEMAND. Eclipse or CardioGenesis may be required to expand their business to:

- complete the clinical trials that are currently in progress;

- prepare additional products for clinical trials;

- develop future products; and

- generally compete successfully.

Such expansion could place a significant strain on managerial, operational and financial systems and resources. To accommodate such expansion and compete effectively, Eclipse and CardioGenesis must:

- improve information systems, procedures and controls; and

- expand, train, motivate and manage their employees.

ECLIPSE AND CARDIOGENESIS DEPEND ON SINGLE SOURCE SUPPLIERS FOR CERTAIN KEY COMPONENTS AND PRODUCTION COULD BE INTERRUPTED IF A KEY SUPPLIER HAD TO BE REPLACED. Eclipse and CardioGenesis currently purchase certain critical laser and fiber-optic components from single sources. Although each company has identified alternative suppliers, a lengthy process would be required to qualify them as additional or replacement suppliers. Any significant interruption in the supply of critical materials or components could adversely affect the ability of Eclipse or CardioGenesis to manufacture their products and could materially adversely affect their manufacturing operations, business and results of operations.

Eclipse and CardioGenesis anticipate that products will be manufactured based on forecasted demand and will seek to purchase subassemblies and components in anticipation of the actual receipt of purchase orders from customers. Lead times for materials and components will vary significantly and depend on factors such as the business practices of each specific supplier and the terms of particular contracts, as well as the overall market demand for such materials and components at any given time. If the forecasts are inaccurate, Eclipse or CardioGenesis could experience fluctuations in inventory levels, resulting in excess inventory, or shortages of critical components, either of which could materially adversely affect their business and results of operations.

Certain suppliers to Eclipse and CardioGenesis could have difficulty expanding their manufacturing capacity to meet the needs of Eclipse or CardioGenesis if demand for such company's TMR and PTMR laser systems were to increase rapidly or significantly. In addition, any defect or malfunction in the laser or other products provided by such suppliers could cause a delay in regulatory approvals or adversely affect product acceptance. There can be no assurance that:

- materials obtained from outside suppliers will continue to be available in adequate quantities; or

- alternative suppliers can be located on a timely basis.

CardioGenesis purchases lasers from suppliers under OEM supply agreements. However, Eclipse and CardioGenesis generally operate on a purchase order basis with most other suppliers. Such vendors could at any time determine to cease the supply and production of such components.

ECLIPSE AND CARDIOGENESIS HAVE LIMITED MANUFACTURING EXPERIENCE WHICH COULD PREVENT THEM FROM SUCCESSFULLY INCREASING CAPACITY IN RESPONSE TO MARKET DEMAND. Eclipse and CardioGenesis have limited experience in manufacturing products. Manufacturers often encounter difficulties in increasing production, including problems involving:

- production yields;

- adequate supplies of components;

- quality control and assurance (including failure to comply with GMP regulations, international quality standards and other regulatory requirements); and

- shortages of qualified personnel

There can be no assurance that Eclipse or CardioGenesis:

- will be able successfully to increase manufacturing capacity; or

- will be able to avoid manufacturing difficulties or product recalls.

ECLIPSE AND CARDIOGENESIS MUST COMPLY WITH FDA MANUFACTURING STANDARDS OR FACE FINES OR OTHER PENALTIES INCLUDING SUSPENSION OF PRODUCTION. Eclipse and CardioGenesis are required to demonstrate compliance with the FDA's current good manufacturing practices regulations if they market devices in the United States or manufacture finished devices in the United States. The FDA inspects manufacturing facilities on a regular basis to determine compliance. If they fail to comply with applicable FDA or other regulatory requirements, such company can be subject to:

- fines, injunctions, and civil penalties;

- recalls or seizures of products;

- total or partial suspensions of production; and

- criminal prosecutions.

TO EXPAND THEIR BUSINESSES, ECLIPSE AND CARDIOGENESIS WILL BE REQUIRED TO ESTABLISH EFFECTIVE SALES, MARKETING AND DISTRIBUTION SYSTEMS AND THEY HAVE LIMITED EXPERIENCE TO DATE ESTABLISHING THESE OPERATIONS. To expand their business, Eclipse and CardioGenesis must establish effective systems to sell, market and distribute products. To date, Eclipse and CardioGenesis have had limited sales which have consisted primarily of sales of their TMR and PTMR laser systems for investigational use only. For this reason, they have maintained only a limited sales and marketing organization.

If their laser systems receive regulatory approval, Eclipse and CardioGenesis each expect to market their products through a direct sales force and through relationships with distributors or agents. This will require substantial management efforts and financial resources. If Eclipse or CardioGenesis is not able to establish relationships with distributors, or if such distributors are not effective, their business and results of operations could be materially adversely affected.

ECLIPSE AND CARDIOGENESIS MAY NEED ADDITIONAL CAPITAL OR THEY WILL BE UNABLE TO CONTINUE EXPANDING THEIR CLINICAL TRIALS AND TESTING THEIR PRODUCTS. Eclipse and CardioGenesis currently anticipate that their cash balances, together with sales of products for investigational use, will be sufficient to meet their capital requirements for the next twelve months. If either company cannot raise enough additional funds, such company may not be able to continue expanding its clinical trials and testing its products. If this were to occur, such company's business, results of operations, financial condition and prospects would be materially adversely affected.

Eclipse or CardioGenesis may require additional sources of cash at an earlier date. The need for additional cash will depend upon the progress or expansion of clinical trials and any need for additional trials or other testing of products and the timing of these expenditures. Additional financing may not be available when needed or on satisfactory terms, if at all.

IF CARDIOGENESIS IS NOT ABLE TO RETAIN ITS SCIENTIFIC ADVISORS IT MAY LOSE A VALUABLE SOURCE OF PRACTICAL SCIENTIFIC AND MEDICAL KNOWLEDGE. CardioGenesis has established a Scientific Advisory Board including experts in cardiac surgery, interventional cardiology, cardiology and basic science. Members of the Scientific Advisory Board consult with CardioGenesis regarding research and development efforts at CardioGenesis. The members are employed elsewhere on a full-time basis. As a result, they can only spend a limited amount of time on CardioGenesis' affairs. There can be no assurance the members of CardioGenesis' Scientific Advisory Board will continue to serve in such capacity.

ECLIPSE AND CARDIOGENESIS WILL BE UNABLE TO OBTAIN FDA APPROVAL IF THEIR PRODUCTS ARE NOT PROVEN SAFE AND EFFECTIVE IN CLINICAL TESTS. The FDA has not approved Eclipse's or CardioGenesis' TMR or PTMR laser systems for any indication in the United States. There can be no assurance regarding the clinical safety or efficacy of such systems. CardioGenesis has not begun clinical trials of its TTMR laser system and there can be no assurance this system will be approved for clinical trials. Conducting TMR clinical trials will:

- require substantial financial and management resources; and

- take several years.

Eclipse and CardioGenesis cannot assure you that their TMR and PTMR laser systems will prove to be safe or effective. The business, financial condition, and results of operations of Eclipse or CardioGenesis would be materially and adversely affected if their TMR and PTMR laser systems do not prove to be safe and effective in clinical trials.

ECLIPSE AND CARDIOGENESIS MAY SUFFER LOSSES FROM PRODUCT LIABILITY CLAIMS IF THEIR PRODUCTS CAUSE HARM TO PATIENTS. Eclipse and CardioGenesis are exposed to:

- potential product liability claims; and

- product recalls.

These risks are inherent in the design, development, manufacture and marketing of medical devices. The products of Eclipse and CardioGenesis are designed to be used in life-threatening situations where there is a high risk of serious injury or death and such companies could be subject to product liability claims if the use of their TMR or PTMR laser systems is alleged to have caused adverse effects on a patient or such products are believed to be defective.

Any regulatory clearance for commercial sale of these products will not remove these risks. Any failure to comply with the FDA's GMP or other regulations could have a material adverse effect on the ability of Eclipse or CardioGenesis to defend against product liability lawsuits. Although neither company has experienced any product liability claims to date, any such claims could have a material adverse effect on their business, financial condition and results of operations.

OUR INSURANCE MAY BE INSUFFICIENT TO COVER PRODUCT LIABILITY CLAIMS AGAINST
US. There can be no assurance that the product liability insurance maintained by Eclipse or CardioGenesis will:

- be adequate for any future product liability problems; or

- that such insurance coverage will continue to be available on commercially reasonable terms, or at all.

If such company were held liable for a product liability claim or series of claims in excess of its insurance coverage, such liability could have a material and adverse effect on such company's business, financial condition and results of operations.

Eclipse maintains insurance against product liability claims in the amount of:

- $10 million per occurrence; and

- $10 million in the aggregate.

CardioGenesis has coverage limits of:

- $5 million per occurrence and in the aggregate; and

- additional coverage limits of deutsche mark 1 million (approximately $546,000) per person and deutsche mark 50 million (approximately $27,300,000) in the aggregate for use of CardioGenesis' TMR laser systems in Germany.

These coverage limits may not adequately protect Eclipse or CardioGenesis from liabilities they might incur in connection with the development, manufacture and sale of their products since:

- TMR technology is not well understood; and

- there is a lack of data regarding the clinical safety and efficacy of TMR laser systems.

Eclipse or CardioGenesis may require increased product liability coverage if any products are commercialized. Product liability insurance is expensive and in the future may not be available on acceptable terms, if at all.

ECLIPSE AND CARDIOGENESIS MAY EXPERIENCE ADVERSE EFFECTS ON THEIR BUSINESSES RELATED TO YEAR 2000 ISSUES AFFECTING THEIR SUPPLIERS. Many currently installed computer systems and software products experience functional difficulty distinguishing between twenty-first century dates and twentieth century dates. This is commonly known as the Year 2000 Problem. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to function properly in the future.

As the products that Eclipse itself supplies to its customers are not dependent upon date data processing and do not have electrical ports for the connection of other devices, Eclipse believes that these products are Year 2000 compliant.

Eclipse does not anticipate any material disruption in its operations as a result of any internal or external Year 2000 compliance problems. However, Eclipse expects to prepare for minor delays in the receipt of materials and services as a result of third parties' failures to meet Year 2000 requirements. Eclipse cannot assure you that it will not experience unexpected delays or problems as a result of Year 2000 problems.

Eclipse is also working with its suppliers to ensure that its suppliers are Year 2000 compliant. If Eclipse is not able to procure adequate supplies, it will not be able to manufacture and sell its products, which would have a significant material adverse effect on its business and results of operations. Eclipse believes that the foregoing describes its most reasonably likely worst case Year 2000 scenario.

For a description of Year 2000 issues related to CardioGenesis, see page 108.

THE OPERATING RESULTS OF ECLIPSE AND CARDIOGENESIS ARE EXPECTED TO FLUCTUATE AND QUARTER TO QUARTER COMPARISONS OF THEIR RESULTS MAY NOT INDICATE FUTURE PERFORMANCE. The operating results of Eclipse and CardioGenesis have fluctuated significantly from quarter to quarter and are expected to fluctuate significantly from quarter to quarter due to a number of events and factors, including:

- the timing and results of clinical trials;

- delays associated with the FDA and other regulatory approval processes;

- the enactment of health care reform legislation and any changes in third party reimbursement policies;

- the level of product demand and the timing of customer orders;

- changes in competitive pricing policies;

- the ability to develop, introduce and market new and enhanced versions of products on a timely basis;

- deferrals in customer orders in anticipation of new or enhanced products;

- product quality problems;

- personnel changes;

- changes in strategy; and

- the level of international sales.

Eclipse and CardioGenesis believe that quarter to quarter comparisons of their operating results may not be a good indication of their future performance. It is likely that the operating results of Eclipse or CardioGenesis for a future quarter will fall below the expectations of public market analysts and investors. If this occurs, the price of such company's common stock may fall, perhaps substantially.

ECLIPSE AND CARDIOGENESIS MAY NOT BE ABLE TO SUCCESSFULLY MARKET THEIR PRODUCTS IF THEY FAIL TO OBTAIN THIRD PARTY REIMBURSEMENT FOR THE PROCEDURES PERFORMED WITH THEIR PRODUCTS. Few individuals are able to pay directly for the costs associated with the use of the products of Eclipse and CardioGenesis. In the United States, hospitals, physicians and other health care providers that purchase medical devices generally rely on third party payors, such as Medicare, to reimburse all or part of the cost of the procedure in which the medical device is being used. A failure by third party payors to provide adequate reimbursement for the TMR and PTMR procedures that use Eclipse or CardioGenesis products would have a material adverse effect on such company's business, financial condition, and results of operations.

Although Eclipse and CardioGenesis do not anticipate receiving reimbursements for their laser systems from Medicare during their clinical trials, they will seek reimbursement from other third party payors. There can be no assurance, however, that such reimbursement will be available.

Third party payors may deny reimbursement if they determine that the device used in a treatment is:

- unnecessary,

- inappropriate;

- experimental;

- used for a non-approved indication; or

- not cost-effective.

Potential purchasers must determine whether the clinical benefits of Eclipse and CardioGenesis TMR and PTMR laser systems justify:

- the additional cost or the additional effort required to obtain prior authorization or coverage; and

- the uncertainty of actually obtaining such authorization or coverage.

ECLIPSE AND CARDIOGENESIS MAY NOT ACHIEVE WIDE ACCEPTANCE OF THEIR PRODUCTS IN FOREIGN MARKETS IF THEY FAIL TO OBTAIN THIRD PARTY REIMBURSEMENT FOR THE PROCEDURES PERFORMED WITH THEIR PRODUCTS. If Eclipse or CardioGenesis obtains the necessary foreign regulatory registrations or approvals, market acceptance of such company's products in international markets would be dependent, in part, upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country. They include both government sponsored health care and private insurance. Although Eclipse and CardioGenesis expect to seek international reimbursement approvals, there can be no assurance any such approvals will be obtained in a timely manner, if at all. Failure to receive international reimbursement approvals could have a material adverse effect on market acceptance of TMR products in the international markets in which such approvals are sought.

OVERALL INCREASES IN MEDICAL COSTS COULD ADVERSELY AFFECT OUR BUSINESS. Eclipse and CardioGenesis believe that the overall escalating cost of medical products and services has led, and will continue to lead, to increased pressures on the health care industry, both foreign and domestic, to reduce the cost of products and services, including products offered by them. There can be no assurance in either United States or international markets that:

- third party reimbursement and coverage will be available or adequate;

- current reimbursement amounts will not be decreased in the future; or

- future legislation, regulation or reimbursement policies of third party payors will not otherwise adversely affect the demand for or the ability of Eclipse and CardioGenesis to profitably sell their products.

Fundamental reforms in the healthcare industry in the United States and Europe continue to be considered. Eclipse and CardioGenesis cannot predict whether or when any healthcare reform proposals will be adopted and what effect such proposals might have on their businesses.

                         COMPARATIVE MARKET PRICE DATA

The table below sets forth, for the calendar quarters indicated, the high and low closing prices of Eclipse common stock and CardioGenesis common stock as reported on Nasdaq. Eclipse effected the initial public offering of its common stock on May 31, 1996 and CardioGenesis effected the initial public offering of its common stock on May 22, 1996.

                                            ECLIPSE COMMON        CARDIOGENESIS
                                                STOCK              COMMON STOCK
                                          ------------------    ------------------
                                           HIGH        LOW       HIGH        LOW
                                          -------    -------    -------    -------
1996 CALENDAR YEAR
  Second Quarter........................  $16.50     $12.75     $20.75     $    13.50
  Third Quarter.........................   14.00       7.50      14.75           9.50
  Fourth Quarter........................   13.125      8.00      13.625         10.75

1997 CALENDAR YEAR
  First Quarter.........................    9.50       5.625     17.50          11.50
  Second Quarter........................    8.00       5.00      13.00           7.25
  Third Quarter.........................    9.625      7.00      13.625          9.75
  Fourth Quarter........................    9.00       5.50      12.50           5.375

1998 CALENDAR YEAR
  First Quarter.........................   12.938      5.875      9.25           6.50
  Second Quarter........................   12.875      9.375      7.875          4.25
  Third Quarter.........................   10.125      5.625      5.563          2.125
  Fourth Quarter........................   10.25       6.3125     6.438          1.75

1999 CALENDAR YEAR
  First Quarter (through February 8,
     1999)..............................   12.688      7.375      9.75           5.25

On October 21, 1998, the last full trading day prior to the public announcement of the execution and delivery of the reorganization agreement, the closing prices on Nasdaq were $8.7813 per share of Eclipse common stock and $2.2188 per share of CardioGenesis common stock. On February 8, 1999, the closing prices on Nasdaq were $12.625 per share of Eclipse common stock and $9.5625 per share of CardioGenesis common stock.

Because the exchange ratio for the merger is fixed, changes in the market price of Eclipse common stock will affect the dollar value of the shares of Eclipse common stock to be received by CardioGenesis stockholders in the merger. Eclipse shareholders and CardioGenesis stockholders are urged to obtain current market quotations for Eclipse common stock and CardioGenesis common stock prior to the special meetings.

Neither Eclipse nor CardioGenesis has ever paid cash dividends. Eclipse and CardioGenesis anticipate that the combined company will retain earnings for development of its business and will not distribute earnings to shareholders as dividends. The declaration and payment by the combined company of any future dividends and the amount thereof will depend upon the combined company's results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit agreements or senior securities and other factors deemed relevant by its Board of Directors.

                      WHERE YOU CAN FIND MORE INFORMATION

Eclipse and CardioGenesis file annual, quarterly and special reports, proxy statements and other information with the SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. You can also find our SEC filings at the SEC's website at www.sec.gov, or additional corporate information at Eclipse's website at www.eclipsesurg.com and CardioGenesis' website at www.cardiogenesis.com. Information found at the Eclipse website or the CardioGenesis website is not deemed to be a part of this joint proxy statement/prospectus.

Eclipse common stock and CardioGenesis common stock are quoted on the Nasdaq National Market and such reports, proxy statements and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc. located at 9513 Key West Avenue, Rockville, Maryland 20850. After the consummation of the merger, CardioGenesis will no longer file reports, proxy statements or other information with the SEC or Nasdaq. Instead such information will be provided, to the extent required, in filings made by Eclipse.

Eclipse was incorporated in California in April 1989. CardioGenesis was incorporated in California in September 1993 and changed its state of incorporation to Delaware in May 1996.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Eclipse is "incorporating by reference" into this joint proxy statement/prospectus the information contained in documents that it files with the SEC, which means that Eclipse can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this joint proxy statement/prospectus. Information in this joint proxy statement/prospectus supersedes information incorporated by reference that Eclipse filed with the SEC prior to the date of this joint proxy statement/prospectus, while information that Eclipse files later with the SEC will automatically update and supersede this information. Eclipse incorporates by reference the documents listed below and any future filings it will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this joint proxy statement/prospectus:

     - Eclipse's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     - The description of Eclipse common stock contained in its Registration Statement on Form 8-A filed with the SEC on April 18, 1996;

     - Eclipse's Definitive Proxy Statement on Schedule 14A dated March 25,
       1998;

     - Eclipse's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

     - Eclipse's Current Report on Form 8-K dated November 3, 1998; and

     - Eclipse's Current Report on Form 8-K dated December 11, 1998.

You may request a copy of any of these Eclipse filings, at no cost to you, by writing or telephoning Eclipse at:

                     Eclipse Surgical Technologies, Inc.
                     Attention: Investor Relations
                     1049 Kiel Court
                     Sunnyvale, CA 94089
                     Telephone (408) 747-0120

YOU SHOULD MAKE YOUR REQUEST BY MARCH 10, 1999 TO ENSURE DELIVERY OF ANY OF THE ABOVE DOCUMENTS PRIOR TO YOUR SPECIAL MEETING.

You should rely only on the information provided or incorporated by reference in this joint proxy statement/prospectus. We have authorized no one to provide you with different information. You should not assume that the information in this joint proxy statement/ prospectus is accurate as of any date other than the date on the front of the document.

                           FORWARD-LOOKING STATEMENTS

We have each made forward-looking statements in this joint proxy statement/prospectus (and Eclipse has made forward-looking statements in the documents that are incorporated by reference in this joint proxy statement/prospectus) that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of Eclipse, CardioGenesis or the combined company. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. You should note that the merger and an investment in securities of Eclipse involve certain risks and uncertainties that could affect the future financial results of Eclipse. Some of these risks include: risks related to the integration of Eclipse and CardioGenesis, risks associated with a fixed exchange ratio, risks relating to the respective businesses of Eclipse and CardioGenesis and other risks and uncertainties discussed under "Risk Factors" and elsewhere in this joint proxy statement/prospectus and in the Eclipse documents incorporated by reference. For more information on these risks, see "Risk Factors" beginning on page 12.

This joint proxy statement/prospectus contains trademarks of Eclipse and CardioGenesis and may contain trademarks of others.

                            ECLIPSE SPECIAL MEETING

DATE, TIME AND PLACE OF ECLIPSE SPECIAL MEETING

The Eclipse special meeting will be held at Eclipse's headquarters at 1049 Kiel Court, Sunnyvale, California 94089, on Wednesday, March 17, 1999 at 9:00 a.m. local time.

PURPOSE

The purpose of the Eclipse special meeting is to approve the reorganization agreement including the issuance of shares of Eclipse common stock to the CardioGenesis stockholders in the merger.

RECORD DATE AND OUTSTANDING SHARES

The Eclipse Board has fixed February 8, 1999 as the record date for the Eclipse special meeting. Only Eclipse shareholders of record on the record date are entitled to notice of and to vote at the Eclipse special meeting. As of the record date, there were approximately 178 shareholders of record holding an aggregate of approximately 17,621,323 shares of Eclipse common stock.

VOTE REQUIRED AND VOTING RIGHTS

Under California law and the charter documents of Eclipse, approval of the reorganization agreement including the issuance of shares of Eclipse common stock in the merger requires the affirmative vote of at least a majority of the shares of Eclipse common stock outstanding on the record date. Each shareholder of record of Eclipse common stock on the record date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the shareholders of Eclipse at the Eclipse special meeting.

The presence, in person or by properly executed proxy, of the holders of at least a majority of the outstanding shares of Eclipse common stock entitled to vote at the Eclipse special meeting will constitute a quorum. Broker non-votes and shares held by persons abstaining will be counted in determining whether a quorum is present at the Eclipse special meeting. For the Eclipse proposal, abstentions are counted as votes cast and accordingly have the same effect as votes against the proposal, whereas broker non-votes are not counted as votes cast and therefore once a quorum is present, will have no effect on the proposal.

The members of the Eclipse Board and certain executive officers of Eclipse, who together beneficially hold approximately 28% of the Eclipse common stock outstanding as of the record date, have entered into voting agreements with CardioGenesis, in which they have agreed, in their capacity as a shareholder of Eclipse, to vote in favor of the issuance of Eclipse common stock in the merger and have granted CardioGenesis an irrevocable proxy.

PROXIES

Each of the persons named in the Eclipse proxy as a proxy holder is an officer of Eclipse. All shares of Eclipse common stock that are entitled to vote and are represented at the Eclipse special meeting either in person or by properly executed proxies received prior to or at the Eclipse special meeting and not duly and timely revoked will be voted at the Eclipse special meeting according to the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted for approval of the reorganization agreement including the issuance of shares of Eclipse common stock in the merger.

Any proxy given in this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

     - filing with the Secretary of Eclipse at or before the taking of the vote at the Eclipse special meeting, a written notice of revocation bearing a later date than the proxy;

     - duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Eclipse before the taking of the vote at the Eclipse special meeting; or

     - attending the Eclipse special meeting and voting in person (although attendance at the Eclipse special meeting will not in and of itself constitute a revocation of a proxy).

Any written notice of revocation or later-dated proxy should be sent so as to be delivered to Eclipse at 1049 Kiel Court, Sunnyvale, California 94089, Attention:
Secretary, or hand-delivered to the Secretary of Eclipse, in each case at or before the taking of the vote at the Eclipse special meeting.

SOLICITATION OF PROXIES; EXPENSES

Eclipse will bear all costs of soliciting proxies for the Eclipse special meeting, except that Eclipse and CardioGenesis have each agreed to pay one-half of the filing and printing costs associated with this joint proxy statement/prospectus. In addition, Eclipse may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain Eclipse directors, officers and regular employees personally or by telephone, telegram, letter or facsimile. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. In addition, Eclipse has retained Morrow & Co. to assist in the solicitation of proxies from brokers, nominees, institutions and individuals at an estimated fee of $6,000 plus reimbursement of reasonable expenses. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such entities, and Eclipse will reimburse such entities for reasonable expenses incurred in connection therewith.

INDEPENDENT ACCOUNTANTS

One or more representatives of PricewaterhouseCoopers LLP, independent accountants for Eclipse, are expected to be present at the Eclipse special meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

RECOMMENDATION OF THE ECLIPSE BOARD

THE ECLIPSE BOARD HAS UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT AND THE MERGER AND HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, ECLIPSE AND ITS SHAREHOLDERS. AFTER CAREFUL CONSIDERATION, THE ECLIPSE BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE APPROVAL OF THE REORGANIZATION AGREEMENT INCLUDING THE ISSUANCE OF SHARES OF ECLIPSE COMMON STOCK IN THE MERGER.

                         CARDIOGENESIS SPECIAL MEETING

DATE, TIME AND PLACE OF CARDIOGENESIS SPECIAL MEETING

The CardioGenesis special meeting will be held at CardioGenesis' headquarters at 540 Oakmead Parkway, Sunnyvale, California, on Wednesday, March 17, 1999 at 9:00 a.m. local time.

PURPOSE

The purpose of the CardioGenesis special meeting is to approve and adopt the reorganization agreement and to approve the merger. CardioGenesis stockholders may also consider and vote upon such other matters as may properly come before the CardioGenesis special meeting or any adjournments of the meeting.

RECORD DATE AND OUTSTANDING SHARES

The CardioGenesis Board has fixed February 8, 1999 as the record date for the CardioGenesis special meeting. Only stockholders of record of CardioGenesis common stock on the record date are entitled to notice of, and to vote at, the CardioGenesis special meeting. As of the record date, there were 88 stockholders of record holding an aggregate of 12,385,051 shares of CardioGenesis common stock.

VOTE REQUIRED AND VOTING RIGHTS

The affirmative vote of the holders of at least a majority of the CardioGenesis common stock outstanding as of the record date is required to approve and adopt the reorganization agreement and approve the merger, according to the requirements of Delaware law and CardioGenesis' restated certificate of incorporation. Each stockholder of record of CardioGenesis common stock on the record date, will be entitled to cast one vote per share on each matter to be acted upon at the CardioGenesis special meeting.

The representation, in person or by proxy, of at least a majority of the outstanding shares of CardioGenesis common stock entitled to vote at the CardioGenesis special meeting is necessary to constitute a quorum for the transaction of business. The effect of an abstention or a broker non-vote is the same as a vote against the proposal for purposes of obtaining the required vote of a majority of the outstanding shares of CardioGenesis common stock to approve and adopt the reorganization agreement and approve the merger.

Certain CardioGenesis directors and certain executive officers of CardioGenesis, who together hold approximately 29% of the CardioGenesis common stock outstanding as of the record date, have entered into voting agreements with Eclipse in which they have agreed to vote in favor of the approval of the reorganization agreement and approval of the merger and have granted Eclipse an irrevocable proxy.

PROXIES

Each of the persons named in the CardioGenesis proxy as a proxy holder is an officer of CardioGenesis. All shares of CardioGenesis common stock that are entitled to vote and are represented at the CardioGenesis special meeting either in person or by properly executed proxies received prior to or at the CardioGenesis special meeting and not duly and timely revoked will be voted at the CardioGenesis special meeting according to the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted for the approval and adoption of the reorganization agreement and approval of the merger.

If any other matters are properly presented for consideration at the CardioGenesis special meeting, including a motion to adjourn the CardioGenesis special meeting to another time or place (including for purposes of soliciting additional proxies), unless otherwise indicated on a proxy, the person named as proxy and acting thereunder will have the discretion to vote on such matters in accordance with his or her best judgement. Such person will not vote any proxy that votes against the reorganization agreement and the merger in favor of a motion to adjourn the special meeting for purposes of soliciting additional proxies.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

     - filing with the Secretary of CardioGenesis at or before the taking of the vote at the CardioGenesis special meeting, a written notice of revocation bearing a later date than the proxy;

     - duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of CardioGenesis before the taking of the vote at the CardioGenesis special meeting; or

     - attending the CardioGenesis special meeting and voting in person (although attendance at the CardioGenesis special meeting will not in and of itself constitute a revocation of a proxy).

Any written notice of revocation or later-dated proxy should be sent so as to be delivered to CardioGenesis at 540 Oakmead Parkway, Sunnyvale, California 94086,
Attention: Secretary, or hand-delivered to the Secretary of CardioGenesis, in each case at or before the taking of the vote at the CardioGenesis special meeting.

SOLICITATION OF PROXIES; EXPENSES

CardioGenesis will bear all costs of soliciting proxies for the CardioGenesis special meeting, except that Eclipse and CardioGenesis have each agreed to pay one-half of the filing and printing costs associated with this joint proxy statement/prospectus. In addition, CardioGenesis may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain CardioGenesis directors, officers and regular employees personally or by telephone, telegram, letter or facsimile. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. In addition, CardioGenesis has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies from brokers, nominees, institutions and individuals at an estimated fee of $10,000 plus reimbursement of reasonable expenses. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such entities, and CardioGenesis will reimburse such entities for reasonable expenses incurred in the proxy solicitation.

INDEPENDENT ACCOUNTANTS

One or more representatives of PricewaterhouseCoopers LLP, independent accountants for CardioGenesis, are expected to be present at the CardioGenesis special meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

RECOMMENDATION OF THE CARDIOGENESIS BOARD

THE CARDIOGENESIS BOARD HAS UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT AND THE MERGER AND HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, CARDIOGENESIS AND ITS STOCKHOLDERS. AFTER CAREFUL CONSIDERATION, THE CARDIOGENESIS BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND APPROVAL OF THE MERGER.

CARDIOGENESIS STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

Certain statements made in this section are forward-looking statements. For a discussion of forward-looking statements, see page 28.

JOINT REASONS FOR THE MERGER

The Boards of Directors of Eclipse and CardioGenesis believe that by combining the complementary product lines of the two companies, the combined company would have the potential to realize long-term improved operating and financial results and a stronger position in the industry. Eclipse and CardioGenesis have each identified reasons for the merger, which are discussed below. In addition, the Eclipse Board and the CardioGenesis Board believe the following are reasons why the merger will be beneficial to both companies and their shareholders:

     - Eclipse and CardioGenesis believe that the business combination of Eclipse and CardioGenesis will create a leading provider of TMR laser systems employing a fiber optic platform with a significant clinical/regulatory lead over competitors.

     - Eclipse and CardioGenesis believe that their respective product lines are complementary and that the combined company can offer products designed with the best features of each company's approach to TMR procedures.

     - Eclipse and CardioGenesis estimate that the combined company will have a much larger installed base of products many of which will be installed at leading cardiological and cardiac surgery centers in the United States.

     - Eclipse and CardioGenesis believe that the combined company will have a substantial opportunity to consolidate their respective ongoing clinical trials and product development activities and reduce associated expenses.

     - Eclipse and CardioGenesis believe that the combined company will possess a significant proprietary patent position, supplementing Eclipse's issued patents with those of CardioGenesis.

     - Eclipse and CardioGenesis expect that the combined company will be able to achieve substantial benefits and considerable efficiencies from a single manufacturing plant that produces at higher manufacturing volumes and that absorbs manufacturing overhead to improve operating margins.

     - Eclipse and CardioGenesis believe the transaction will create potential annual cost savings of approximately $14.6 million. Annual cost savings in manufacturing are estimated to be $1.4 million consisting of reduced facilities and depreciation costs of $600,000 and salary and fringe benefits savings of $800,000. Estimated annual savings in the research and development and clinical and regulatory areas of $11.3 million consist of $10.0 million of reduced costs paid to outside parties related primarily to conducting and monitoring clinical trials, $1.2 million in savings related to salaries and fringe benefits and $100,000 of reduced depreciation costs. Estimated annual cost savings in general and administrative, and marketing and sales of approximately $1.9 million consist of $1.2 million in savings related to salaries and fringe benefits, $400,000 in reduced facilities and depreciation costs and $300,000 in reduced advertising costs. The figures above are annual amounts. Based upon the anticipated closing date of the merger, the combined company expects to realize cost savings of approximately $10.9 million during fiscal year 1999.

     - Eclipse shareholders and CardioGenesis stockholders will have the ability to participate in the potential for growth of the combined company.

Each Board of Directors recognizes that the ability of the combined company to realize the potential benefits of the merger is subject to a number of risks including those discussed on pages 12 through 25.

ECLIPSE'S ADDITIONAL REASONS FOR THE MERGER

On October 21, 1998, the Eclipse Board determined the merger to be advisable and fair and in the best interests of Eclipse and its shareholders and approved the reorganization agreement and the merger. The Eclipse Board unanimously recommends that the Eclipse shareholders vote FOR the approval of the reorganization agreement including the issuance of shares of Eclipse common stock in the merger.

In addition to the joint benefits described above, in the course of its deliberations the Eclipse Board considered a number of factors relating to the merger, including the following:

     - historical information concerning Eclipse's and CardioGenesis' respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the SEC;

     - Eclipse management's view of the financial condition, results of operations and businesses of Eclipse and CardioGenesis before and after giving effect to the merger;

     - current financial market conditions and historical market prices, volatility and trading information with respect to Eclipse common stock and CardioGenesis common stock;

     - the consideration to be received by CardioGenesis stockholders in the merger, the relationship between the market value of the Eclipse common stock to be issued in exchange for each share of CardioGenesis common stock, the market value of the CardioGenesis common stock and a comparison of comparable merger transactions;

     - the belief that the terms of the reorganization agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

     - Eclipse management's view of the prospects of Eclipse as an independent company;

     - the likelihood that in the future another party could enter into a strategic relationship with or acquire CardioGenesis if the merger were not undertaken;

     - the financial analysis performed by PaineWebber presented at Eclipse Board meetings on October 18, 1998 and October 21, 1998. This analysis is described on page 48 and was the basis for PaineWebber's opinion, dated October 21, 1998, that, as of such date, the exchange ratio was fair, from a financial point of view, to Eclipse;

     - the expected impact of the merger on Eclipse's customers and employees;

     - reports from Eclipse management, legal and financial advisors as to the results of their due diligence investigation of CardioGenesis; and

     - the expectation that the merger will be accounted for as a pooling of interests.

The Eclipse Board also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including:

     - the risk that the potential benefits sought in the merger might not be fully realized;

     - the possibility that the merger might not be consummated and the effect of public announcement of the merger on (a) Eclipse's sales and operating results, (b) Eclipse's ability to attract and retain key management and technical personnel and (c) progress of certain development projects;

     - the potential dilutive effect of the issuance of Eclipse common stock in the merger;

     - charges estimated at $4.0 to 6.0 million to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger; and

     - the risk that despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company, and that product lines and sales channels might not be timely or well integrated.

The foregoing discussion of the benefits and factors considered by the Eclipse Board is not intended to be exhaustive, but summarizes all material benefits and factors considered. The Eclipse Board did not find it practicable in view of the wide variety of factors it considered to quantify or otherwise assign relative weight to the specific factors considered. However, after taking into account all of the factors above, the Eclipse Board determined unanimously that the merger was fair and in the best interests of Eclipse and its shareholders and that Eclipse should proceed with the merger and the reorganization agreement.

CARDIOGENESIS' ADDITIONAL REASONS FOR THE MERGER

On October 21, 1998, the CardioGenesis Board determined the merger to be advisable and fair to, and in the best interests of, CardioGenesis and the CardioGenesis stockholders and approved the reorganization agreement and the merger. The CardioGenesis Board unanimously recommends that the CardioGenesis stockholders vote FOR the proposal to approve and adopt the reorganization agreement and approve the merger.

In addition to the joint benefits described above, in the course of its deliberations during CardioGenesis Board meetings held on October 12, 1998 and October 21, 1998, the CardioGenesis Board reviewed with CardioGenesis management a number of additional factors relevant to the merger, including the strategic overview and prospects for CardioGenesis, its products and its finances. At the October 21, 1998 meeting, the CardioGenesis Board considered a financial presentation by Bear Stearns, including the opinion of Bear Stearns, which concluded that the exchange ratio was fair, from a financial point of view, to the public stockholders of CardioGenesis on such date (a copy of which is attached as Appendix C).

The CardioGenesis Board also considered, among other matters:

     - historical information concerning CardioGenesis' and Eclipse's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company with the SEC;

     - CardioGenesis management's view as to the financial condition, results of operations and businesses of Eclipse and CardioGenesis before and after giving effect to the merger, based on management due diligence and publicly available financial information;

     - current financial market conditions and historical market prices, volatility and trading information with respect to Eclipse common stock and CardioGenesis common stock;

     - the consideration to be received by CardioGenesis stockholders in the merger and the relationship between the market value of the Eclipse common stock to be issued in exchange for each share of CardioGenesis common stock and a comparison of comparable merger transactions;

     - the tax and accounting treatments to be accorded the merger and the pro forma effect of same on the combined company;

     - CardioGenesis management's view as to the prospects of CardioGenesis as an independent company;

     - CardioGenesis management's view as to the potential for other parties to enter into strategic relationships with or to acquire Eclipse if the merger was not undertaken;

     - the impact of the merger on CardioGenesis' customers and employees; and

     - reports from CardioGenesis management, legal and financial advisors as to the results of their due diligence investigation of Eclipse.

The CardioGenesis Board considered generally the material terms of the merger and concluded that such terms were appropriate for a transaction of that type. The CardioGenesis Board also considered CardioGenesis' and Eclipse's respective rights to consider and negotiate other acquisition proposals in certain circumstances, as well as the possible effects of the provisions regarding termination fees.

The CardioGenesis Board took note of the fact that the reorganization agreement provides for a fixed exchange ratio, which posed some risk to CardioGenesis stockholders in the event of a decline in the value of Eclipse common stock. If such a decline occurred, the exchange ratio might represent less of a premium over the market price of CardioGenesis common stock than it represented on October 21, 1998. However, the CardioGenesis Board concluded that, from a long-range perspective, as distinguished from the market price of the Eclipse common stock on any given date, the exchange ratio represented an attractive price for CardioGenesis, in part, because it preserved the "upside" opportunity to benefit from any future increase in the market price of Eclipse common stock, whether due to the combination of the two companies or otherwise. Based on its familiarity with the medical device industry generally and information available to it with respect to Eclipse specifically, the CardioGenesis Board determined that the benefits of a fixed exchange ratio at least equaled, and possibly outweighed, the risks of such a pricing mechanism.

The CardioGenesis Board also identified and considered a number of other potentially negative factors in its deliberations concerning the merger, including:

     - the risk that the potential benefits sought in the merger might not be fully realized;

     - the possibility that the merger would not be consummated and the effect of the public announcement of the merger on (a) CardioGenesis' sales and operating results, (b) CardioGenesis' ability to attract and retain key management, marketing and technical personnel, and (c) progress of certain development projects;

     - charges estimated at $4.0 to 6.0 million to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger; and

     - the risk that despite the efforts of the combined company, key technical and management personnel may not remain employed by the combined company.

The CardioGenesis Board believed that these risks were outweighed by the potential benefits of the merger. See "Risk Factors -- Risks Related to the Merger."

The foregoing discussion of benefits and factors considered by the CardioGenesis Board is not intended to be exhaustive, but summarizes all material benefits and factors considered. The CardioGenesis Board did not assign any relative or specific weights to the foregoing factors nor did it specifically characterize any factor as positive or negative (except as described above), and individual directors may have given differing weights to different factors and may have viewed certain factors more positively or negatively than others. Throughout its deliberations, the CardioGenesis Board received the advice of Heller Ehrman White & McAuliffe, its legal advisor, and Bear Stearns, its financial advisor.

THE CARDIOGENESIS BOARD UNANIMOUSLY RECOMMENDS THAT CARDIOGENESIS STOCKHOLDERS APPROVE THE REORGANIZATION AGREEMENT AND THE MERGER.

MATERIAL CONTACTS AND BOARD DELIBERATIONS

In January 1998, Douglas Murphy-Chutorian, M.D., Chairman of the Board and Chief Executive Officer of Eclipse, contacted Allen W. Hill, President and Chief Executive Officer of CardioGenesis, and had a preliminary conversation concerning industry issues and generally regarding the possibility of a business combination. Mr. Hill advised the CardioGenesis Board of his conversation with Dr. Murphy-Chutorian. No further discussions were held between the parties.

In late August 1998, Dr. Murphy-Chutorian contacted Mr. Hill to determine whether CardioGenesis might be interested in a possible business combination between Eclipse and CardioGenesis. As a result of this conversation, Dr. Murphy-Chutorian and Mr. Hill met later in August 1998 and discussed the business objectives of each of Eclipse and CardioGenesis. They also discussed a possible business combination between the two companies and focused on the strengths and weaknesses of each company and the attributes, potential benefits and synergies of a business combination. Dr. Murphy-Chutorian and Mr. Hill agreed to report on the discussions at this meeting to their respective Boards of Directors.

On September 1, 1998, the Eclipse Board held a meeting at which a possible business combination with CardioGenesis was discussed. At this meeting, the Board directed management to invite Mr. Hill to make a presentation to the Eclipse Board.

On September 10 and September 16, 1998, Mr. Hill and Richard Powers, CardioGenesis' Chief Financial Officer, Executive Vice President of Finance and Administration, and Dr. Murphy-Chutorian and Richard Mueller, Eclipse's President and Chief Operating Officer, made presentations of non-confidential information to the Eclipse Board and the CardioGenesis Board, respectively, that included a description of each company's products, customer base and history. Each presentation included a discussion of each company's financial results for its current fiscal year through June 30, 1998 and the potential benefits and risks of a strategic combination of Eclipse and CardioGenesis. Following each presentation, each Board discussed at length a possible business combination of Eclipse and CardioGenesis, including the potential terms of such a transaction. Thereafter, each Board authorized its management to proceed with further discussions and to commence a more comprehensive review of the other company. Each Board also directed its management to engage an investment banking firm to render a fairness opinion with respect to a transaction, in the case of Eclipse, and to act as financial advisor, in the case of CardioGenesis, and to consult with their respective legal counsel regarding the structure and timing of a possible transaction.

During the weeks of September 13 and September 20, 1998, Dr. Murphy-Chutorian, Mr. Mueller, Kenneth E. Bennert, Chief Financial Officer of Eclipse, Mr. Hill, and Mr. Powers, along with their respective legal counsel and independent accountants, held discussions regarding the terms and structure of the proposed business combination. On September 20, 1998, Eclipse and CardioGenesis executed mutual confidential non-disclosure agreements providing for the exchange of non-public proprietary information by the two companies for the purpose of evaluating a possible business combination. Thereafter, Eclipse and CardioGenesis, and their respective legal counsel and independent accountants, conducted extensive due diligence reviews of, among other things, each other's business, assets, financial condition, results of operations, legal affairs and prospects.

On October 5, 1998, Eclipse retained PaineWebber to render a fairness opinion with respect to the proposed business combination with CardioGenesis and CardioGenesis retained Bear Stearns to act as its financial advisor in connection with the proposed business combination.

On October 12, 1998, the CardioGenesis Board held a special meeting at which the management of CardioGenesis, and its legal counsel, financial advisor and independent accountants, reviewed the status of their due diligence reviews of Eclipse, the potential benefits and risks associated with a business combination with Eclipse, including the likelihood of consummating the transaction, and the proposed terms of the reorganization agreement. After an extensive discussion, the Board approved the retention of Bear Stearns and authorized senior management and the company's legal counsel and financial advisor to continue negotiations with Eclipse.

At a special meeting held on October 16, 1998, the Eclipse Board discussed the potential benefits and risks associated with a business combination of Eclipse and CardioGenesis. Representatives from Wilson Sonsini Goodrich & Rosati, P.C.,
(WSGR) legal counsel to Eclipse, were also present at the meeting and reviewed the terms of the proposed transaction with the Board and reported to the Board on their ongoing due diligence review of CardioGenesis. WSGR also reviewed with the Board their fiduciary duties under California law. PaineWebber also attended the special meeting by telephone conference call. At the meeting, the Eclipse Board authorized management to continue negotiations with CardioGenesis and directed management to work with legal counsel and the independent accountants to continue their due diligence review.

On October 18, 1998, the Eclipse Board met with representatives of WSGR and PaineWebber to further consider the potential business combination with CardioGenesis. At this meeting, Eclipse senior management, WSGR and PaineWebber reported on the ongoing discussions with CardioGenesis, the further results of the due diligence evaluation of CardioGenesis and the principal terms of the reorganization agreement and related documents. WSGR also reviewed with the Board their fiduciary duties under California law. PaineWebber reviewed with the Eclipse Board its preliminary analysis as to the fairness of the proposed exchange ratio for the transaction. The PaineWebber analysis was based on the methodology used by PaineWebber to reach its fairness opinion which was delivered in final form on October 21, 1998. At the end of the meeting, the Eclipse Board authorized management to continue negotiations with CardioGenesis and directed management to work with legal counsel and the independent accountants to complete their due diligence review.

During October 1998, Dr. Murphy-Chutorian, Messrs. Mueller and Bennert and Messrs. Hill and Powers, along with their respective legal counsel and independent accountants, continued to discuss the terms and structure of the proposed business combination. During this time, Eclipse and CardioGenesis and their respective legal counsel and independent accountants continued their due diligence reviews of the other company.

On October 21, 1998, the CardioGenesis Board held a special meeting to discuss with senior management and its legal counsel, financial advisor and independent accountants, the proposed terms of the business combination and the status of the due diligence reviews on Eclipse. Legal counsel reported on its ongoing review of Eclipse's legal affairs, and members of senior management and the company's accountants and financial advisor reported on the results of the business, financial and FDA due diligence with respect to Eclipse. Bear Stearns then presented, and the directors reviewed and discussed, certain financial analyses with respect to CardioGenesis, Eclipse and the proposed business combination as described under "-- Bear Stearns Opinion" on page 48; and counsel reviewed the changes negotiated in the form of reorganization agreement. The Board agreed to adjourn the meeting and reconvene later in the day to consider the final terms of the business combination and further consider the matters presented and discussed.

At the reconvened meeting, the CardioGenesis Board discussed the final changes to the reorganization agreement and related documents, and received updated reports from its senior management, legal counsel and financial advisor. Bear Stearns then delivered to the Board its opinion that the exchange ratio was fair, from a financial point of view, to CardioGenesis stockholders. After further discussion, the CardioGenesis Board:

     - determined that the terms of the reorganization agreement and transactions contemplated thereby were fair to, and in the best interests of, CardioGenesis stockholders,

     - approved the reorganization agreement and related documents, and the merger, and

     - resolved to recommend that the CardioGenesis stockholders vote in favor of the approval and adoption of the reorganization agreement and approval of the merger at a special meeting of the CardioGenesis stockholders to be held for such purpose.

On October 21, 1998, the Eclipse Board held a special meeting by telephone conference call to discuss with senior management, WSGR and PaineWebber the proposed terms of the reorganization agreement and the status of the ongoing negotiations with CardioGenesis regarding such agreement and related documents. Prior to the meeting, the directors had been provided with the current version of the reorganization agreement and related documents. The Board also received an update on the additional due diligence that had been conducted. The Eclipse Board discussed in detail the terms of the proposed transaction and agreed to hold another meeting later in the day to consider the final terms of the transaction.

Later on October 21, 1998, the Eclipse Board held another special meeting by telephone conference call to consider the proposed final terms of the reorganization agreement, the merger and related documents. Representatives from WSGR and PaineWebber also participated in the meeting. The directors discussed with WSGR the proposed final changes to the reorganization agreement and related documents. At this meeting, PaineWebber provided the Eclipse Board with its oral and written opinion that the exchange ratio was fair, from a financial point of view, to Eclipse. Upon further discussion among the directors, the Eclipse Board unanimously:

     - determined that the terms of the reorganization agreement and the transactions contemplated thereby were fair to, and in the best interests of Eclipse shareholders;

     - approved the reorganization agreement, the merger and all related agreements and

     - resolved to recommend that the Eclipse shareholders vote in favor of the reorganization agreement including the issuance of Eclipse common stock in connection with the merger at a special meeting of the Eclipse shareholders to be held for such purpose.

Later on October 21, 1998, following the Eclipse Board meeting and the CardioGenesis Board meeting, the reorganization agreement was executed by both companies and the related documents were executed by certain officers and directors of Eclipse and CardioGenesis. On October 22, 1998, prior to the beginning of trading, Eclipse and CardioGenesis issued a joint press release announcing the proposed business combination.

PAINEWEBBER OPINION

THE FULL TEXT OF THE PAINEWEBBER OPINION, DATED OCTOBER 21, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS DOCUMENT. YOU SHOULD READ THE PAINEWEBBER OPINION CAREFULLY AND IN ITS ENTIRETY. THE SUMMARY OF THE PAINEWEBBER OPINION INCLUDED IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PAINEWEBBER OPINION.

Eclipse retained PaineWebber to render an opinion as to whether or not the CardioGenesis/Eclipse exchange ratio was fair, from a financial point of view, to Eclipse.

In connection with the consideration by the Eclipse board of directors of the reorganization agreement, PaineWebber delivered its written opinion, dated October 21, 1998, to the effect that, as of that date, and based upon its review and assumptions and subject to the limitations summarized below, the exchange ratio is fair, from a financial point of view, to Eclipse. The PaineWebber opinion was directed to, and prepared at the request and for the information of, the Eclipse board of directors and does not constitute a recommendation to any holder of Eclipse common stock as to how any such shareholder should vote with respect to the merger. The methodology used by PaineWebber to reach the fairness opinion formed the basis for the PaineWebber presentation to the Eclipse Board on October 18, 1998.

In arriving at its opinion, PaineWebber, among other things:

     - reviewed, among other public information, CardioGenesis' annual reports, forms 10-K and related financial information for the two fiscal years ended December 31, 1997 and CardioGenesis' form 10-Q and the related unaudited financial information for the six months ended June 30, 1998;

     - reviewed, among other public information, Eclipse's annual reports, forms 10-K and related financial information for the two fiscal years ended December 31, 1997 and Eclipse's form 10-Q and the related unaudited financial information for the six months ended June 30, 1998;

     - reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of CardioGenesis and Eclipse, furnished to PaineWebber by or on behalf of CardioGenesis and Eclipse;

     - reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the pro forma combined entities, furnished by Eclipse;

     - conducted discussions with members of senior management of CardioGenesis and Eclipse concerning their respective businesses and prospects;

     - reviewed the historical market prices and trading activity for CardioGenesis common stock and Eclipse common stock and compared them with those of certain other publicly traded companies which PaineWebber deemed to be relevant;

     - compared the financial position and results of operations of CardioGenesis and Eclipse with those of certain companies which PaineWebber deemed to be relevant;

     - compared the proposed financial terms of the merger with the financial terms of certain other mergers and acquisitions which PaineWebber deemed to be relevant;

     - reviewed a draft of the reorganization agreement; and

     - reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as PaineWebber deemed necessary, including PaineWebber's assessment of regulatory, general economic, market and monetary conditions.

In preparing the PaineWebber opinion:

     - PaineWebber relied upon the accuracy and completeness of all information supplied or otherwise made available to it by Eclipse and CardioGenesis.

     - PaineWebber did not assume any responsibility to independently verify such information. With respect to the financial forecasts examined by PaineWebber,

       PaineWebber assumed that they were reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of Eclipse and CardioGenesis as to the future performance of the Eclipse and CardioGenesis.

     - PaineWebber also relied upon assurances of the management of Eclipse and CardioGenesis that they are unaware of any facts that would make the information or financial forecasts provided to PaineWebber incomplete or misleading.

     - PaineWebber did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Eclipse or CardioGenesis nor was PaineWebber furnished with any such evaluations or appraisals.

PaineWebber has also assumed the following with Eclipse's consent:

     - The merger will be a tax-free reorganization.

     - The merger will be accounted for under the pooling-of-interests accounting treatment.

     - Any material liabilities (contingent or otherwise, known or unknown) of Eclipse and CardioGenesis were as set forth in the consolidated financial statements of Eclipse and CardioGenesis.

No opinion was expressed in the PaineWebber opinion as to the price at which the securities of Eclipse may trade at any time. The PaineWebber opinion was based on economic, monetary and market conditions existing on the date of the opinion.

The following paragraphs summarize the material analyses performed by PaineWebber in arriving at the PaineWebber opinion.

Stock trading history. PaineWebber reviewed trading prices for the shares of CardioGenesis common stock. This stock trading history review indicated that for CardioGenesis' latest twelve months ended October 19, 1998, the low and high closing prices were $1.75 and $9.50. PaineWebber also reviewed CardioGenesis stock price averages over periods prior to October 19, 1998 as set forth in the following table.

              TRADING PERIOD                AVERAGE PRICE
              --------------                -------------
Latest 30 days............................      $2.41
Latest 60 days............................      $2.71
Latest 90 days............................      $3.36
Latest 120 days...........................      $3.81

PaineWebber also reviewed trading prices for the shares of Eclipse common stock. This stock trading history review indicated that for Eclipse's last twelve months ended October 19, 1998, the low and high closing prices were $5.50 and $13.50. PaineWebber also reviewed Eclipse stock price averages over periods prior to October 19, 1998 as set forth in the following table.

              TRADING PERIOD                AVERAGE PRICE
              --------------                -------------
Latest 30 days............................     $ 8.88
Latest 60 days............................     $ 7.75
Latest 90 days............................     $ 9.88
Latest 120 days...........................     $10.56

Exchange ratio analysis. PaineWebber calculated exchange ratios based on the trading price relationship between CardioGenesis common stock and Eclipse common stock from May 30, 1996 to October 19, 1998. This exchange ratio review indicated that the low and high implied CardioGenesis/Eclipse exchange ratio were 0.2238x and 2.6000x. PaineWebber also reviewed the CardioGenesis/Eclipse exchange ratio on the dates set forth in the following table.

                  DATE                     EXCHANGE RATIO
                  ----                     --------------
October 19, 1998.........................     0.3333x
30 days prior............................     0.2676x
60 days prior............................     0.4355x
90 days prior............................     0.5506x
120 days prior...........................     0.4734x
One year prior...........................     1.1429x

Selected comparable public company analysis. Using publicly available information, PaineWebber compared selected historical and projected financial, operating and stock market performance data of CardioGenesis and Eclipse to the corresponding data of the comparable companies. The comparable companies consisted of:

CardioGenesis                  Cambridge Heart, Inc.
Eclipse                        Endosonics Corporation
PLC Systems Inc.               Heartport, Inc.
Arthrocare Corporation         Perclose, Inc.
ATS Medical, Inc.              Thoratec Laboratories Corporation

PaineWebber reviewed, among other information, the comparable companies' multiples of total enterprise value (market value plus total debt less cash and cash equivalents as of June 30, 1998) to (1) projected calendar year 1999 revenue and (2) projected calendar year 2000 revenue. PaineWebber also reviewed, among other information, the comparable companies' multiples of market value to
(1) projected calendar year 1999 earnings per share (EPS) and (2) projected calendar year 2000 EPS. All projected calendar year 1999 and 2000 estimates were based on publicly available research estimates for the comparable companies and on the projections for CardioGenesis and Eclipse as provided by Eclipse management. The comparable companies analysis resulted in the following range of values as of October 19, 1998:

                ANALYSIS                  MULTIPLE RANGE
                --------                  --------------
Projected calendar year 1999 revenue....  1.01x to 4.60x
Projected calendar year 2000 revenue....  0.18x to 3.33x
Projected calendar year 1999 EPS........  9.1x to 87.5x
Projected calendar year 2000 EPS........  4.4x to 18.9x

When Eclipse and CardioGenesis were excluded from the comparable companies the same multiple ranges resulted as above, except the projected calendar year 1999 EPS ranged from 12.7x to 87.5x and the projected calendar year 2000 EPS ranged from 12.6x to 18.9x.

PaineWebber applied the comparable companies' median multiples to CardioGenesis' projected calendar year 1999 and 2000 revenue and EPS, as provided by Eclipse management, and derived a range of fully diluted equity values for CardioGenesis of $8.51 to $23.12 per CardioGenesis share. Based on a closing stock price of $8.25 for Eclipse common stock as of October 19, 1998, such derived equity value range for CardioGenesis implied an exchange ratio range of 1.0314x to 2.8027x.

Discounted cash flow analysis. PaineWebber analyzed CardioGenesis based on an unleveraged discounted cash flow analysis of CardioGenesis projections, as provided by Eclipse management. The discounted cash flow analysis determined the discounted present value of the unleveraged after-tax cash flows generated over the time period included in the projections and then added a terminal value based upon a range of revenue multiples from 1.00x to 1.75x and earnings before interest and taxes (EBIT) multiples from 8.0x to 11.0x. The unleveraged after-tax cash flows and terminal value were discounted using a range of discount rates from 15.0% to 22.5%. Based on this analysis, PaineWebber derived a range of possible CardioGenesis fully diluted equity values of $10.66 to $23.58 per share. Based on the closing stock price of $8.25 for Eclipse Common Stock on October 19, 1998, this range of equity values implied an exchange ratio range of 1.2924x to 2.8581x.

PaineWebber also analyzed Eclipse based on an unleveraged discounted cash flow analysis of Eclipse projections, as provided by Eclipse management. The discounted cash flow analysis was performed using the same methodology, range of terminal value multiples and range of discount rates as were utilized in the analysis of CardioGenesis above. Based on this analysis, PaineWebber derived a range of possible Eclipse fully diluted equity values of $6.41 to $9.59 per share.

Premiums paid analysis. PaineWebber reviewed purchase price per share premiums paid in 153 publicly-disclosed cash and stock merger transactions announced since January 1, 1998 with market values between $30.0 million and $200.0 million. PaineWebber also reviewed purchase price per share premiums paid in 21 publicly-disclosed cash and stock merger transactions of companies affiliated with the life sciences sector announced since January 1, 1997 with market values between $30.0 million and $200.0 million. This analysis indicated mean premiums to the target's closing stock price as indicated in the following table:

          DATE PRIOR TO                         MEAN OF                     MEAN OF LIFE SCIENCES
           ANNOUNCEMENT                     ALL TRANSACTIONS                     TRANSACTIONS
          -------------                     ----------------                ---------------------
             One Day                             27.6%                              21.4%
             One Week                             34.4                               29.3
            Four Weeks                            37.0                               41.0

Based on the closing prices of CardioGenesis' common stock one day, one week and four weeks prior to its closing stock price of October 19, 1998, applying the mean premiums to the applicable stock prices yielded fully diluted equity values of $2.91 to $3.83 per share. Based on the closing stock price of $8.25 for Eclipse common stock on October 19, 1998, this range of equity values implied an exchange ratio range of 0.3526x to 0.4642x.

Selected comparable mergers and acquisitions analysis. PaineWebber reviewed publicly available financial information for selected mergers and acquisitions involving companies that are affiliated with the life sciences sector. The selected mergers and acquisitions PaineWebber analyzed included
(acquiror/target):

     - Medtronic, Inc./Instent Inc.

     - St. Jude Medical Inc./Ventritex, Inc.

     - Endosonics Corporation/Cardiometrics, Inc.

     - Johnson & Johnson/Biopsys Medical, Inc.

     - Guidant Corporation/EndoVascular Tech.

     - Hewlett-Packard Company/Heartstream Inc.

     - Medtronic, Inc./Physio-Control International Corporation

     - Medtronic, Inc./AVECOR Cardiovascular Inc.

     - Guidant Corporation/InControl Inc.

PaineWebber reviewed the consideration paid (based on stock prices on the day prior to the announcement of the transaction) in the comparable transactions and calculated the multiples of total enterprise value to the following:

     - the target's last twelve months (prior to the announcement of the transaction) revenue;

     - the target's projected one-year forward revenue;

     - the target's projected two-year forward revenue;

     - the target's projected one-year forward EBIT;

     - the target's projected two-year forward EBIT

PaineWebber also calculated multiples of market value to (1) projected one-year forward EPS and (2) projected two-year forward EPS. All projected one-year and two-year forward results were based on publicly available research estimates prior to the announcement of the transaction. PaineWebber also reviewed multiples of the consideration paid to the target's book value. The comparable transactions analysis resulted in the following range of values:

                   ANALYSIS                      MULTIPLE RANGE
                   --------                      ---------------
Last twelve months revenue.....................  2.02x to 79.72x
Projected one-year forward revenue.............  1.91x to 18.43x
Projected two-year forward revenue.............   1.78x to 7.37x
Projected one-year forward EBIT................   20.4x to 90.9x
Projected two-year forward EBIT................   16.6x to 25.0x
Projected one-year forward EPS.................   26.4x to 98.4x
Projected two-year forward EPS.................    8.3x to 37.2x
Book value.....................................    2.7x to 43.4x

Contribution analysis. PaineWebber analyzed Eclipse's and CardioGensis' relative contribution to the combined entity with respect to projected revenue, EBIT and pre-tax income based on projections provided by Eclipse management including synergies. Based on the exchange ratio, holders of CardioGenesis common stock will own approximately 35.2% of the common stock outstanding of the combined company after giving effect to the merger. CardioGenesis is estimated to contribute to the combined entity as follows:

                      ANALYSIS                        CONTRIBUTION
                      --------                        ------------
Projected 1999 revenue..............................      32.0%
Projected 2000 revenue..............................      45.9%
Projected 1999 EBIT.................................      41.6%
Projected 2000 EBIT.................................      55.6%
Projected 1999 pre-tax income.......................      41.4%
Projected 2000 pre-tax income.......................      53.1%

The results of this contribution analysis are not necessarily indicative of the contributions that the respective businesses may have in the future.

Pro forma merger analysis. PaineWebber performed an analysis of the potential pro forma effect of the merger on Eclipse's projected EPS for the fiscal years 1999 through 2003. In performing this analysis, PaineWebber assumed, with Eclipse's consent, (1) the merger would be accounted for under the pooling-of-interests method of accounting; and (2) synergies may be achieved as a result of the merger. PaineWebber combined the projected operating results of Eclipse (provided by Eclipse management) with the projected operating results of CardioGenesis (provided by Eclipse management) to arrive at the combined company projected net income. PaineWebber divided this by the pro forma fully diluted shares outstanding to arrive at a combined company fully diluted EPS. PaineWebber then compared the combined company projected EPS to Eclipse's projected EPS based on the projections to determine the pro forma impact on Eclipse's projected EPS.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the PaineWebber opinion. In its analyses, PaineWebber made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Eclipse and CardioGenesis. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Due to the substantial uncertainty inherent in and the subjective nature of the assumptions underlying its analyses and estimates, PaineWebber's opinion is necessarily qualified by the accuracy of these assumptions. PaineWebber cannot and does not guarantee the accuracy of these assumptions.

Eclipse selected PaineWebber to render a fairness opinion in connection with the merger because PaineWebber is a prominent investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes.

Pursuant to an engagement letter between Eclipse and PaineWebber dated October 5, 1998, PaineWebber earned a fee of $500,000 for rendering the opinion. In addition, PaineWebber will be reimbursed for certain of its related expenses. Eclipse also agreed, under separate agreement, to indemnify PaineWebber, its affiliates and each of its directors, officers, agents and employees and each person, if any, controlling PaineWebber or any of its affiliates against certain liabilities, including liabilities under federal securities laws.

In the past, PaineWebber and its affiliates, have provided investment banking services to Eclipse and have received customary fees for rendering these services.

In the ordinary course of PaineWebber's business, PaineWebber may actively trade the securities of Eclipse and CardioGenesis for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

BEAR STEARNS OPINION

CardioGenesis retained Bear Stearns to act as its financial advisor in connection with the merger. In connection with such engagement, CardioGenesis requested that Bear Stearns render its opinion as to the fairness, from a financial point of view, of the exchange ratio to the public stockholders of CardioGenesis.

On October 21, 1998, in connection with the evaluation of the merger by the CardioGenesis Board, Bear Stearns rendered its oral opinion that, as of such date, and subject to certain assumptions, factors and limitations described below, the exchange ratio was fair, from a financial point of view, to the public stockholders of CardioGenesis. Bear Stearns also delivered a written opinion to the CardioGenesis Board, that, as of October 21, 1998, the exchange ratio was fair, from a financial point of view, to the public stockholders of CardioGenesis.

THE FULL TEXT OF THE BEAR STEARNS FAIRNESS OPINION, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH SUCH OPINION, IS ATTACHED AS APPENDIX C TO THIS JOINT PROXY STATEMENT/ PROSPECTUS. STOCKHOLDERS ARE URGED TO READ THE BEAR STEARNS OPINION IN ITS ENTIRETY. THE BEAR STEARNS OPINION ADDRESSES ONLY THE EXCHANGE RATIO UNDER THE REORGANIZATION AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CARDIOGENESIS STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE CARDIOGENESIS SPECIAL MEETING. THE DESCRIPTION OF THE BEAR STEARNS OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

In arriving at its opinion, Bear Stearns:

     - reviewed the reorganization agreement dated October 21, 1998;

     - reviewed CardioGenesis' and Eclipse's Annual Reports to Stockholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1996 and December 31, 1997, and Quarterly Reports on Form 10-Q for the periods ended March 31, 1998 and June 30, 1998;

     - reviewed certain operating and financial information, including projections, provided to it by management relating to CardioGenesis' and Eclipse's business and prospects;

     - met with certain members of CardioGenesis' and Eclipse's senior management to discuss each company's operations, historical financial statements and future prospects, including, without limitation, the timing and extent of regulatory approvals and successful commercial introductions of certain products;

     - reviewed the historical market prices and trading volumes of the common shares of CardioGenesis and Eclipse;

     - reviewed publicly available financial data, stock market performance data and valuation parameters of companies which Bear Stearns deemed generally comparable to CardioGenesis and Eclipse;

     - reviewed the terms of recent mergers and acquisitions of companies which Bear Stearns deemed generally comparable to CardioGenesis and the merger;

     - considered the pro forma effects of the merger on Eclipse's revenues, operating income, and earnings, including pre-tax amounts of synergies expected by CardioGenesis and Eclipse following the merger; and

     - conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

In conducting its analysis, Bear Stearns relied upon and assumed, without independent verification, the following:

     - the accuracy and completeness of the financial and other projections provided by CardioGenesis' and Eclipse's senior managements;

     - the best currently available estimates and judgements of the senior managements of CardioGenesis and Eclipse with respect to potential synergies which could be achieved upon completion of the merger;

     - the assumptions made by the senior managements of CardioGenesis and Eclipse regarding the timing and extent of regulatory approvals and reimbursement and successful introductions of certain products and that the receipt and timing of regulatory approvals and reimbursement and successful commercial introductions have a material impact on the projected financial results of the respective companies and potential synergies;

     - the assurances of the senior managements of CardioGenesis and Eclipse that they were unaware of any facts that would make the information or projections provided incomplete or misleading; and

     - the merger will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and that the merger will qualify as a pooling of interests under GAAP.

In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisals of the assets or liabilities of CardioGenesis or Eclipse, nor were they furnished with any such appraisals.

The Bear Stearns opinion was necessarily based on economic, market and other conditions, and the information made available to Bear Stearns, as of the date of the Bear Stearns opinion. Bear Stearns did not express any opinion as to the price or range of prices at which shares of common stock of Eclipse may trade prior to or subsequent to the consummation of the merger.

In connection with preparing and rendering its opinion, Bear Stearns performed a variety of valuation, financial and comparative analyses. The summary of such analyses, as set forth below, does not purport to be a complete description of the analyses underlying the Bear Stearns opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. Bear Stearns believes that its analyses must be considered as a whole, and that selecting portions of its analyses and the factors considered by it without considering all such factors and analyses, could create an incomplete view of the processes underlying the Bear Stearns opinion. Moreover, the estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may actually be sold. Accordingly, such estimates are inherently subject to substantial uncertainties.

The following is a summary of the material valuation, financial and comparative analyses presented by Bear Stearns to the CardioGenesis Board of Directors on October 21, 1998 in connection with its opinion as of such date.

Historical Stock Performance. Bear Stearns reviewed the performance of the per share stock market price and equity value of CardioGenesis common stock and Eclipse common stock for selected time periods since the initial public offering of each company. Time periods selected were; at the initial public offering, first close after the initial public offering, average from initial public offering to October 21, 1998, trailing 2-year, 12-month, 6-month, 3-month, and 30-day averages and closing price as of October 21, 1998.

The share prices and equity values on the selected dates were as follows:

                                          CARDIOGENESIS               ECLIPSE SURGICAL
                                    --------------------------   --------------------------
                                    SHARE PRICE   EQUITY VALUE   SHARE PRICE   EQUITY VALUE
                                    -----------   ------------   -----------   ------------
At IPO............................    $20.00         $238.5        $16.00         $250.9
First close after IPO.............     20.50          244.5         16.50          258.8
IPO -- October 21, 1998...........      9.75          119.1          8.91          154.1
Trailing 2-year average...........      9.14          111.6          8.42          145.6
Trailing 12-months average........      6.08           74.2          8.88          153.5
Trailing 6-months average.........      4.50           55.0          9.23          159.6
Trailing 3-months average.........      3.29           40.2          7.63          131.9
Trailing 30-days average..........      2.41           29.5          8.04          139.0
Closing price -- October 21,
  1998............................      2.22           27.1          8.78          151.9

In addition, Bear Stearns reviewed the trading levels of the common stock of each company at different market prices from the initial public offering to October 21, 1998. Bear Stearns also reviewed the implied value per share to be received by CardioGenesis stockholders based on the exchange ratio. Bear Stearns determined that based on (i) the October 21, 1998 closing price of $2.22 per share of CardioGenesis common stock and (ii) the October 21, 1998 closing price of $8.78 per share of Eclipse common stock, the merger implied a value per share of $7.03 for CardioGenesis common stock, which represented a premium of 216.6% over the October 21, 1998 closing price.

Pro Forma Merger Analysis. Bear Stearns prepared pro forma analyses of the financial impact of the merger. Using the actual financial results for the fiscal year ended

December 31, 1997, the latest twelve months ended June 30, 1998, the latest quarter annualized, and projected financial results provided by their respective managements for the fiscal years ending December 31, 1998 through December 31, 2002, for both CardioGenesis and Eclipse, Bear Stearns compared the results of the respective companies on a stand-alone basis with the results of the companies combined on a pro forma basis to give effect to the merger. These comparisons were based on the following assumptions: (a) an exchange ratio of
0.80 and (b) the merger being accounted for as a pooling of interests. The analysis indicated that the proposed transaction would be accretive to CardioGenesis stockholders in the years 1998-2001 and dilutive to earnings in 2002. From the pro forma analyses, Bear Stearns performed the Relative Contribution Analysis and Has/Gets Analysis outlined below.

Relative Contribution Analysis. Bear Stearns calculated the relative contribution by each of CardioGenesis and Eclipse to the combined company (assuming no synergies) with respect to revenue, EBIT and net income. In 1998 to 2000, CardioGenesis, on a stand-alone basis expects to be operating at a loss and thus a relative contribution analysis is not meaningful. CardioGenesis' relative contribution to the combined company in the years 1998 - 2002 is as follows:

                                              CARDIOGENESIS RELATIVE CONTRIBUTION
                                              ------------------------------------
                                              1998    1999    2000    2001    2002
                                              ----    ----    ----    ----    ----
Revenue.....................................  34%     21%     37%     42%     44%
EBIT........................................   NM      NM      NM      27      49
Net Income..................................   NM      NM      NM      27      48

By way of comparison, Bear Stearns observed that the exchange ratio would result in holders of CardioGenesis common stock receiving a 36% ownership position in the newly combined company.

Has/Gets Analysis. Bear Stearns also conducted a has/gets analysis for 1998-2002 estimated revenues, EBIT and earnings per share. Giving effect to the exchange ratio, the has/gets analysis, assuming synergies, implies the merger would be accretive to CardioGenesis stockholders in 1998, 1999, 2000 and 2001, and dilutive to CardioGenesis stockholders in 2002. In performing such analyses Bear Stearns did not take into account any future equity financings by either company which may be required to fund future operations. Pro forma for the merger, the effect on earnings per share to CardioGenesis stockholders is as follows:

                                             CARDIOGENESIS EARNINGS PER SHARE
                                         ACCRETION/(DILUTION), ASSUMING SYNERGIES
                                        ------------------------------------------
                                         1998     1999     2000     2001     2002
                                        ------   ------   ------   ------   ------
CardioGenesis earnings per share......  $(2.04)  $(1.54)  $(0.31)  $ 0.55   $ 1.45
Earnings per share after the merger...   (1.26)    0.09     0.53     0.84     1.22
Earnings per share
  accretion/(dilution)................    0.77     1.63     0.84     0.29    (0.23)

Comparable Company Analysis. Bear Stearns compared certain operating, financial, trading and valuation information for CardioGenesis and Eclipse to certain publicly available operating, financial, trading and valuation information of seven selected small capitalization medical device companies, which, in Bear Stearns' judgement, were the most comparable to CardioGenesis and Eclipse for the purposes of this analysis. These companies included:

     - CardioThoracic Systems Inc.,

     - Computer Motion, Inc.,

     - EndoSonics Corporation,

     - Heartport, Inc.,

     - Novoste Corporation,

     - Perclose Inc., and

     - PLC Systems Inc.

Bear Stearns' analysis was based on the closing prices on October 21, 1998. For comparative purposes, Bear Stearns calculated the implied price per share and related valuation multiples for CardioGenesis based on the October 21, 1998 Eclipse closing stock price of $8.78, which implied a per share price of $7.03 for CardioGenesis. The comparable companies analysis resulted in the following set of valuation multiples relative to the merger:

                                                                    SELECTED
                                                              COMPARABLE COMPANIES
                                                             ----------------------
                                                   MERGER    LOW     HIGH     MEAN
                                                   ------    ----    -----    -----
Price/2000 estimated earnings per share..........   12.8x    9.2x    42.1x    14.6x
Price/2001 estimated earnings per share..........    4.8     3.3     17.1      5.9

Bear Stearns noted in its analysis that all of the comparable companies selected were small capitalization, early-stage medical device companies operating at a loss, as are CardioGenesis and Eclipse, and thus the derivation of meaningful valuation parameters was limited.

Precedent Transaction Analysis. Bear Stearns reviewed and analyzed the publicly available financial terms of five selected precedent merger and acquisition transactions. In Bear Stearns' judgement these were the most comparable recent transactions involving small capitalization target companies in the medical device industry. These five transactions included:

     - Johnson & Johnson's pending acquisition of FemRx,

     - Hewlett Packard's acquisition of Heartstream,

     - Johnson & Johnson's acquisition of Gynecare,

     - Urohealth Systems' acquisition of Imagyn Medical, and

     - EndoSonics' acquisition of Cardiometrics.

Bear Stearns reviewed the prices paid in the precedent transactions and analyzed various operating and financial information and imputed premiums paid, valuation multiples and ratios. For comparative purposes, Bear Stearns calculated the Enterprise Value / latest twelve months revenue multiple, premium paid over the prior day's closing stock price, and premium paid over the average closing price for four weeks prior for CardioGenesis based on the 0.80 exchange ratio. Bear Stearns noted that all of the target companies used in the analysis were small capitalization, early-stage medical device companies operating at a loss, as are CardioGenesis and Eclipse, and thus the derivation of meaningful valuation parameters was limited. The precedent transaction analysis resulted in the following set of valuation multiples relative to the merger:

                                                                   SELECTED
                                                            PRECEDENT TRANSACTIONS
                                                            -----------------------
                                                  MERGER     LOW     HIGH     MEAN
                                                  ------    -----    -----    -----
Enterprise Value / latest twelve months
  revenue.......................................   11.7x     1.8x    17.9x     7.6x
Premium paid / prior day's closing stock
  price.........................................    217%    (7.4%)   41.2%    21.2%
Premium paid / average closing stock price for
  four weeks prior..............................    167%    (9.3%)   81.4%    46.5%

Pursuant to its engagement letter, dated October 5, 1998, CardioGenesis is obligated to pay Bear Stearns an opinion fee of $350,000 and an advisory fee of $500,000. The opinion fee is to be credited against the advisory fee. CardioGenesis has also agreed to reimburse Bear Stearns for its reasonable out-of-pocket expenses, including fees and expenses of legal counsel, and to indemnify Bear Stearns and certain related persons against certain liabilities.

Bear Stearns previously acted as an underwriter in connection with CardioGenesis' initial public offering on May 22, 1996. In the ordinary course of business, Bear Stearns may actively trade the equity securities of CardioGenesis for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

Bear Stearns is an internationally recognized investment banking firm and was selected as financial advisor to CardioGenesis in connection with the merger and was asked to render its opinion in connection with the merger based on Bear Stearns' qualifications, expertise and reputation in providing advice to companies in the health care industry, as well as its familiarity with CardioGenesis and Eclipse. As part of its investment banking business, Bear Stearns is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distribution of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material federal income tax consequences of the merger that are generally applicable to CardioGenesis stockholders exchanging their CardioGenesis common stock for Eclipse common stock. This discussion is based on U.S. federal income tax law, including the Internal Revenue Code, regulations, rulings, decisions and administrative practice, all as in effect on the date hereof. Future legislation, regulations, administrative interpretations or court decisions could change such laws either prospectively or retroactively. This discussion is also based on the opinions of legal counsel referred to below. This discussion does not deal with all income tax considerations that may be relevant to particular CardioGenesis stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are foreign persons, who acquired their shares in connection with previous mergers involving CardioGenesis or an affiliate or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the merger

(whether or not such transactions are in connection with the merger), including without limitation transactions in which shares of CardioGenesis common stock were or are acquired or shares of Eclipse common stock were or are disposed of. Furthermore, no foreign, state or local tax considerations are addressed herein. Accordingly, CardioGenesis stockholders are urged to consult their own tax advisors as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to them of the merger.

Eclipse and CardioGenesis have each received an opinion from their legal counsel, WSGR and Heller Ehrman, respectively, to the effect that, for federal income tax purposes, the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. As a reorganization, the merger will have the following federal income tax consequences (subject to the limitations and qualifications referred to herein):

     - no gain or loss will be recognized by CardioGenesis stockholders (except that cash received in lieu of fractional shares may cause recognition of gain or loss) upon their receipt of Eclipse common stock in the merger in exchange for CardioGenesis common stock;

     - cash payments in lieu of a fractional share will be treated as if such fractional share of Eclipse common stock had been issued in the merger and then redeemed by Eclipse. A CardioGenesis stockholder receiving such cash will generally recognize capital gain or loss upon such payment equal to the difference (if any) between such stockholder's basis in the fractional share and the amount of cash received;

     - the aggregate tax basis of the Eclipse common stock actually received in the merger by a CardioGenesis stockholder will be the same as the aggregate tax basis of the CardioGenesis common stock surrendered in exchange therefor, minus the tax basis allocated to any fractional share of Eclipse common stock treated as issued and redeemed;

     - the holding period of the Eclipse common stock received in the merger by a CardioGenesis stockholder will include the period during which the stockholder held the CardioGenesis common stock surrendered in exchange therefor, provided that the CardioGenesis common stock is held as a capital asset at the time of the merger; and

     - none of Eclipse, merger sub or CardioGenesis will recognize gain or loss solely as a result of the merger.

The parties are not requesting a ruling from the IRS in connection with the merger. The tax opinions referred to above neither bind the IRS or a court nor preclude the IRS or a court from adopting a contrary position. In addition, the tax opinions are subject to certain assumptions and qualifications and are based on the truth and accuracy of certain customary representations made by Eclipse, merger sub and CardioGenesis, including customary representations in certificates to be delivered to counsel by the respective managements of Eclipse, merger sub and CardioGenesis including, for example:

     - representations related to the ownership and operations of merger sub and CardioGenesis;

     - the terms of the merger; and

     - the conduct of the business of CardioGenesis following the merger.

A successful IRS challenge to the "reorganization" status of the merger would result in a CardioGenesis stockholder recognizing gain or loss with respect to each share of CardioGenesis common stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the effective time of the merger, of the common stock of Eclipse received in exchange therefor. In such event, a stockholder's aggregate basis in the common stock of Eclipse so received would equal such fair market value and his holding period for such stock would begin the day after the merger.

If either Eclipse or CardioGenesis waives the condition that requires delivery of a tax opinion from its respective legal counsel and such waiver is due to a material change in the tax consequences of the merger, Eclipse and CardioGenesis will notify their respective shareholders of such change, and if shareholder approval has already been obtained, such approval will be resolicited.

GOVERNMENTAL AND REGULATORY APPROVALS

The parties were not required to file notifications and furnish information to comply with requirements of the HSR Act to the Federal Trade Commission or the Department of Justice. At any time before or after consummation of the merger, the DOJ, the FTC or any state or foreign governmental authority, could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of CardioGenesis or businesses of Eclipse or CardioGenesis by Eclipse. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Based on information available to them, Eclipse and CardioGenesis believe that the merger will be effected in compliance with federal, state and foreign antitrust laws. However, there can be no assurance that a challenge to the consummation of the merger on antitrust grounds will not be made or that, if such a challenge were made, Eclipse and CardioGenesis would prevail.

EXPECTED ACCOUNTING TREATMENT

The merger is intended to qualify as a pooling of interests in accordance with GAAP. Consummation of the merger is conditioned upon receipt by Eclipse and CardioGenesis at the closing of the merger of letters from PricewaterhouseCoopers LLP, to the effect that, after reasonable investigation, they are not aware of any fact concerning Eclipse or CardioGenesis that could preclude pooling of interests accounting for the merger under Accounting Principles Board Opinion No. 16, if consummated according to the terms of the reorganization agreement.

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

              THE REORGANIZATION AGREEMENT AND RELATED AGREEMENTS

The following is a summary of the material provisions of the reorganization agreement and other related agreements. A copy of the reorganization agreement is attached to this joint proxy statement/prospectus as Appendix A. You are encouraged to read the entire reorganization agreement.

EFFECTIVE TIME; EFFECT OF MERGER

The closing of the merger will take place at a time and date to be specified by the parties, which will be no later than the second business day after the satisfaction or waiver of the conditions set forth in the reorganization agreement, or at such other time, date and location as CardioGenesis and Eclipse agree in writing.

At the closing, Eclipse and CardioGenesis will cause the merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware in accordance with Delaware law; the time of such filing (or such later time as may be agreed to in writing by CardioGenesis and Eclipse) is the "effective time." In connection with the merger, Eclipse formed a wholly-owned subsidiary, called merger sub in this joint proxy statement/prospectus, solely for the purpose of effectuating the merger.

At the effective time, the separate corporate existence of merger sub will cease and CardioGenesis will continue as the surviving corporation. In addition, all of the debts, liabilities and duties of CardioGenesis and merger sub will vest in and become debts, liabilities and duties of the surviving corporation.

At the effective time, the certificate of incorporation of merger sub in effect immediately prior to the effective time will become the certificate of incorporation of the surviving corporation and the bylaws of merger sub will become the bylaws of the surviving corporation.

CONVERSION OF SHARES

At the effective time, by virtue of the merger and without any action on the part of merger sub, CardioGenesis or the holders of any CardioGenesis or merger sub securities, each share of CardioGenesis common stock issued and outstanding immediately prior to the effective time will be canceled and converted into 0.80 of a share of Eclipse common stock. Each share of CardioGenesis common stock held by CardioGenesis, merger sub, Eclipse or any direct or indirect wholly-owned subsidiary of CardioGenesis or Eclipse immediately prior to the effective time will be canceled without any conversion thereof.

Each share of common stock of merger sub issued and outstanding immediately prior to the effective time will be converted into one share of common stock of the surviving corporation.

The exchange ratio will be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization or other like change with respect to Eclipse common stock or CardioGenesis common stock occurring on or after October 21, 1998 and prior to the effective time. None of such actions is planned by either company.

No fractional shares of Eclipse common stock will be issued in the merger. Each holder of CardioGenesis common stock who would otherwise be entitled to a fraction of a share of

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

Eclipse common stock will receive an amount of cash equal to the product of such fraction multiplied by the value of one share of Eclipse common stock.

Promptly after the effective time, Eclipse will cause the exchange agent to deliver to each CardioGenesis stockholder of record as of such date a letter of transmittal and instructions for use in effecting the surrender of certificates which, prior to the merger, represented shares of CardioGenesis common stock, in exchange for shares of Eclipse common stock and cash in lieu of fractional shares. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF CARDIOGENESIS COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. If you have lost your stock certificate, you will be required to deliver an affidavit of loss and may be required to post a bond.

TREATMENT OF OPTIONS AND STOCK PURCHASE RIGHTS

As of the record date there were options to purchase a total of 2,358,856 shares of CardioGenesis common stock outstanding.

At the effective time, each outstanding CardioGenesis stock option will be assumed by Eclipse. Each CardioGenesis stock option so assumed will continue to be subject to the same terms and conditions set forth in the applicable CardioGenesis stock option plan immediately prior to the effective time, except that the number of shares and exercise price of each such CardioGenesis stock option will be appropriately adjusted for the exchange ratio. It is intended that the CardioGenesis stock options assumed by Eclipse will qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code, to the extent they qualified as incentive stock options immediately prior to the effective time.

At the effective time, each right to acquire CardioGenesis common stock outstanding under the CardioGenesis stock purchase plan will be assumed by Eclipse and appropriately adjusted for the exchange ratio.

STOCK OWNERSHIP IMMEDIATELY FOLLOWING THE MERGER

Based upon the capitalization of CardioGenesis as of the close of business on February 8, 1999 and the exchange ratio, an aggregate of approximately 9,908,040 shares of Eclipse common stock will be issued to CardioGenesis stockholders in the merger and the former holders of CardioGenesis common stock will hold approximately 36.0% of the total number of shares of Eclipse common stock issued and outstanding immediately after the merger. At the effective time, Eclipse will also assume all CardioGenesis options outstanding and all CardioGenesis stock purchase rights for an aggregate of up to approximately 1,887,085 additional shares of Eclipse common stock. Based upon the number of shares of Eclipse common stock issued and outstanding as of February 8, 1999, and after giving effect to the issuance of Eclipse common stock in the merger as described in the previous sentence, holders of former CardioGenesis options and stock purchase rights would hold options and rights to acquire up to approximately 6.4% of Eclipse's total issued and outstanding shares immediately after the effective time of the merger (assuming the exercise of only such options and rights). The foregoing numbers of shares and percentages are subject to change in the event that the capitalization of either Eclipse or CardioGenesis changes subsequent to February 8, 1999.

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

REPRESENTATIONS AND WARRANTIES

CardioGenesis, Eclipse and merger sub have made representations and warranties in the reorganization agreement relating to, among other things:

     - their respective capitalization and organization and that of their respective subsidiaries;

     - authorization, execution, delivery and enforceability of the reorganization agreement and related matters;

     - documents and financial statements filed with the SEC and the accuracy of information contained in such filings;

     - absence of undisclosed liabilities;

     - taxes, tax returns and tax deficiencies;

     - intellectual property rights;

     - compliance with laws;

     - material litigation;

     - brokers' and finders' fees;

     - employment, environmental and labor matters;

     - title to properties;

     - agreements, contracts and commitments;

     - ability to account for the merger as a pooling of interests;

     - change of control payments;

     - accuracy of information provided for this joint proxy statement/prospectus;

     - approvals of the CardioGenesis Board and the Eclipse Board; and

     - opinions received from Bear Stearns and PaineWebber regarding the merger.

The reorganization agreement also contains a representation by CardioGenesis relating to the non-applicability of Section 203 of the Delaware General Corporation Law. None of the representations and warranties of the parties in the reorganization agreement described above will survive the effective time.

The parties to the reorganization agreement have agreed to make representations that will serve as a basis for the tax opinions to be delivered by legal counsel.

CONDUCT OF ECLIPSE'S AND CARDIOGENESIS' BUSINESS PRIOR TO THE MERGER

Until the earlier of the termination of the reorganization agreement or the effective time, each of CardioGenesis and Eclipse has agreed to:

     - carry on its business diligently in the usual, regular and ordinary course;

     - to pay its debts and taxes when due subject to good faith disputes;

     - to pay or perform other material obligations when due; and

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

     - to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

The reorganization agreement further provides that until the date of the merger, neither CardioGenesis nor Eclipse will do any of the following:

     - waive any stock repurchase rights, change the period of exercisability of options or restricted stock, reprice any options; or authorize cash payments in exchange for any options;

     - grant severance to any employee, except in amounts consistent with existing policies and past practices or pursuant to written agreements, or adopt any new severance plan;

     - transfer or license, or otherwise extend, amend or modify any rights to the CardioGenesis intellectual property rights or the Eclipse intellectual property rights, as the case may be, or enter into grants to future patent rights, other than in the ordinary course of business consistent with past practice; provided, however, that Eclipse will be permitted to undertake a transaction involving its Microheart subsidiary;

     - declare or pay any dividends on, or make any other distributions in respect of its capital stock, or split, combine or reclassify any capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

     - repurchase any shares of capital stock, except in carrying out existing rights of repurchase under any stock plan;

     - issue or authorize the issuance of any shares of capital stock or any securities convertible into capital stock, or subscriptions, rights, warrants or options to acquire capital stock or any securities convertible into capital stock, other than:

               (a) upon the exercise of stock options;

               (b) the grant of options to purchase CardioGenesis common stock or Eclipse common stock, as the case may be, at fair market value in the ordinary course of business; and

               (c) shares of CardioGenesis common stock or Eclipse common stock, as the case may be, issuable to participants in the Eclipse 1996 Employee Stock Purchase Plan or the CardioGenesis Purchase Plan consistent with past practice and the terms thereof;

     - amend any charter document or bylaw;

     - acquire or agree to acquire any business, corporation or other business organization, or otherwise acquire or agree to acquire any assets which are material to the business of CardioGenesis or Eclipse, as the case may be, or enter into any material joint ventures, strategic partnerships or alliances;

     - sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of CardioGenesis or

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

       Eclipse, as the case may be, except in the ordinary course of business consistent with past practice;

     - incur any indebtedness for borrowed money, other than trade payables or under existing credit facilities, or guarantee any such indebtedness or the debt of others;

     - adopt or amend any employee benefit plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

     - pay, discharge or satisfy any claim, liability or obligation, other than in the ordinary course of business;

     - make any grant of exclusive rights to any third party;

     - take any action that would be reasonably likely to interfere with Eclipse's ability to account for the merger as a pooling of interests; or

     - agree in writing or otherwise to take any of the actions described above.

NO SOLICITATION

Until the earlier of the date of the merger or termination of the reorganization agreement, each of Eclipse and CardioGenesis has agreed that it will not, its subsidiaries will not, and it will instruct its respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to:

     - solicit or encourage submission of any proposal or offer by any third party;

     - participate in any discussions or negotiations with, or disclose any non-public information to, any third party relating to an acquisition proposal as described below; or

     - enter into any agreement or understanding with any third party in connection with any acquisition proposal.

For purposes of the reorganization agreement, an "acquisition proposal" means any proposal or offer relating to:

     - any merger, consolidation, sale of substantial assets or similar transaction involving the entity or any subsidiaries of the entity;

     - sale of 15% or more of the outstanding shares of capital stock of the entity in a tender or exchange offer or otherwise;

     - the acquisition of beneficial ownership or right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act) that beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of capital stock of the entity (except for acquisitions for passive investment purposes only); or

     - any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

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

Each of Eclipse and CardioGenesis and their respective Boards, may take the following actions:

     - participate in discussions or negotiations with and/or furnish non-public information to any third party that has made an unsolicited acquisition proposal in writing; and

     - recommend an unsolicited acquisition proposal if the Board of the affected company determines in good faith (a) after consultation with its financial advisor, that such acquisition proposal would result in a superior proposal, as described below, and (b) following consultation with outside legal counsel, that the failure to participate in such discussions or negotiations, or to furnish such information or recommend, approve or accept such acquisition proposal would violate the Board's fiduciary duties under applicable law.

For purposes of the reorganization agreement, a "superior proposal" means any acquisition proposal, made in writing and not initiated, solicited or encouraged in violation of the reorganization agreement, on terms which the Board of the affected company determines in good faith, after consultation with its financial advisor, to be more favorable to its stockholders than the merger.

In addition, each of Eclipse and CardioGenesis has agreed to notify the other in the event an inquiry or acquisition proposal is made or information or access is requested, and to furnish to the other the significant terms and conditions of any acquisition proposal.

Under the reorganization agreement, the CardioGenesis Board is required to recommend to its stockholders approval and adoption of the merger agreement and approval of the merger, and the Eclipse Board is required to recommend to its shareholders the issuance of the Eclipse common stock required by the reorganization agreement. The Boards may not:

     - withdraw or modify, or propose to withdraw or modify, in any manner adverse to the other company, its approval and recommendation of the merger agreement and the merger, or the issuance of shares, as the case may be; or

     - approve or recommend, or propose to approve or recommend, any acquisition proposal unless, in each case, the Board of the affected company has (a) determined that such acquisition proposal is a superior proposal, (b) determined in good faith, following consultation with outside legal counsel, that the failure to take such action would violate the Board's fiduciary duties under applicable law, and (c) provided the other company with a copy of the superior proposal 48 hours before.

If either the CardioGenesis Board or the Eclipse Board determine to recommend a superior proposal to its stockholders, such Board may withdraw, modify or refrain from making a recommendation concerning the merger and discontinue soliciting proxies for the approval and adoption of the reorganization agreement and approval of the merger, or the issuance of the Eclipse common stock, as the case may be; provided, however, that such company shall remain obligated to hold and convene its special meeting.

The reorganization agreement provides that Eclipse may undertake a transaction involving its MicroHeart, Inc. subsidiary and that such a transaction will not be considered an "acquisition proposal" for purposes of the reorganization agreement.

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

BOARD AND MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER

After the effective time, the Board of Directors of the combined company will consist of seven members, four from Eclipse and three from Cardio-Genesis. The designees from Eclipse will be Douglas Murphy-Chutorian, M.D., Robert L. Mortensen, Iain M. Watson and Alan L. Kaganov. The designees from CardioGenesis will be Allen W. Hill, Jack M. Gill and Robert C. Strauss. If, prior to the effective time, any of the Eclipse or CardioGenesis designees declines or is unable to serve, then the company designating such person will designate another person, reasonably acceptable to the other company, to serve in such person's stead.

At the effective time, the Eclipse Board will elect Douglas Murphy-Chutorian, M.D., as Chairman of the Board; Allen W. Hill as Chief Executive Officer and Richard P. Powers as Executive Vice President of Finance and Administration and Chief Financial Officer and Secretary.

CONDITIONS TO THE MERGER

The respective obligations of each party to the reorganization agreement to effect the merger are subject to the satisfaction or waiver at or prior to the effective time of the following conditions:

     - Eclipse shareholders and CardioGenesis stockholders shall have approved the issuance of Eclipse common stock in the merger and the reorganization agreement and the merger, respectively;

     - the SEC shall have declared effective the registration statement of which this joint proxy statement/prospectus is a part, and the registration statement shall not be subject to any stop order suspending its effectiveness or to any proceedings seeking a stop order;

     - no governmental entity shall have taken any action which renders the merger illegal or prohibits the consummation of the merger;

     - Eclipse and CardioGenesis will each have received written opinions from its legal counsel to the effect that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code;

     - the shares of Eclipse common stock issuable to CardioGenesis stockholders and such other shares required to be reserved for issuance in connection with the merger will have been authorized for listing on Nasdaq; and

     - each of Eclipse and CardioGenesis will have received a letter from its independent accountants to the effect that they are not aware of any fact that could preclude Eclipse from accounting for the merger as a pooling of interests in accordance with GAAP.

In addition, the obligation of CardioGenesis to consummate the merger is subject to the satisfaction or waiver at or prior to the effective time of each of the following conditions:

     - the representations and warranties of Eclipse and merger sub contained in the reorganization agreement will be true and correct;

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

     - Eclipse and merger sub will have performed or complied in all material respects with all agreements and covenants required by the reorganization agreement to be performed or complied with by them on or prior to the effective time; and

     - no material adverse effect with respect to Eclipse will have occurred since the date of the reorganization agreement.

Furthermore, the obligations of Eclipse and merger sub to consummate and effect the merger are subject to the satisfaction or waiver at or prior to the effective time of each of the following additional conditions:

     - the representations and warranties of CardioGenesis contained in the reorganization agreement will be true and correct;

     - CardioGenesis will have performed or complied in all material respects with all agreements and covenants required by the reorganization agreement to be performed or complied with by it on or prior to the effective time; and

     - no material adverse effect with respect to CardioGenesis will have occurred since the date of the reorganization agreement.

TERMINATION OF THE REORGANIZATION AGREEMENT

The reorganization agreement provides that it may be terminated at any time prior to the effective time:

     - by the mutual written consent of Eclipse and CardioGenesis;

     - by either Eclipse or CardioGenesis if the merger has not been consummated by April 30, 1999; provided, that this right to terminate the reorganization agreement is not available to any party that breached its obligations under the reorganization agreement in a manner that resulted in the failure of the merger to occur on or before such date;

     - by either Eclipse or CardioGenesis if a governmental entity takes any action, which is final and not appealable, that permanently restrains, enjoins or otherwise prohibits the merger;

     - by either Eclipse or CardioGenesis if the required shareholder approvals have not been obtained by reason of the failure to obtain the required vote at the CardioGenesis special meeting or the Eclipse special meeting; provided, that this right to terminate the reorganization agreement is not available to any party that breached its obligations under the reorganization agreement in a manner that caused the failure to obtain such shareholder approval;

     - by Eclipse, if the CardioGenesis Board recommends a superior proposal to its stockholders, or if the CardioGenesis Board withholds, withdraws or modifies in a manner adverse to Eclipse its recommendation concerning the merger;

     - by CardioGenesis, if the Eclipse Board recommends a superior proposal to its shareholders, or if the Eclipse Board withholds, withdraws or modifies in a manner adverse to CardioGenesis its recommendation concerning the issuance of shares of Eclipse common stock in the merger;

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

     - by CardioGenesis, upon a breach of any representation, warranty, covenant or agreement on the part of Eclipse set forth in the reorganization agreement, or if any representation or warranty of Eclipse shall have become untrue; provided, that if such inaccuracy or breach is curable prior to April 30, 1999 through the exercise of commercially reasonable efforts, then CardioGenesis may not terminate the reorganization agreement if Eclipse continues to exercise commercially reasonable efforts to cure such breach; or

     - by Eclipse, upon a breach of any representation, warranty, covenant or agreement on the part of CardioGenesis set forth in the reorganization agreement, or if any representation or warranty of CardioGenesis shall have become untrue; provided, that if such inaccuracy or breach is curable prior to April 30, 1999 through the exercise of commercially reasonable efforts, then Eclipse may not terminate the reorganization agreement if CardioGenesis continues to exercise such commercially reasonable efforts to cure such breach.

TERMINATION FEES

All fees and expenses incurred in connection with the reorganization agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the merger is completed, except that Eclipse and CardioGenesis will share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred in connection with the printing and filing of this joint proxy statement/prospectus.

Each of Eclipse and CardioGenesis has agreed that if (a) its Board withholds, withdraws or modifies, in a manner adverse to the other, its recommendation under the reorganization agreement, or (b) its Board recommends a superior proposal to its shareholders, then it will pay to the other party a $3 million termination fee within one business day of the earlier of the termination of the reorganization agreement by the other party or a negative vote at the Eclipse special meeting or at the CardioGenesis special meeting, as appropriate.

The termination fee will also be payable in the event:

     - either of the special meetings is not held on or before April 30, 1999 or a negative vote on the reorganization agreement and the merger, or the issuance of shares, is recorded at the CardioGenesis or Eclipse special meeting;

     - the other party terminates the reorganization agreement in accordance with its terms; and

     - the party who failed to hold its special meeting or at which the negative vote was recorded either enters into a definitive agreement with respect to an acquisition proposal or consummates such a transaction, within nine months of the failed meeting date or the negative vote.

Eclipse and CardioGenesis have agreed that payment of the termination fees will not be the exclusive remedy in the event of a breach of the reorganization agreement.

VOTING AGREEMENTS

Each of the directors and executive officers of Eclipse, who together held approximately 28% of the Eclipse common stock outstanding as of the record date, have entered into voting agreements with CardioGenesis and granted it irrevocable proxies. These share-

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

holders, as such, have agreed to vote all of their shares of Eclipse common stock in favor of the issuance of shares of Eclipse common stock in the merger.

Each of the directors and executive officers of CardioGenesis, who together held approximately 29% of the CardioGenesis common stock outstanding as of the record date, have entered into voting agreements with Eclipse and granted it irrevocable proxies. These stockholders, as such, have agreed to vote all of their shares of CardioGenesis common stock in favor of the approval and adoption of the reorganization agreement and approval of the merger.

AFFILIATE AGREEMENTS

Each of the directors and executive officers of Eclipse have entered into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of Eclipse common stock held by them to help ensure that the merger will be treated as a pooling of interests for accounting purposes. Each of the directors and executive officers of CardioGenesis have similarly entered into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of CardioGenesis common stock held by them prior to the merger and the shares of Eclipse common stock received by them in the merger so as to comply with the requirements of applicable federal securities and tax laws and to help ensure that the merger will be treated as a pooling of interests for accounting purposes.

INTERESTS OF CERTAIN PERSONS

Indemnification. The reorganization agreement provides that from and after the effective time, the bylaws of the surviving corporation will honor the indemnification provisions set forth in CardioGenesis' bylaws, which provisions will not be amended or repealed for a period of six years in any manner that would adversely affect the rights of individuals who were directors, officers, employees or agents of CardioGenesis, at the effective time, unless required by law. Eclipse and the surviving corporation will honor and fulfill the obligations of CardioGenesis under existing indemnification agreements between CardioGenesis and its officers and directors.

The reorganization agreement also provides that for a period of six years after the effective time, Eclipse or the surviving corporation will maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by CardioGenesis' insurance policy on terms comparable to those applicable to the then current directors and officers of CardioGenesis. However, in no event will Eclipse or the surviving corporation be required to pay in excess of 125% of the annual premium currently paid by CardioGenesis for such coverage. Furthermore, if the premium for such coverage exceeds that amount, Eclipse or the surviving corporation will purchase a policy with the greatest coverage available for 125% of the current annual premium.

The indemnification and insurance obligations of the reorganization agreement are intended to benefit the indemnified parties and will be binding on all successors and assigns of the surviving corporation.

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

Management. For information regarding the composition of the Board of Directors and the senior management of the combined company after the merger, see
"-- Board and Management of the Combined Company Following the Merger" at page
62.

NO DISSENTERS' OR APPRAISAL RIGHTS

Under Delaware law, stockholders of CardioGenesis are not entitled to appraisal rights in connection with the merger. Shareholders of Eclipse are not entitled to dissenters' rights under California law in the merger.

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

                          COMPARISON OF CAPITAL STOCK

DESCRIPTION OF ECLIPSE CAPITAL STOCK

The authorized capital stock of Eclipse consists of 50,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share.

Eclipse Common Stock. As of the record date, there were 17,621,323 shares of Eclipse common stock outstanding held of record by 178 shareholders. The holders of Eclipse common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The shareholders have the right to take any action which may be taken at any annual or special meeting by written consent without a meeting, and may cumulate votes in connection with the election of directors. The holders of Eclipse common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Eclipse, the holders of Eclipse common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference on the preferred stock. The Eclipse common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Eclipse common stock. All outstanding shares of Eclipse common stock are fully paid and non-assessable, and the shares of Eclipse common stock to be outstanding upon completion of the merger will be fully paid and non-assessable.

Eclipse Preferred Stock. Eclipse has 5,000,000 shares of preferred stock authorized, of which, as of the record date, no shares were outstanding. Although it presently has no intention to do so, the Eclipse Board, without shareholder approval, has the authority to designate one or more series of preferred stock and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, preemptive rights, terms of redemption, liquidation preferences and sinking fund terms. The Board of Directors similarly has the authority to fix the number of shares of each such series (up to an aggregate for all series of preferred stock of 5,000,000 shares); to increase or decrease such number of shares (but not below the number of shares of any such series then outstanding) and to issue up to 5,000,000 shares. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring, or preventing a change in control of Eclipse.

Eclipse Warrants. As of February 8, 1999, there were warrants outstanding to purchase an aggregate of 479,334 shares of Eclipse common stock at exercise prices ranging from $1.67 to $4.17 per share and expiration dates through 1999. All warrants contain provisions for the adjustment of the exercise price upon the occurrence of certain events including stock dividends, stock splits, reorganizations, reclassifications and mergers and terminate upon certain public offerings, mergers or sale of Eclipse assets.

Transfer Agent and Registrar. The transfer agent and registrar of the Eclipse common stock is Boston Equiserve LLC and its telephone number is (650) 917-3800.

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

DESCRIPTION OF CARDIOGENESIS CAPITAL STOCK

The authorized capital stock of CardioGenesis consists of 40,000,000 shares of common stock, $0.001 par value per share, and 2,000,000 shares of preferred stock, $0.001 par value per share.

CardioGenesis Common Stock. As of the record date, there were 12,385,051 shares of CardioGenesis common stock outstanding held of record by 88 stockholders. Holders of CardioGenesis common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of CardioGenesis common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the CardioGenesis Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of CardioGenesis, the holders of CardioGenesis common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference on the preferred stock. The CardioGenesis common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the CardioGenesis common stock. All outstanding shares of CardioGenesis common stock are fully paid and non-assessable.

Preferred Stock. CardioGenesis has 2,000,000 shares of preferred stock authorized, of which, as of the record date, no shares were outstanding. The CardioGenesis Board has the authority to provide for the issuance of these shares of preferred stock in one or more series, to establish the number of shares in each series and to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions, without any further vote or action by the stockholders. Although it presently has no intention to do so, the CardioGenesis Board, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of CardioGenesis common stock and the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of CardioGenesis.

Transfer Agent and Registrar. The transfer agent and registrar of the CardioGenesis common stock is Boston Equiserve LLC and its telephone number is
(650) 917-3800.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF CARDIOGENESIS AND SHAREHOLDERS OF
ECLIPSE

The rights of Eclipse's shareholders are governed by its Amended and Restated Articles of Incorporation, its Amended and Restated Bylaws and the laws of the State of California. The rights of CardioGenesis' stockholders are governed by the CardioGenesis certificate, its bylaws and the laws of the State of Delaware. After the effective time, the CardioGenesis stockholders will become Eclipse shareholders and will be governed by the Eclipse articles, Eclipse bylaws and the laws of the State of California.

While the rights and privileges of stockholders of a Delaware corporation such as CardioGenesis are, in many instances, comparable to those of shareholders of a California corporation such as Eclipse, there are certain differences. The following is a summary of the material differences between the rights of holders of CardioGenesis common stock and the rights of holders of Eclipse common stock at the date hereof. These differences arise from differences between the Delaware General Corporation Law and the California Corporation Code and between the CardioGenesis certificate and bylaws, on the one hand, and the Eclipse articles and bylaws, on the other hand.

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

Vote Required for Extraordinary Transactions. California law requires that the principal terms of a merger be approved by the affirmative vote of at least a majority of the outstanding shares of each class entitled to vote thereon, except that, unless required by its articles of incorporation, no shareholder vote is required of any corporation if such corporation or its shareholders will own, immediately after the merger, more than five-sixths of the voting power of the surviving or acquiring corporation or its parent. The Eclipse articles do not require such a vote or the vote of a greater percentage of the outstanding shares. California law further requires the affirmative vote of at least a majority of the outstanding shares entitled to vote thereon if:

     - the surviving corporation's articles of incorporation will be amended and would otherwise require shareholder approval; or

     - shareholders of such corporation will receive shares of the surviving corporation having different rights, preferences, privileges or restrictions (including shares in a foreign corporation) than the shares surrendered.

Shareholder approval is not required under California law for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

Delaware law requires the affirmative vote of at least a majority of the outstanding stock entitled to vote thereon to authorize any merger or consolidation of a corporation, except that, unless required by its certificate of incorporation, no stockholder vote is required of the surviving corporation if:

     - such corporation's certificate of incorporation is not amended in any respect by the merger;

     - each share of stock of such corporation outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and

     - the number of shares to be issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger.

The CardioGenesis certificate does not require such a vote or the vote of a greater percentage of the outstanding shares. Stockholder approval is also not required under Delaware law for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock.

Both California law and Delaware law require that a sale of all or substantially all of the corporation's assets be approved by at least a majority of the outstanding stock entitled to vote.

Amendment to Governing Documents. Unless otherwise specified in a California corporation's articles of incorporation, an amendment to the articles of incorporation requires the approval of the corporation's board of directors and the affirmative vote of at least a majority of the outstanding shares entitled to vote thereon, either before or after the board approval. The Eclipse articles do not require a greater level of approval for an amendment.

Under California law, the holders of the outstanding shares of a class are entitled to vote as a class if a proposed amendment to the articles of incorporation would:

     - effect an exchange, reclassification or cancellation of all or part of the shares of such class, including a reverse stock split but excluding a forward stock split.

     - effect an exchange, or create a right of exchange, of all or part of the shares of another class into the shares of such class.

     - change the rights, preferences, privileges or restrictions of the shares of such class.

     - create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares of any class having rights, preference or privileges prior to the shares of such class; or

     - in the case of preferred shares, divide the shares of any class into series having different rights, preferences, privileges or restrictions or authorize the board of directors to do so.

Under California law, a corporation's bylaws may be adopted, amended or repealed either by the board of directors or the shareholders of the corporation. The Eclipse bylaws provide that the bylaws may be adopted, amended or repealed either by the vote or written consent of the holders of a majority of the outstanding shares entitled to vote or by the board of directors; provided, however, that the Eclipse Board of Directors may not amend the Eclipse bylaws in order to change the authorized number of directors (except to alter the authorized number of directors within the existing range of a minimum of four and a maximum of seven directors).

Delaware law requires a vote of the corporation's board of directors and the affirmative vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. The CardioGenesis certificate does not require a greater level of approval for amendments. If an amendment would alter the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class or series will be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. Delaware law also states that the power to adopt, amend or repeal the bylaws of a corporation will be in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders. The CardioGenesis certificate expressly authorizes the CardioGenesis Board of Directors to adopt, amend or repeal the CardioGenesis bylaws.

Director Nominations. The CardioGenesis bylaws provide that no nominations for directors of CardioGenesis by any person other than the CardioGenesis Board may be presented to any meeting of stockholders unless the person making the nomination is a record stockholder and has delivered a written notice to the secretary of CardioGenesis. In order to be timely, a stockholder's notice must be delivered between 30 and 60 days prior to the first anniversary of the preceding year's annual meeting; except that if the date of the annual meeting is more than 30 days before or 60 days after the anniversary date, or in the case of a special meeting, the stockholder notice must be delivered between 30 and 60 days prior to such meeting or the 10th day following the day on which public announcement is first made of the date of the meeting.

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

The Eclipse bylaws impose comparable conditions on the submission of nominations for the election of directors. The Eclipse bylaws require that a shareholder who wishes to submit a nomination for the approval of the Eclipse shareholders at any regular or special meeting of shareholders be a shareholder of record who has delivered a written notice to the secretary of the corporation not less than 90 days prior to such meeting, except that in the event that less than 100 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure was made.

Cumulative Voting for Directors. The Eclipse bylaws provide that shareholders are entitled to cumulate their votes to elect directors who have been properly nominated at a shareholders' meeting at which directors are to be elected. Every Eclipse shareholder is entitled to cumulate votes in the following manner: the shareholder can either (a) give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which that shareholder's shares are normally entitled or (b) distribute the shareholder's votes on the same principle among any or all of the candidates. Votes for directors are then tallied such that candidates receiving the highest number of affirmative votes, up to the number of directors to be elected at such meeting, shall be elected. The CardioGenesis bylaws do not provide for cumulative voting. Instead, the CardioGenesis bylaws provide that on all matters properly to be voted upon by the stockholders, including election of directors, each stockholder is entitled to one vote for each share of stock held by such stockholder.

Shareholder Proposals. There is no specific statutory requirement under either California law or Delaware law for advance notice of shareholder proposals. The CardioGenesis bylaws provide that no proposal by any person other than the CardioGenesis Board may be submitted for the approval of the CardioGenesis stockholders at any regular or special meeting of stockholders unless the person advancing the proposal is a record stockholder and has delivered a written notice to the secretary of CardioGenesis between 30 and 60 days prior to the first anniversary of the preceding year's stockholder meeting; except that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or in the case of a special meeting, the stockholder notice must be delivered between 30 and 60 days prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by CardioGenesis.

The Eclipse bylaws impose comparable conditions on the submission of shareholder proposals. The Eclipse bylaws require that a shareholder who wishes to submit a proposal for the approval of the Eclipse shareholders at any regular or special meeting of shareholders be a record shareholder who has delivered a written notice to the secretary of the corporation not less than 90 days prior to such meeting, except that in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure was made.

Shareholder Consent in Lieu of Meeting. Under Delaware law and California law, unless otherwise provided in the certificate or articles of incorporation, as the case may be, any action required to be taken or which may be taken at an annual or special meeting of stockholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. California law and the Eclipse bylaws provide that directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors. However, the Eclipse bylaws allow a director to be elected at any time to fill any vacancy on the Eclipse Board of Directors by written consent of the holders of a majority of the outstanding shares entitled to vote for the election of directors, provided that the vacancy was not created by removal of a director and that it has not been filled by the directors. The CardioGenesis certificate and bylaws provide that any action by the stockholders must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

Special Shareholder Meetings. The CardioGenesis bylaws provide that a special meeting of the stockholders may only be called by the Board of Directors, the chairman of the board, the chief executive officer or the president. The Eclipse bylaws provide that a special meeting may only be called by the Eclipse Board of Directors or upon the written request of shareholders entitled to cast not less than 10% of the votes at the meeting.

Anti-Takeover Provisions and Interested Stockholder Transactions. Delaware law subjects certain transactions involving a corporation and significant stockholders to special stockholder approval requirements. California law also has provisions that address certain transactions with significant shareholders.

Delaware law prohibits, in certain circumstances, a "business combination" between the corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder." An "interested stockholder" is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three-year period. A "business combination" includes generally a merger or consolidation, a sale or other disposition of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation.

This three-year moratorium provision does not apply where:

     - either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the date the interested stockholder acquired such 15% interest;

     - upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation, excluding for purposes of determining the number of shares outstanding shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered;

     - the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting;

     - the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on Nasdaq, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder; or

     - the corporation has elected not to be governed by this provision.

The CardioGenesis Board has not made an election to be governed by this provision of Delaware law.

Under California law, there is no comparable provision. However, California law does provide that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a "short-form" merger of a parent corporation with an at least 90%-owned subsidiary, if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholders already own 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

California law also provides that, with exceptions, when a tender offer or proposal for a reorganization or sale of assets is made by an "interested party" (in general, a controlling or managing party of the target corporation), a fairness opinion regarding the consideration to be paid to the shareholders must be delivered to the shareholders. Furthermore, if a tender offer for shares or vote is sought pursuant to an interested party's proposal and another party makes a later proposal at least 10 days before the date of acceptance of an interested party's tender or proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent, proxy or tendered shares.

Limitation of Liability. Delaware law and California law each provide that the charter documents of a corporation may include provisions which limit or eliminate the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The CardioGenesis certificate contains a provision limiting the personal monetary liability of its directors to the fullest extent permitted by Delaware law. The Eclipse articles contain a provision limiting the liability of its directors to the fullest extent provided by California law.

Under Delaware law, this limitation of liability will not apply where the monetary damages arise from:

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - breach of the duty of loyalty; or

     - the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions or transactions from which such director derived an improper personal benefit.

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

Under California law, this limitation of liability will not apply where the monetary damages arise from:

     - intentional misconduct or knowing and culpable violation of law;

     - acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

     - the receipt of an improper personal benefit;

     - acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties was aware or should have been aware of a risk of serious injury to the corporation or its shareholders;

     - acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; or

     - interested transactions between the corporation and a director in which a director has a material financial interest and liability for improper distributions, loans or guarantees.

Indemnification. Delaware law provides that a corporation may indemnify its present and former directors, officers, employees and agents against expenses (including attorneys' fees) and, except in actions initiated by or in the right of the corporation, against judgments, fines and amounts paid in settlement actually and reasonably incurred by an indemnitee in actions brought against them, if such person acted in good faith, and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the stockholders and, in the case of a criminal proceeding, had no reasonable cause to believe the person's conduct was unlawful. The corporation must indemnify an indemnitee to the extent that he or she is successful on the merits or otherwise in the defense of any action, suit or proceeding or the defense of any claim, issue or matter therein. The CardioGenesis bylaws provide for indemnification of directors or officers to the fullest extent authorized by Delaware law.

Under Section 317 of the California Corporations Code, a corporation has the power to indemnify present and former directors, officers, employees and agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred, other than in connection with actions by or in the right of the corporation, if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. Furthermore, under Section 317, a corporation has the power to indemnify, with certain exceptions, any person who is a party to any action by or in the right of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, and in a manner the person believed to be in the best interests of the corporation and its shareholders.

The indemnification authorized by Section 317 of the California Corporations Code is not exclusive, and a corporation may grant its directors, officers, employees or other agents certain additional rights to indemnification. The Eclipse articles and bylaws provide for the indemnification of its agents to the fullest extent permissible under California law, which may be in excess of the indemnification expressly permitted by Section 317, subject to the limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

Delaware law and California law each allow for the advance payment of an indemnitee's expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which the expenses were advanced.

Derivative Action. California law provides that a shareholder bringing a derivative action on behalf of the corporation need not have been a shareholder at the time of the transaction in question, if certain tests are met. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond.

Derivative actions may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. Delaware law provides that a stockholder must plead in the complaint that such stockholder was a stockholder of the corporation at the time of the transaction of which such stockholder complains. A stockholder may not sue derivatively unless such stockholder first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile.

Interested Director Transactions. Under both California law and Delaware law, certain contracts or transactions in which one or more of a corporation's directors (or officers in the case of Delaware law) has an interest are not void or voidable because of such interest provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under California law and Delaware law. Under either statute:

     - the shareholders or the disinterested members of the board of directors must approve any such contract or transaction after full disclosure of the material facts, and in the case of board approval, the contract or transaction must also be "just and reasonable" (in California) or "fair" (in Delaware) to the corporation, or

     - the contract or transaction must have been just and reasonable or fair as to the corporation at the time it was approved.

If the transaction has not been approved by the board of directors or shareholders of the corporation, the burden of proof to show the transaction meets the applicable statutory standard in both California and Delaware rests with the interested party.

Under California law, if shareholder approval is sought, the interested director is not entitled to vote his shares at a shareholder meeting with respect to any action regarding such contract or transaction. If Board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors, except that interested directors may be counted for purposes of establishing a quorum. Under Delaware law, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors even though less than a majority of a quorum.

Removal of Directors. Under California law, any director or the entire board may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote. However, for corporations like Eclipse that permit cumulative voting, no director may be removed (unless the entire board is removed) if the number of votes cast against removal would be sufficient to elect the director under cumulative voting.

Under Delaware law, a director of a corporation that does not have a classified board may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors, subject to limitations for corporations that permit cumulative voting. CardioGenesis does not have a classified Board. The CardioGenesis bylaws provide that directors may be removed, with or without cause, at an election of directors.

Filling Board Vacancies. Under California law, shareholders may fill any vacancy on the board not otherwise filled by the board. Unless the articles or bylaws provide otherwise, the board may fill any vacancy other than one caused by removal of a director. A vacancy created by removal may be filled only by the shareholders, unless the corporation's articles of incorporation or bylaws also authorize the board to fill such vacancies. The Eclipse bylaws do not permit the Board to fill vacancies created by a vote of the shareholders or court order. Under Delaware law, vacancies and newly-created directorships may be filled by a majority of the directors then in office or by the stockholders, unless otherwise provided in the certificate of incorporation or bylaws. Neither the CardioGenesis certificate nor the CardioGenesis bylaws restrict the ability of its stockholders to fill Board vacancies.

Certain Loans. California law requires that any loan or guaranty by the corporation to or for a director or officer must be approved by shareholders, unless extended or granted under a plan approved by shareholders. Shareholders may also approve a bylaw authorizing the corporation's board of directors to approve loans or guaranties to or for officers (including officers who are also directors), if the board determines that the loan or guaranty may reasonably be expected to benefit the corporation. The Eclipse bylaws do not contain such a provision. Under Delaware law, a corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees (including any officer or other employee who is also a director) when, in the board's judgment, such action may reasonably be expected to benefit the corporation.

Appraisal Rights. Under Delaware law, holders of shares of any class or series have the right, in certain circumstances, to dissent from a merger or consolidation by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in an action timely brought by the corporation or the dissenters. Delaware law grants dissenters' appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Further, no appraisal rights are available for shares of any class or series which are listed on a national securities exchange or designated as a national market system security on Nasdaq or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation converts such shares into anything other than:

     - stock of the surviving corporation;

     - stock of another corporation which is either listed on a national securities exchange or designated as a national market system security on Nasdaq or held of record by more than 2,000 stockholders;

     - cash in lieu of fractional shares; or

     - some combination of the above.

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

In addition, dissenters' rights are not available for any shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. See "The Reorganization Agreement and Related Agreements -- No Dissenters' or Appraisal Rights" at page 66.

Generally, shareholders of a California corporation who dissent from a merger, consolidation or reorganization of the corporation are entitled to exercise dissenters' rights but not in the case of this merger, because Eclipse will survive this merger as the controlling corporation.

Dividends and Repurchases of Shares. California law dispenses with the concept of par value and statutory definitions of capital and surplus. Delaware law, however, retains the concept of par value and defines capital and surplus.

Under California law, a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchases of its shares) unless the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution. Alternatively, a corporation may make a distribution if immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation's current assets would be at least equal to its current liabilities (or 1 1/4 times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years). Such tests are applied to California corporations on a consolidated basis.

Delaware law permits a corporation to declare and pay dividends out of surplus. If there is no surplus, a corporation is permitted to declare and pay dividends out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation.

Inspection of Shareholder List. Both California law and Delaware law allow any shareholder to inspect the shareholder list for a purpose reasonably related to the shareholder's interest as a shareholder. In addition, California law grants an absolute right to inspect and copy the shareholder list to holders of at least five percent of a corporation's voting shares and holders of at least one percent of such shares who filed a "Schedule 14B" with the SEC relating to the election of directors. Delaware law does not provide an absolute right of inspection.

Dissolution. Under California law, holders of shares having 50 percent or more of the corporation's total voting power may authorize a corporation's dissolution without board approval. That right may not be modified by the articles of incorporation. Under Delaware law, unless the board approves the dissolution, the dissolution must be approved by holders of shares having 100 percent of the corporation's voting power.

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

The foregoing discussion of certain similarities and material differences between the rights of Eclipse shareholders and the rights of CardioGenesis stockholders under their respective articles/certificate of incorporation and bylaws is only a summary of certain provisions and does not purport to be a complete description of such similarities and differences, and is qualified in its entirety by reference to the California Corporations Code and the Delaware General Corporation Law, the common law thereunder and the full text of the articles/ certificate of incorporation and bylaws of each of Eclipse and CardioGenesis.

                           ECLIPSE AND CARDIOGENESIS

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the merger using the pooling of interests method of accounting. Both Eclipse and CardioGenesis have calendar year-ends. These unaudited pro forma combined condensed financial statements are based upon the respective historical consolidated financial statements of Eclipse, which are incorporated by reference in this joint proxy statement/prospectus, and of CardioGenesis, which are included elsewhere in this joint proxy statement/prospectus, and should be read in conjunction with the respective historical consolidated financial statements and notes thereto, and do not incorporate, nor do they assume any benefits from costs savings or synergies of, operations of the combined company.

The unaudited pro forma combined condensed balance sheet gives effect to the merger as if it had occurred on September 30, 1998 and combines the unaudited consolidated balance sheet of Eclipse and the unaudited consolidated balance sheet of CardioGenesis as of September 30, 1998. The unaudited pro forma combined condensed statements of operations for the nine months ended September 30, 1998 and 1997 and for each of the three years ended December 31, 1997 give effect to the merger as if it occurred as of the beginning of the earliest period presented and are a summation of the historical consolidated statements of operations of Eclipse and CardioGenesis and include no pro forma adjustments.

Eclipse and CardioGenesis estimate that they will incur transaction costs of approximately $4.0-$6.0 million in connection with the merger, which will be charged to operations when incurred, principally in the quarter of the completion of the merger. The combined company may incur additional costs in connection with the merger and the integration of the two companies. Management may not be successful in its efforts to integrate the operations of Eclipse and CardioGenesis. See "Risk Factors -- Risks Related to Merger."

                     UNAUDITED PRO FORMA COMBINED CONDENSED

                                 BALANCE SHEET
                                 (IN THOUSANDS)

                                     ASSETS

                                                    AS OF SEPTEMBER 30, 1998
                                      ----------------------------------------------------
                                                                   PRO FORMA     PRO FORMA
                                      CARDIOGENESIS    ECLIPSE    ADJUSTMENTS    COMBINED
                                      -------------    -------    -----------    ---------
Current assets
  Cash and cash equivalents.........     $ 6,901       $ 2,134                    $ 9,035
  Marketable securities.............       2,783           252                      3,035
  Accounts receivable, net..........       1,633         3,271                      4,904
  Inventories.......................       1,829         5,350                      7,179
  Other current assets..............       1,614           640                      2,254
                                         -------       -------                    -------
          Total current assets......      14,760        11,647                     26,407
  Property, plant and equipment.....       1,581         1,269                      2,850
  Marketable securities
     (non-current)..................      15,676        14,534                     30,210
  Other assets......................          24         1,342                      1,366
                                         -------       -------                    -------
          Total assets..............     $32,041       $28,792                    $60,833
                                         =======       =======                    =======

                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued
     liabilities....................     $ 6,410       $ 5,101      $5,000        $16,511
  Deferred revenue..................         295            --                        295
  Note payable......................          --         1,000                      1,000
                                         -------       -------      ------        -------
          Total current
            liabilities.............       6,705         6,101       5,000         17,806
  Long term debt, less current
     portion........................          --             5          --              5
                                         -------       -------      ------        -------
          Total liabilities.........       6,705         6,106       5,000         17,811
  Shareholders' equity..............      25,336        22,686      (5,000)        43,022
                                         -------       -------      ------        -------
          Total liabilities and
            shareholders' equity....     $32,041       $28,792      $   --        $60,833
                                         =======       =======      ======        =======

         The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

                     UNAUDITED PRO FORMA COMBINED CONDENSED

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                FOR THE NINE MONTHS ENDED
                                      SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                                --------------------------   -------------------------------
                                   1998           1997         1997        1996       1995
                                -----------    -----------   --------    --------    -------
Net revenues..................   $  9,635       $  9,372     $ 13,058    $ 13,718    $ 2,707
Cost of revenues..............      5,937          5,433        7,770       6,424      1,642
                                 --------       --------     --------    --------    -------
          Gross profit........      3,698          3,939        5,288       7,294      1,065
                                 --------       --------     --------    --------    -------
Operating expenses............
  Research and development....     23,279         18,829       26,217      13,726      4,977
  Sales and marketing.........     12,668          8,434       12,771       5,744      1,215
  General and
     administrative...........      6,664          5,988        7,758       4,622      1,859
                                 --------       --------     --------    --------    -------
          Total operating
            expenses..........     42,611         33,251       46,746      24,092      8,051
                                 --------       --------     --------    --------    -------
Operating loss................    (38,913)       (29,312)     (41,458)    (16,798)    (6,986)
Interest income...............      2,596          3,907        5,301       4,071        184
Interest expense..............        (74)           (19)         (61)       (229)      (923)
                                 --------       --------     --------    --------    -------
          Net loss............   $(36,391)      $(25,424)    $(36,218)   $(12,956)   $(7,725)
                                 ========       ========     ========    ========    =======
Net loss per share --.........
  Basic and diluted...........   $  (1.35)      $  (0.98)    $  (1.39)   $  (0.65)   $ (0.73)
                                 ========       ========     ========    ========    =======
Weighted average shares
  outstanding --..............     26,877         25,909       26,027      20,020     10,573
                                 ========       ========     ========    ========    =======

         The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

                          NOTES TO UNAUDITED PRO FORMA

                    COMBINED CONDENSED FINANCIAL STATEMENTS

1. PERIODS PRESENTED

The unaudited pro forma combined condensed balance sheet gives effect to the merger as if it had occurred on September 30, 1998 and combines the unaudited consolidated balance sheet of Eclipse and the unaudited consolidated balance sheet of CardioGenesis as of September 30, 1998.

The unaudited pro forma combined condensed statements of operations for the nine months ended September 30, 1998 and 1997 and the three years ended December 31, 1997 give effect to the merger as if it occurred as of the beginning of the earliest period presented.

2. PRO FORMA NET LOSS PER SHARE

The unaudited pro forma combined net loss per share data is based upon the weighted average number of common and potential common shares outstanding of Eclipse and CardioGenesis for each period using an exchange ratio of 0.80 of a share of Eclipse common stock for each share of CardioGenesis common stock.

Basic net loss per share is computed using the weighted average common shares outstanding during the period. Diluted net loss per share is computed using the weighted average number of common and potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options (using the treasury stock method). Potential common shares which consist of stock options to purchase 4,770,557 shares of common stock were outstanding at September 30, 1998, but were not included in the computation of pro forma diluted net loss per share because their effect is anti-dilutive.

3. CONFORMING ADJUSTMENTS AND INTERCOMPANY TRANSACTIONS

There were no material adjustments required to conform the accounting policies of Eclipse and CardioGenesis. Certain amounts have been reclassified to conform to the pro forma presentation. There are no material intercompany transactions included in the unaudited pro forma combined condensed financial statements.

4. TRANSACTION COSTS

Eclipse and CardioGenesis estimate that they will incur transaction and integration costs of approximately $5.0 million in connection with the merger, which will be charged to operations when incurred, principally in the quarter of the completion of the merger. These charges include direct transaction costs of approximately $2,650,000, consisting of financial advisory services of approximately $1,000,000, legal fees of approximately $750,000, accounting fees of approximately $500,000, printing costs of approximately $150,000 and costs of solicitation and registration of approximately $250,000. These charges also include costs of approximately $1,443,000 related to severance of employees and approximately $1,000,000 in costs related to a distribution agreement. An estimated charge of approximately $5.0 million is reflected in the pro forma combined condensed balance sheet but is not reflected in the unaudited pro forma combined condensed statements of

                          NOTES TO UNAUDITED PRO FORMA
operations. This charge is a preliminary estimate only, and is, therefore, subject to change. See "Risk Factors -- Risks Related to Merger -- Expenses related to the merger will have a negative effect on results of operations."

5. ISSUANCE OF ECLIPSE COMMON STOCK

The unaudited pro forma combined condensed financial statements reflect the issuance of 0.80 of a share of Eclipse common stock for each share of CardioGenesis common stock outstanding. The following table sets forth the pro forma share issuances in connection with the merger (shares in thousands):

CardioGenesis common stock outstanding as of September 30,
  1998......................................................     12,266
Exchange ratio..............................................   0.80:1.0
Pro forma number of shares of Eclipse common stock to be
  exchanged for CardioGenesis common stock..................      9,813
Eclipse common stock outstanding as of September 30, 1998...     17,396
Pro forma shares of Eclipse common stock outstanding after
  completion of the merger as of September 30, 1998.........     27,209

Upon the consummation of the merger, all outstanding options to purchase CardioGenesis common stock will be exchanged for options to purchase Eclipse common stock based upon the exchange ratio of 0.80:1.0. As of September 30, 1998, options to purchase 2,467,369 shares of CardioGenesis common stock were outstanding.

                             CARDIOGENESIS BUSINESS

OVERVIEW

The following description of CardioGenesis' business contains forward-looking statements. For a discussion of forward-looking information, see page 28.

GENERAL

CardioGenesis is developing proprietary probe and catheter systems to perform both surgical and catheter-based percutaneous TMR procedures. TMR procedures are used to treat patients with severe CAD who suffer from recurrent debilitating chest pain known as angina, associated with CAD. Unlike CABG surgery and PTCA procedures, which are used to bypass, reopen or widen blocked or narrowed arteries, TMR procedures involve the use of laser energy, delivered through probes and catheters, to create typically between 15 and 30 channels in the ischemic (oxygen-starved) regions of the heart muscle. Clinical studies of TMR procedures to treat severe angina at some of the world's leading medical centers have demonstrated improvements in clinical conditions and have reported reductions in the frequency of repeated diagnostic procedures and hospitalizations. While the mechanism of the potential clinical benefit of TMR procedures is currently unproven, and additional clinical and mechanism investigations are ongoing, CardioGenesis believes the reported benefits of TMR procedures are associated with angiogenesis, the formation of new blood vessels.

CardioGenesis is currently developing three types of TMR systems, based upon its patented technology, for use by cardiothoracic surgeons and interventional cardiologists to treat patients with severe CAD. CardioGenesis' ITMR system and TTMR system use an epicardial approach (i.e., creating channels from outside the heart into the left ventricle) and its PMR system uses an endocardial approach (i.e., creating channels from inside the left ventricle partially through the myocardium).

CardioGenesis' objective is to establish the TMR procedure as a conventional therapy to treat CAD and to become the worldwide market leader of TMR systems. To establish CardioGenesis as the leading provider of TMR systems, CardioGenesis intends to continue to conduct clinical trials at, and focus its marketing efforts on, high volume, prestigious cardiovascular centers. CardioGenesis' clinical efforts have been focused on patients with severe angina for whom existing therapies cannot be used (so-called "no-option" patients). CardioGenesis plans to conduct clinical trials to broaden the applications for its TMR systems to cover multiple indications, including use as an adjunct to other interventional therapies, such as CABG and PTCA procedures. CardioGenesis intends to build upon its domestic and international intellectual property position, particularly its issued percutaneous and intraoperative TMR method patents. CardioGenesis seeks to rapidly establish a large installed base of its TMR systems in key international markets, emerging secondary markets, and, following FDA approval, in the United States, thereby creating an opportunity for a recurring revenue stream from the sale of its disposable probes and catheters. To help achieve this goal, CardioGenesis entered into an exclusive international distribution agreement with Boston Scientific in January 1997. See " -- Termination of Relationship with Boston Scientific" for information regarding the termination of the agreement. Additionally, CardioGenesis intends to invest significant resources in research and development and to enhance its understanding of the TMR mechanism to enable it to further develop its products and to promote widespread adoption of TMR in the medical community.

CARDIOGENESIS TMR APPROACHES AND MARKETS

CardioGenesis' proprietary TMR systems are designed to create channels either epicardially or endocardially. CardioGenesis' ITMR system and TTMR system use an epicardial approach and its PMR system uses an endocardial approach.

ITMR. In an intraoperative TMR procedure, the heart is exposed by a cardiothoracic surgeon through either a thoracotomy (an incision through the chest wall) or a sternotomy (an incision through the sternum). CardioGenesis' ITMR probe is then applied directly onto the myocardium delivering laser energy to create channels into the left ventricle. CardioGenesis initiated Phase I feasibility clinical trials with the ITMR System in "no-option" patients in November 1995. In June 1996, CardioGenesis received approval from the FDA to expand its multi-center ITMR clinical trial to a Phase II, prospective, randomized clinical trial in "no-option" patients.

Enrollment in the Phase II, randomized, no-option trial is now complete. CardioGenesis is nearing completion of its submission of data and information on the CardioGenesis CardioSync ITMR system in a modular format to the FDA. The FDA has requested that CardioGenesis delay submission of the final clinical package until the agency catches up with their September 30, 1998 fiscal year end backlog. CardioGenesis is not aware of any FDA issues with their modular submission to date. CardioGenesis believes its relationship with the FDA remains strong, and does not believe that this request will slow CardioGenesis' progress toward a PMA panel date or ultimate FDA approval.

In August 1996, CardioGenesis received an IDE from the FDA and has begun a clinical study of its ITMR system used as an adjunctive therapy to CABG in patients with severe angina who are only partially treatable by CABG. The adjunct to CABG clinical trial is ongoing.

PMR. CardioGenesis' percutaneous PMR system is designed to be used by an interventional cardiologist in a cardiac catheterization laboratory. In this procedure, the cardiologist accesses the heart by inserting a fiber optic equipped catheter system into the femoral artery at the groin and then advancing it through the aorta into the left ventricle. Once in the ventricle, the fiber optic catheter is guided to the ischemic areas of the endocardial wall surface to create channels partially through the wall of the heart. CardioGenesis believes that PMR, as a catheter-based procedure, is less invasive, less traumatic, and more cost-effective than other TMR approaches. In November 1996, CardioGenesis initiated clinical testing in Europe of its PMR system in "no-option" patients. In July 1997, CardioGenesis received an IDE from the FDA which allows a multi-center clinical trial of its PMR system to treat angina in no-option patients at up to twelve clinical sites.

TTMR. In a thoracoscopic TMR procedure, a TTMR probe is used by a cardiothoracic surgeon in combination with endoscopic instruments to access and visualize the heart. Through these endoscopic instruments, the TTMR probe is maneuvered and placed on the beating heart delivering laser energy to create channels into the left ventricle.

CardioGenesis believes the approaches discussed above may be used for a number of CAD indications. However, none of CardioGenesis' TMR systems has received FDA approval, and there can be no assurance any of these approaches will receive FDA approval for any of the indications discussed below or will be accepted by the medical community as viable methods for the treatment of CAD. See "Risk Factors -- Risks Related to Business of Eclipse and CardioGenesis."

POTENTIAL INDICATIONS

CardioGenesis believes the three approaches it is developing could be used to address a range of indications for TMR therapy and estimates each year there are more than 500,000 patients in the United States and other key markets who could potentially benefit from TMR therapy.

"No-option." TMR therapy is currently being studied as a treatment for patients with severe CAD not treatable by PTCA, CABG or other interventional therapies. These patients have severe diffuse multivessel CAD and may have undergone multiple prior cardiac procedures. CardioGenesis believes all of its TMR systems could be used in the treatment of "no-option" patients.

Adjunct to CABG. TMR therapy is also currently being studied in combination with CABG, in cases where the patient has one or more areas of the heart afflicted by severe CAD that cannot be adequately bypassed. In these cases, the coronary arteries that can be bypassed are grafted, while other areas that are ischemic and not suitable for bypass are treated with TMR therapy. CardioGenesis believes its ITMR and TTMR systems could address this potential indication.

Adjunct to PTCA. CardioGenesis believes its proprietary PMR system may be used in combination with a PTCA procedure, where there is evidence of severely ischemic regions of the heart not amenable to treatment with PTCA alone. In this situation, CardioGenesis' PMR system would be used to treat the regions of the heart where a PTCA procedure is not effective.

None of CardioGenesis' TMR systems has been proven to be safe or efficacious nor has CardioGenesis received regulatory approval to market any of its TMR systems in the United States. See "Risk Factors -- Risks Related to Business of Eclipse and CardioGenesis."

PRODUCTS

CardioGenesis' TMR systems include disposable fiber optic probes and catheters for transmitting laser energy to the myocardium, a Ho:YAG laser unit, and an electrocardiogram monitor, which are described below.

Disposable Fiber Optic Probes and Catheters. The proprietary probes used in CardioGenesis' ITMR and TTMR systems and the proprietary catheters used in CardioGenesis' PMR System are flexible, fiber-optic based devices for positioning and transmitting laser energy to create channels through the wall of the heart. The tip of the probe includes a proprietary lens apparatus that creates laser energy distribution to allow for progressive, controlled penetration of the myocardium. A highly flexible optical fiber, encased within a protective fiber jacket, transmits energy to the lens from the laser. The probes and catheters are designed as disposable single-use devices. The PMR aligning catheter can be directed anywhere into the left ventricle. The catheter system permits steering within the ventricle to guide the optical system to the appropriate areas of the heart wall. Once the catheter system is oriented toward the target to be treated, the lens is independently advanced to the ventricular wall assuring perpendicular contact on the myocardial wall.

Ho:YAG Laser. CardioGenesis' TMR systems incorporate a proprietary Ho:YAG laser specifically designed for TMR applications. CardioGenesis' current laser is a portable unit, weighing approximately 140 pounds, which delivers laser energy. CardioGenesis believes that the Ho:YAG laser is optimally suited for TMR procedures because of:

     - its tissue ablation characteristics;

     - its ability to deliver treatment energy through a fiber optic device, thereby allowing percutaneous applications;

     - its reliability when compared with other types of lasers; and

     - its ability to be manufactured cost-effectively.

ECG Monitor. CardioGenesis' TMR systems include a commercially available, microprocessor-controlled ECG monitor and a CardioGenesis proprietary software algorithm. This ECG monitor provides the means for timing the firing of CardioGenesis' laser to the patient's cardiac electrical activity. Based on early research sponsored by CardioGenesis and conducted at a major academic institution, CardioGenesis believes timing the laser to the patient's cardiac electrical activity may be a significant factor in minimizing the occurrence of arrhythmias (irregular heartbeats).

CardioGenesis' TMR systems are designed to offer the following advantages:

     - Flexible System Design. CardioGenesis' TMR systems are designed to deliver laser energy in a progressive, controlled manner through a fiber optic probe or catheter, providing CardioGenesis with a technology adaptable for multiple approaches and indications.

     - Price/Performance. CardioGenesis has designed its TMR systems to be cost-effective, enabling flexibility in the pricing of its laser systems and disposable probes and catheters. CardioGenesis believes that this flexibility will enable it to offer superior price/performance to its customers.

     - Size and Portability. CardioGenesis' current TMR systems weigh approximately 140 pounds, are portable and do not occupy a significant amount of space in an operating room or cardiac catheterization laboratory.

     - Reliability. The Ho:YAG laser used in CardioGenesis' TMR systems is a solid state laser designed for reliability, thereby minimizing maintenance costs. CardioGenesis' TMR systems are also designed to meet and withstand the rigors of shipment, installation, repeated use, and relocation within the hospital environment.

In July 1996, CardioGenesis received the CE Mark approval to market its ITMR system in the European Community. The CE Mark is granted to companies whose products meet the essential requirements of the MDD and provides the regulatory approval necessary for commercialization in the European Community. In October 1996, at the European Association of Cardio-Thoracic Surgery's annual meeting in Prague, Czech Republic, CardioGenesis commercially launched the ITMR system in Europe. In January 1998, CardioGenesis received the CE Mark approval for use of its PMR system in the European Community.

CardioGenesis is not currently developing any products outside the field of TMR therapy. Consequently, CardioGenesis is dependent on the successful development and commercialization of CardioGenesis' TMR systems. See "Risk Factors -- Risks Related to Business of Eclipse and CardioGenesis.

MARKETING, SALES AND DISTRIBUTION

CardioGenesis' marketing strategy is designed to generate broad market acceptance of the TMR procedure based on demonstrated clinical efficacy and cost-effectiveness. CardioGenesis' strategy includes developing and maintaining close working relationships with key cardiothoracic surgeons and interventional cardiologists who practice at major cardiac care centers. CardioGenesis seeks to rapidly establish a large installed base of its TMR systems in key international markets and emerging secondary markets thereby creating an opportunity for a recurring revenue stream from the sale of its disposable probes and catheters.

CardioGenesis expects that education and awareness of cardiothoracic surgeons, interventional cardiologists and patients as to the benefits of CardioGenesis' TMR systems will be a key component of its marketing and sales effort for its TMR probe and catheter systems. CardioGenesis currently supports and intends to support rigorous clinical research designed to support the safety and efficacy of its TMR systems. In addition, to increase awareness of its TMR systems, CardioGenesis has encouraged and intends to encourage the appropriate presentation of the results of this research by the research investigators at major national and international medical symposia and by the publication of clinical and scientific reports of such results in major peer-reviewed publications.

In the United States, CardioGenesis intends to market its products, if approved by the FDA, with a direct sales organization. CardioGenesis has deployed a U.S. sales force. However, additional resources will be required to develop a sales force capable of effectively commercializing CardioGenesis' TMR systems in the United States. Failure to build an effective sales and marketing organization could have a material adverse effect on CardioGenesis' business, financial condition and results of operations.

Until such time, if ever, as the FDA approves CardioGenesis' TMR systems for marketing in the United States, CardioGenesis anticipates it will continue to derive a significant portion of its revenues from international sales. Even if FDA approval is obtained, CardioGenesis expects international sales will continue to account for a significant portion of CardioGenesis' total revenues. As a result, a significant portion of CardioGenesis' revenues both before and after such approval is obtained will be subject to the risks associated with international sales. See "Risk Factors -- Risks Related to Business of Eclipse and CardioGenesis.

On January 22, 1999, CardioGenesis entered into an Authorized Distributor Agreement with Eclipse, under which CardioGenesis was appointed as the exclusive distributor of the Eclipse holmium laser system and certain related products for certain states or portions of certain states in the United States. The parties decided in mid-January 1999 to enter into the distributor agreement to generate revenues for both Eclipse and CardioGenesis from sales by CardioGenesis of Eclipse products pending the merger. The distributor agreement allows CardioGenesis to set its own resale prices to end-users. CardioGenesis has no minimum commitments under the distributor agreement. CardioGenesis will maintain no inventory of Eclipse products; the products will be drop-shipped by Eclipse directly to customers of CardioGenesis.

The distributor agreement may be terminated by either party upon sixty days' prior written notice, and terminates automatically upon FDA approval of CardioGenesis' products for sale in the U.S. There is no requirement under the Agreement, nor any expectation by CardioGenesis or Eclipse, that the distributor agreement will be renewed after its termination. The distributor agreement contains customary post-termination obligations for CardioGenesis relating to the maintenance and availability of records, cessation of use of trademarks and logos of Eclipse, payment of outstanding invoices, and return of advertising and similar materials.

CardioGenesis does not believe that any sales made by it of Eclipse products during the term of the distributor agreement will materially adversely impact its ability to sell its own products, following FDA approval of such products, if the merger does not occur.

TERMINATION OF RELATIONSHIP WITH BOSTON SCIENTIFIC

In early January 1999, CardioGenesis sent Boston Scientific written notice terminating the Boston Scientific agreement because of various breaches by Boston Scientific of its obligations under the agreement. The notice also demanded that Boston Scientific make required payments to CardioGenesis and make the required minimum purchases of CardioGenesis products for the fourth quarter of 1998 and for calendar year 1998. If the breaches by Boston Scientific are not cured within the time periods specified in the agreement, the agreement will terminate.

Subsequently, CardioGenesis sent additional termination notices to Boston Scientific relating specifically to Boston Scientific's failure to timely cure its payment breach and to timely place and pay for the required minimum purchase order.

CardioGenesis decided to terminate the agreement because of its belief, after numerous discussions with Boston Scientific over the past year and taking into account Boston Scientific's past breaches, that Boston Scientific will be unable to, or will not, devote the required resources and focus to marketing and sales of CardioGenesis products.

Boston Scientific has disputed CardioGenesis' right to terminate the agreement. CardioGenesis has contested, and intends further if necessary to vigorously contest, such dispute. While the parties are currently in settlement discussions, the costs to CardioGenesis, and the outcome, of any such dispute are not quantifiable at this time.

Boston Scientific does not have the right under the Boston Scientific agreement to terminate the Boston Scientific agreement as a result of the merger.

CardioGenesis has no obligation to repurchase any inventory from Boston Scientific upon such termination. CardioGenesis would have no other contingent obligations to Boston Scientific under the Boston Scientific agreement after such termination, other than:

     - customary obligations to sell to Boston Scientific or to end-users parts for CardioGenesis products that had previously been sold to the end-users by Boston Scientific;

     - to work with Boston Scientific to transfer from Boston Scientific to CardioGenesis any end-user leases and rentals of CardioGenesis products placed by Boston Scientific;

     - payment of any amounts owed by CardioGenesis to Boston Scientific under the Boston Scientific agreement that had accrued prior to the date of termination;

     - customary warranty obligations; and

     - customary survival of confidentiality and record-keeping obligations.

Due to the early, developing stage of the international markets for CardioGenesis' products, and the state of development of its own international sales and marketing staff, CardioGenesis believes that the termination of the Boston Scientific agreement and the subsequent transition will not have a material adverse effect on CardioGenesis, whether or not the merger is consummated.

Given the expected closing date of the merger, and the normal process of product integration that would typically follow such closing, CardioGenesis does not anticipate that the effective date of such termination, as determined under the Boston Scientific agreement, will materially adversely impact the ability of the combined company to determine and implement the timing and scope of such integration.

CLINICAL TRIALS

ITMR. Clinical data from CardioGenesis' prospective randomized ITMR trial presented at recent medical symposia indicate that patients who received treatment with the ITMR System achieved approximately a two class drop in angina class as measured on the Canadian Cardiovascular Society Angina Scale and a 45 percent improvement in exercise tolerance, as opposed to no improvement in angina class or exercise tolerance in study patients who did not receive the ITMR therapy. There are no reported operative deaths in CardioGenesis' randomized study and the mortality rate in the ITMR therapy group is less than six percent.

Enrollment in the Phase II, randomized, no-option trial is now complete. CardioGenesis is nearing completion of its submission of data and information on the CardioGenesis CardioSync ITMR System in a modular format to the FDA. The FDA has requested that CardioGenesis delay submission of the final clinical package until the agency catches up with their September 30, 1998 fiscal year end backlog. CardioGenesis is not aware of any FDA issues with their modular submission to date. CardioGenesis believes its relationship with the FDA remains strong, and does not believe that this request will slow CardioGenesis' progress toward a PMA panel date or ultimate FDA approval.

Adjunct to CABG. In August 1996, CardioGenesis launched an additional prospective, randomized, multi-center clinical study under an FDA authorized IDE to evaluate the ITMR therapy as an adjunct to CABG surgery in up to 500 patients at up to 25 clinical sites.

PMR. Pilot clinical studies for the PMR system were first conducted in Europe in November 1996 and CardioGenesis treated the first U.S. human patient in July 1997. CardioGenesis was the first company to initiate clinical studies of a minimally invasive percutaneous approach to transmyocardial revascularization. More than 350 patients have been treated with the PMR system at clinical investigation centers in the U.S. and Europe. In July 1997, CardioGenesis received an IDE from the FDA which allows a multi-center clinical trial of the Axcis PMR system to treat angina in no-option patients. Enrollment and treatment for the prospective randomized Phase II trial of CardioGenesis' Axcis PMR system has been completed and the trials are ongoing with three, six and twelve month

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patient follow ups. The trial, which includes over 290 patients, is being conducted at 12 major cardiovascular treatment centers in both the U.S. and Europe. CardioGenesis plans to pursue a modular submission for regulatory approval and intends to submit information and updates for the formal follow up period of the study. This proactive and collaborative approach to submission provides CardioGenesis with a means for frequent reviews by the FDA of information required for PMA of the Axcis PMR system. Clinical data presented at recent medical symposia indicate patients treated with the PMR system are achieving angina class reductions and exercise tolerance improvements comparable to those achieved by patients treated with the ITMR system.

Due to the severity of the underlying illnesses of the patients in this population, CardioGenesis expects the use of its TMR systems to be accompanied by a certain level of patient morbidity and mortality. There can be no assurance any clinical investigations CardioGenesis conducts when completed, will provide sufficient safety and effectiveness data and information to support a PMA application and to obtain FDA marketing approval. See "-- Government Regulation" and "Risk Factors -- Risks Related to Business of Eclipse and CardioGenesis."

MANUFACTURING

GENERAL

CardioGenesis' manufacturing activities conducted at its facility in Sunnyvale, California consist of assembly and testing of the fiber optic probe and catheter systems used for the TMR procedures. CardioGenesis has developed various proprietary processes used to manufacture its probes and catheters. CardioGenesis uses third party suppliers to manufacture the Ho:YAG laser and ECG monitor included in its TMR systems and for other services and operations including sterilization of its products.

CardioGenesis' facilities include a controlled environment room where most assembly operations are performed. CardioGenesis has complied with various international regulatory requirements including meeting ISO 9001/EN 46001 and MDD requirements and has obtained a CE Mark approval to market both the ITMR System and the PMR System in Europe. Before the FDA will approve a PMA application, it will inspect CardioGenesis' manufacturing facilities and processes for compliance with FDA regulations. CardioGenesis' manufacturing facilities have not yet been inspected by the FDA. In the event additional manufacturing sites are added or manufacturing processes are changed, such new facilities and processes are also subject to regulatory inspection for compliance with United States and international regulations. See "-- Government Regulation" and "Risk Factors -- Risks Related to Business of Eclipse and CardioGenesis."

SUPPLIERS

A major component used in CardioGenesis' TMR systems, the ECG monitor, is currently available from a sole source. In addition, several other components used in CardioGenesis' TMR systems are purchased by CardioGenesis from a single supplier. CardioGenesis periodically conducts assessments of alternative vendors for various components used in its TMR systems. However, the qualification of additional or replacement vendors for certain components is a lengthy process. See "Risk Factors -- Risks Related to Business of CardioGenesis and Eclipse."

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Commencing in the fourth quarter 1997, CardioGenesis began purchasing lasers from Carl Baasel Lasertechnik GmbH under an OEM Product Development and Supply Agreement. Under the Baasel OEM agreement, CardioGenesis has exclusive rights to sell or otherwise distribute the laser on a worldwide basis either incorporated into CardioGenesis' products or on a stand-alone basis. The Baasel OEM agreement prohibits Baasel from selling or otherwise distributing the laser in the configuration developed for and used by CardioGenesis' TMR systems to any third party unless approved in advance in writing by CardioGenesis. During the term of the Baasel OEM agreement and for a period of one year thereafter, Baasel is prohibited from making a laser, or any major subassembly of a laser, that is the same or as functionally equivalent to CardioGenesis' laser for use competitive with that of CardioGenesis.

PATENTS AND PROPRIETARY RIGHTS

CardioGenesis relies on a combination of patent, trade secret, copyright and trademark laws and contractual restrictions to establish and protect proprietary rights in its TMR systems.

CardioGenesis holds seven patents in the United States. One of CardioGenesis' United States patents is directed to methods of PMR therapy, in which a catheter system is inserted through a patient's vascular system into the heart, and energy is applied to the inner wall of the heart creating revascularization in the myocardium. Two of CardioGenesis' United States patents are directed to methods of ITMR and TTMR therapies, where a flexible probe is inserted into a patient's chest cavity and energy is applied to the outer wall of the heart creating revascularization through the heart muscle. These patents expire in the year 2012. CardioGenesis also has two patents, which expire in the year 2009, one directed to a specialized lens and means for securing the lens to an optical fiber to provide a desirable energy emission pattern and one of which is related to a system for detecting broken optical fibers. CardioGenesis also has a patent which expires in the year 2013 relating to a reinforced optical fiber system. CardioGenesis has 28 United States patent applications pending and intends to file additional patent applications on various features of its TMR systems in the future. CardioGenesis has 15 international patent applications pending and intends to file additional international patent applications corresponding to most of the pending United States patent applications. Several of the pending patent applications have received Notices of Allowance, and CardioGenesis expects one or more U.S. patents to issue. However, there can be no assurance additional patents will issue with respect to any currently pending or future patent application.

The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and some companies in the medical device industry have employed intellectual property litigation to attempt in whole or, in part, to gain a competitive advantage. Certain of CardioGenesis' competitors and potential competitors have obtained United States patents covering technology that could be used for certain TMR procedures, and there can be no assurance such competitors, potential competitors or others have not filed and do not hold international patents covering other TMR technology. See "Risk Factors -- Risks Related to Business of Eclipse and CardioGenesis."

RESEARCH AND DEVELOPMENT

CardioGenesis' research and development efforts to date have been focused on development of CardioGenesis' ITMR, PMR and TTMR systems. CardioGenesis is committed to enhancing the medical community's knowledge and acceptance of TMR therapy for the

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treatment of severe angina. CardioGenesis intends to continue its basic research of the TMR mechanism and to focus on the expansion of the indications and approaches for using its TMR systems, in particular its PMR system. In addition, CardioGenesis will continue to address improvements in the devices that are a part of the TMR systems, including improvements which may reduce the cost of its TMR systems. Based on its research, CardioGenesis believes the reported reduction in chest pain, improvement in exercise tolerance, and perceived long-term increase in myocardial blood flow may be associated with the formation of new blood vessels (angiogenesis). Further product research and development by CardioGenesis will require substantial expenditures and has inherent risks, and there can be no assurance CardioGenesis will be successful in identifying products for which demand exists or in developing products that have the characteristics necessary to treat particular indications, or that any new products introduced by CardioGenesis will receive regulatory approval or be commercially successful. Total research and development expenses of CardioGenesis were approximately $14.2 million, $7.1 million, and $4.0 million for the years ended December 31, 1997, 1996 and 1995, respectively, and approximately $12.3 million for the nine months ended September 30, 1998.

Research and development work by CardioGenesis related to TMR therapy is being carried out at Columbia University under an agreement that has been extended into 1999. Under this agreement, CardioGenesis has a worldwide exclusive license to any patents that issue in connection with the research conducted. The license also includes a paid up, exclusive worldwide license to use and disclose (subject to certain nondisclosure requirements) information, data and know-how relating to the subject matter of the research and CardioGenesis' products resulting from the research. The license may become nonexclusive, at the election of Columbia, if CardioGenesis fails to use reasonable efforts to develop and market the products resulting from the research for commercial sale and distribution throughout the world. The license also contains certain most-favored licensing provisions in the event that the license becomes nonexclusive. The agreement provides for the payment of certain royalties by CardioGenesis to Columbia based on its net revenues from products to the extent such products include the patented technology developed by Columbia under the agreement, including any sales made under an IDE. These royalties are offset by funds advanced by CardioGenesis and prior sponsors to whom CardioGenesis is a successor under the Columbia agreement to fund such research of Columbia. CardioGenesis is not required to pay royalties to Columbia under the agreement until certain conditions are met, and such conditions have not been met.

COMPETITION

The TMR market is intensely competitive and is constantly becoming more competitive. Some of CardioGenesis' competitors and many of its potential competitors have substantially greater name recognition and capital resources than does CardioGenesis and also may have greater resources and expertise in the areas of research and development, obtaining regulatory approvals, manufacturing and marketing. The TMR market is characterized by rapid technical innovation. Accordingly, CardioGenesis' competitors may succeed in developing TMR products or procedures that are more effective or more effectively marketed than products marketed by CardioGenesis or may render CardioGenesis' technology obsolete. Additionally, even if CardioGenesis' products provide performance comparable to competing products, CardioGenesis may not be able to obtain necessary regulatory approvals to compete against competitors in terms of manufacturing, marketing

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and sales. In the field of TMR products, both Eclipse and PLC have received favorable PMA review from the FDA and have received regulatory approvals and begun to market products in Europe. In addition, PLC has received FDA approval to commercially market a TMR product in the U.S. Earlier entrants in the market in a therapeutic area often obtain and maintain greater market share than later entrants.

CardioGenesis believes the primary competitive factors in the market for TMR systems include clinical performance, product safety and reliability, availability of third party reimbursement, product design specifically for TMR product use, product quality, ease of use, price of systems and disposable components, customer service, and company reputation. In addition, the length of time required for products to be developed and receive regulatory approval and the ability to use patents or other proprietary rights to prevent sales by competitors are also important competitive factors. CardioGenesis believes it competes favorably with respect to these factors, although certain competitors are at a more advanced stage in the clinical trial and regulatory approval processes. There can be no assurance CardioGenesis will be able to continue to compete successfully in the future with respect to any or all of the factors that are or may be relevant to success in its markets.

Many of the medical indications that may be treatable with TMR therapy are currently being treated by drug therapies or surgery and other interventional therapies, including CABG and PTCA therapies. A number of these therapies are widely accepted in the medical community, have a long history of use and continue to be enhanced rapidly. Procedures using TMR therapy may not be able to replace or augment such established treatments or clinical research may not support the use of TMR therapy. Additionally, new surgical procedures and new drug therapies are being developed to treat CAD. These new procedures and drug therapies could be more effective, safer or more cost-effective than TMR therapy. If TMR therapy fails to replace or augment existing therapies or its therapies are not more effective, safer or cost-effective than new therapies, CardioGenesis' business, financial condition and results of operations could be materially adversely affected. See "Risk Factors -- Risks Related to Business of Eclipse and CardioGenesis."

GOVERNMENT REGULATION

UNITED STATES

CardioGenesis' TMR systems and accessories are regulated in the United States as medical devices. As such, CardioGenesis is subject to extensive regulation by the FDA and state and local authorities including the CDHS. Under the authority of the FD&C Act and related regulations, the FDA regulates the pre-clinical and clinical testing, manufacture, labeling, distribution, sale, marketing, advertising and promotion of medical devices. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant PMA approval under Section 515 of the FD&C Act or premarket notification clearance under Section 510(k) of the FD&C Act, withdrawal of marketing clearances or approvals, or a recommendation by the FDA that CardioGenesis not be permitted to enter into government contracts and criminal prosecution. In certain circumstances, the FDA also has the authority to order recall, repair, replacement of or refund of the cost of, a device manufactured or distributed by CardioGenesis. To date, none of CardioGenesis' products has been approved for sale in the United States. FDA approval of a PMA for the relevant TMR system will be required before such TMR system can be marketed in the United States.

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In the United States, medical devices are classified as Class I, II or III on the basis of the controls deemed by the FDA to be necessary to reasonably assure their safety and effectiveness. Class I devices are subject to general controls (e.g., labeling, premarket notification and adherence to FDA-mandated current good manufacturing practice GMP requirements), and Class II devices are subject to general controls and special controls (e.g., performance standards, postmarket surveillance, patient registries and FDA guidelines). Generally, Class III devices are those that must receive premarket approval by the FDA to assure their safety and effectiveness (e.g., life-sustaining, life-supporting and implantable devices, or new devices which have been found not to be substantially equivalent to legally marketed devices). Class III devices usually require clinical testing and FDA approval prior to marketing and distribution. CardioGenesis' TMR systems are Class III devices.

Before a new medical device can be introduced into the market, the manufacturer generally must obtain FDA clearance of a 510(k) or approval of a PMA under
Section 515 of the FD&C Act. A PMA application is required if a proposed device is not substantially equivalent to a legally marketed Class I or Class II device, or if it is a Class III device for which the FDA has called for PMAs. A PMA must be supported by valid scientific evidence that typically includes extensive data, including biocompatability data, preclinical study data (e.g., bench testing, laboratory and animal studies) and clinical study data, to demonstrate the safety and efficacy of the device. If human clinical trials of a device are required and the device presents, in the FDA's view, a "significant risk," the sponsor of the trial (usually the manufacturer or the distributor of the device) is required to file an IDE application with the FDA prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of animal and laboratory testing. If the IDE application is approved by the FDA and by one or more appropriate institutional review boards (IRBs), human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the sponsors and all reviewing IRBs conclude that the device presents a "nonsignificant risk" to the patient, a sponsor may begin clinical trials after obtaining approval for the study protocol by one or more of the appropriate IRBs, without the need for FDA approval of the study protocol. Sponsors of clinical trials are permitted under FDA regulations to sell devices distributed in the course of the clinical study provided such compensation does not exceed recovery of the costs of manufacture, research, development and handling. An IDE supplement must be submitted to and approved by the FDA before a sponsor or an investigator may make a change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects. The FDA has the authority to re-evaluate, alter, suspend or terminate clinical testing based on its assessment of data collected throughout the trials.

The PMA must also contain a complete description of the device and its components, and a detailed description of the methods, facilities and controls used to manufacture the device. In addition, the submission must include the proposed labeling, promotional labeling and materials concerning training methods (if any). Upon submission of a PMA, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit filing for a substantive review. If the FDA determines that the PMA application is sufficiently complete to permit a substantive review, the FDA will accept the application for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the PMA. An FDA review of a PMA generally takes six to twelve months from the date the PMA is accepted for filing, but may take significantly longer if the FDA requests additional

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information and/or if any major amendments to the PMA are filed. The review time is often significantly extended by the FDA's requests asking for more information or clarification of information already provided in the submission. During the review period, an advisory committee, typically a panel of clinicians, will likely be convened by the FDA to review and evaluate the application and provide recommendations to the FDA as to whether the device should be approved. The FDA is not bound by the recommendations of the advisory panel. Toward the end of the PMA review process, the FDA generally will conduct an inspection of the manufacturer's facilities to ensure that the facilities are in compliance with the applicable GMP requirements and may also conduct a bioresearch monitoring inspection to ensure the integrity and scientific validity of the clinical data.

If the FDA's evaluations of both the PMA and the manufacturing facilities are favorable, the FDA will issue either an approval letter or an "approvable letter" containing a number of conditions that must be met in order to secure approval of the PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue an order approving the PMA, authorizing commercial marketing of the device for certain indications. If the FDA's evaluation of the PMA or manufacturing facilities is not favorable, the FDA will deny approval of the PMA or issue a "not approvable letter." The FDA may also determine that additional pre-clinical or clinical trials are necessary, in which case approval of the PMA could be delayed for up to several years while additional pre-clinical or clinical trials are conducted and submitted in an amendment to the PMA. The PMA process can be expensive, uncertain and lengthy, and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing.

Any products manufactured or distributed by CardioGenesis pursuant to the IDE or subsequent FDA clearances or approvals are subject to pervasive and continuing regulatory oversight by the FDA, including record-keeping requirements and reporting of adverse experiences with the use of the device. Device manufacturers are required to register their establishments and list their devices with the FDA and certain state agencies and are subject to periodic inspections. The FD&C Act requires medical devices be manufactured in accordance with the FDA's current GMP regulations. These regulations require, among other things, the manufacturing process be regulated and controlled by the use of written procedures and the ability to produce devices which meet the manufacturer's specifications be validated by extensive and detailed testing of every aspect of the process. They also require investigation of any deficiencies in the manufacturing process or in the products produced and detailed record keeping. Manufacturing facilities are subject to FDA and CDHS inspection on a periodic basis to monitor compliance with GMP requirements. If violations of the applicable regulations are noted during FDA and CDHS inspections of CardioGenesis', or its subcontractors' manufacturing facilities, the FDA and CDHS can, among other things, prohibit further manufacturing, distribution and sale of CardioGenesis' devices until the violations are cured. Other applicable requirements include the FDA's medical device reporting regulation, which requires that CardioGenesis provide information to the FDA on deaths or serious injuries alleged to have been associated with the use of its marketed devices, as well as product malfunctions that would likely cause or contribute to a death or serious injury if the malfunction were to recur.

Labeling, advertising and promotion activities for investigational and marketed devices are subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. The FDA enforces statutory prohibitions against promoting and marketing of products for unapproved uses. CardioGenesis and its products are also subject to a variety of state laws

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and regulations in those states or localities where its products are or will be marketed. Any applicable state or local regulations may hinder CardioGenesis' ability to market its products in those states or localities. CardioGenesis is also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. Compliance with such laws and regulations now or in the future could require substantial expenditures by CardioGenesis.

Changes in existing requirements or interpretations (on which regulations heavily depend) or adoption of new requirements or policies could adversely affect the ability of CardioGenesis to comply with regulatory requirements. Compliance with such laws and regulations now or in the future could require substantial expenditures by CardioGenesis. Failure to comply with regulatory requirements, or an increase in the cost of compliance, could have a material adverse effect on CardioGenesis' business, financial condition and results of operations.

In addition to the requirements for medical devices in general, the FDA places additional regulations, in the form of performance standards, upon the manufacture of medical laser products. CardioGenesis will self-certify for conformance to these standards. CardioGenesis is required to file with the FDA initial and annual reports of production quantities with respect to its laser. See "Risk Factors -- Risks Related to Business of Eclipse and CardioGenesis."

INTERNATIONAL

In order to market its TMR systems in European and certain other foreign countries, CardioGenesis must obtain certain regulatory approvals and clearances and otherwise comply with extensive regulations regarding product safety, manufacturing processes and quality. These regulations, including the requirements for approvals or clearance to market and the time required for regulatory review, vary from country to country. In July 1996, CardioGenesis received CE Mark approval to market its ITMR system in the European Community. The CE Mark is granted to companies whose products meet the essential requirements of the European MDD and provides the regulatory approval necessary for commercialization in Europe. In January 1998, CardioGenesis received the CE Mark approval to market its PMR system in the European Community. CardioGenesis may rely in some circumstances on international distributors for the receipt of premarket approvals and compliance with clinical trial requirements in certain countries where CardioGenesis intends to market its TMR products. Any enforcement action by regulatory authorities with respect to past or future regulatory noncompliance could have a material adverse effect on CardioGenesis' business, financial condition and results of operations.

The time required to obtain approval for sale in foreign countries may be longer or shorter than that required for FDA approval for U.S. sales, and the requirements may differ. In addition, there may be foreign regulatory barriers other than premarket approval. The FDA must approve exports of devices that require a PMA but are not yet approved domestically, unless they are approved for sale by any member country of the European Union and the other "listed" countries, including Australia, Canada, Israel, Japan, New Zealand, Switzerland and South Africa, in which case they can be exported for sale to any country without prior FDA approval. In addition, an unapproved device may be exported without prior FDA approval to the listed countries for investigational use in accordance with the laws of those countries. To obtain FDA export approval when required, CardioGenesis must provide the FDA with data and information to demonstrate that the device: (1) is not

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contrary to public health and safety; and (2) has the approval of the country to which it is intended for export. To allow the FDA to determine that export of a device is not contrary to public health and safety, CardioGenesis is required to submit basic data regarding the safety of the device unless the device is the subject of an FDA-approved IDE and it will be marketed or used for clinical trials in the importing country for the same intended use, or at least two IRBs in the United States have determined that the device is a nonsignificant risk device and the device will be marketed or used for clinical trials in the importing country for the same intended use. CardioGenesis also must submit a letter to the FDA from the foreign country approving importation of the device.

To sell its products within the EEA, consisting of the countries of the European Union and Norway and Iceland, CardioGenesis is required to meet the requirements of the MDD and to affix the CE mark on its products to attest to such compliance. To comply, CardioGenesis' products must meet the "essential requirements," as defined under the MDD, relating to safety and performance and CardioGenesis must successfully undergo verification of its regulatory compliance ("conformity assessment") by a "notified body" selected by CardioGenesis. Under MDD, CardioGenesis' TMR systems are in Class III, the highest risk class, and therefore are subject to the most rigorous controls. In addition to having to comply with the requirements of any particular country, the authorities have the right under the MDD to prohibit a particular investigation and impose specific conditions.

Since CardioGenesis obtained the CE Mark approval for its ITMR and PMR systems, it is now subject to continued supervision by the notified body and will be required to report any serious adverse incidents to the appropriate authorities. CardioGenesis also will be required to comply with additional national requirements that are outside the scope of the MDD. See "Risk Factors -- Risks Related to Business of Eclipse and CardioGenesis."

THIRD PARTY REIMBURSEMENT

In the United States, hospitals, physicians and other health care providers that purchase medical devices generally rely on third party payors to reimburse all or part of the cost of the procedure in which the medical device is being used.

Third party reimbursement has generally been available in the United States for cardiovascular surgery and interventional cardiology procedures using devices that have received FDA approval for marketing. Although CardioGenesis does not anticipate receiving reimbursements for its TMR systems from Medicare during its clinical trials, CardioGenesis does intend to seek reimbursement from other third party payors. There can be no assurance, however, that such reimbursement will be available. A failure by physicians to receive what they consider to be adequate reimbursement for the TMR procedures in which CardioGenesis' products are used could have a material adverse effect on CardioGenesis' business, financial condition and results of operations. In addition, failure to receive international reimbursement approvals could limit market acceptance of CardioGenesis' products in the international markets in which such approvals are sought which could have a material adverse effect on CardioGenesis' business, financial condition and results of operations. See "Risk Factors -- Risks Related to the Business of Eclipse and CardioGenesis."

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PRODUCT LIABILITY AND INSURANCE

CardioGenesis' business exposes CardioGenesis to potential product liability risks or product recalls that are inherent in the design, development, manufacture and marketing of medical devices. CardioGenesis could be subject to product liability claims if the use of CardioGenesis' TMR systems is alleged to have caused adverse effects on a patient or such products are believed to be defective. CardioGenesis' products are designed to be used in life-threatening situations where there is a high risk of serious injury or death. Such risks will continue to exist with respect to those products that may in the future receive regulatory clearance for commercial sale. The failure to comply with the FDA's GMP or other regulations could have a material adverse effect on the ability of CardioGenesis to defend against product liability lawsuits. Although CardioGenesis has not experienced any product liability claims to date, any such claims could have a material adverse effect on CardioGenesis' business, financial condition and results of operations. There can be no assurance CardioGenesis' product liability insurance, with coverage limits of $5.0 million per occurrence and in the aggregate and additional coverage limits of deutsche marke 1.0 million (approximately $546,000) per person and deutsche marke 50 million (approximately $27,300,000) in the aggregate for use of CardioGenesis' TMR systems in Germany, will be adequate for any future product liability problems or that such insurance coverage will continue to be available on commercially reasonable terms or at all. Since TMR therapy is not well understood and there is a lack of data regarding the clinical safety and efficacy of CardioGenesis' TMR systems, there can be no assurance such coverage limits would be adequate to protect CardioGenesis from liabilities it might incur in connection with the development, manufacture and sale of its products.

In addition, CardioGenesis may require increased product liability coverage if any products are commercialized. Product liability insurance is expensive and in the future may not be available to CardioGenesis on acceptable terms, if at all. If CardioGenesis is held liable for a product liability claim or series of claims brought against CardioGenesis in excess of its insurance coverage such liability could have a material and adverse effect on CardioGenesis' business, financial condition and results of operations.

EMPLOYEES

As of September 30, 1998, CardioGenesis had a total of 89 employees, including 16 in research and development, 17 in operations, 14 in clinical and regulatory affairs, 8 in quality assurance, 22 in sales and marketing and 12 in finance and administration. In addition, CardioGenesis has consulting and other contract arrangements. CardioGenesis believes the success of its business will depend, in significant part, on its ability to attract and retain qualified personnel. None of CardioGenesis' employees are represented by a collective bargaining agreement and CardioGenesis has not experienced any work stoppage. CardioGenesis considers its relations with its employees to be good.

SCIENTIFIC ADVISORY BOARD

CardioGenesis has a Scientific Advisory Board consisting primarily of leading physicians and scientists in the field of CAD. Scientific Advisory Board members consult regularly with the engineers, physicians and scientists at CardioGenesis and advise CardioGenesis on the specification and design of CardioGenesis' products and clinical trials. The members of the Scientific Advisory Board are prominent scholars in their field and, as a result, may serve as consultants to a variety of companies. Because the members of CardioGenesis'

Scientific Advisory Board may have consulting or advisory positions with companies that may be competitors of CardioGenesis, each member of the Scientific Advisory Board has entered into a confidentiality arrangement with CardioGenesis. CardioGenesis compensates certain members of its Scientific Advisory Board for participating in meetings of the Board or for performing other services for CardioGenesis. CardioGenesis' Scientific Advisory Board consists of:

                   NAME                                   TITLE/OCCUPATION
                   ----                                   ----------------
Daniel Burkhoff, M.D., Ph.D. .............  Director of Cardiac Physiology Laboratory,
                                            Columbia Presbyterian Medical Center;
                                            Assistant Professor of Medicine, Columbia
                                            University
Keith L. March, M.D., Ph.D. ..............  Associate Professor of Medicine, Krannert
                                            Institute of Cardiology, Indiana University
                                            Medical Center
Stephen N. Oesterle.......................  Director of Invasive Cardiology, Department
                                            of Cardiology, Massachusetts General
                                            Hospital
John R. Resar, M.D. ......................  Assistant Professor, Department of Medicine,
                                            John Hopkins University
Timothy A. Sanborn........................  Director, Cardiac Catheterization
                                            Laboratory, Professor of Medicine,
                                            Department of Cardiology, The New York
                                            Hospital
Craig R. Smith, M.D. .....................  Chief, Division of Cardiothoracic Surgery,
                                            Columbia Presbyterian Medical Center;
                                            Associate Professor of Surgery, Columbia
                                            University
Sharon Tomsen, M.D. ......................  Associate Professor, Surgical Oncology and
                                            Anatomic Pathology; Program Director, Laser
                                            Biology Research Program, University of
                                            Texas M.D. Anderson Cancer Center; Adjunct
                                            Associate Professor, Biomedical Engineering
                                            Program, University of Texas, Austin

PROPERTIES

CardioGenesis currently maintains its primary offices, research laboratories and manufacturing and warehouse operations in a facility in Sunnyvale, California having approximately 19,000 square feet of space. These premises are leased pursuant to an agreement which expires in October 1999. CardioGenesis believes this facility will be adequate for its operations through at least 1999, including anticipated manufacturing volume.

LEGAL PROCEEDINGS

In 1996, CardioGenesis initiated a suit in the United States against PLC seeking a judgment that the PLC patent is invalid and unenforceable. In 1997, PLC counterclaimed in that suit alleging infringement by CardioGenesis of the PLC patent. Also in 1997, PLC initiated suit in Germany against CardioGenesis and CardioGenesis' former German sales agent alleging infringement of a European counterpart to the PLC patent. In 1997, CardioGenesis filed an Opposition in the European Patent Office to a European counterpart to the PLC patent, seeking to have the European patent declared invalid.

On January 5, 1999, before trial on the U.S. suit commenced CardioGenesis and PLC settled all litigation between them, both in the U.S. and in Germany, with respect to the PLC patent and the European patents. Under the Settlement and License Agreement signed by the parties CardioGenesis stipulated to the validity of the PLC patents and PLC granted CardioGenesis a non-exclusive worldwide license to the PLC patents. CardioGenesis agreed to pay PLC a license fee, and minimum royalties, totaling $2.5 million over an approximately forty-month period, with a running royalty credited against the minimums.

The Settlement and License Agreement does not apply to any products or technology that do not use the PLC patents, nor does the agreement provide PLC any rights to any CardioGenesis intellectual property. The Eclipse TMR products do not use the technology associated with the PLC patents.

 CARDIOGENESIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

The following management's discussion and analysis of financial condition and results of operations contains forward-looking statements. For a discussion of forward-looking statements, see page 28.

SUMMARY

Since its inception, CardioGenesis has been primarily engaged in the design, development, and marketing of its TMR systems. CardioGenesis has only a limited operating history and has experienced significant operating losses since its inception. CardioGenesis incurred a net loss of $19.5 million in the nine months ended September 30, 1998. The development and potential commercialization of CardioGenesis' products will continue to require significant research and development, regulatory, sales and marketing, manufacturing and other expenditures. Operating losses are expected to continue at least through 1999 as CardioGenesis continues to perform research and development, to fund clinical trials in support of regulatory and reimbursement approvals, and to expand its marketing and sales activities in the U.S. and internationally by supporting Boston Scientific, CardioGenesis' exclusive distributor in international markets. There can be no assurance that CardioGenesis' TMR systems will ever generate significant revenues or that CardioGenesis will achieve or sustain profitability.

The research, manufacture, sale and distribution of medical devices such as CardioGenesis' TMR systems are subject to numerous regulations imposed by governmental authorities, principally the FDA and corresponding state and foreign agencies. The regulatory process is lengthy, expensive and uncertain. FDA approval of a PMA application is required before any of CardioGenesis' TMR systems can be marketed in the United States. Securing FDA approvals and clearances will require submission to the FDA of extensive clinical data and technical information. Also, many foreign governments and the European Union also have review processes for medical devices. CardioGenesis has received CE Mark approval to market its intraoperative CardioSync(TM) (ITMR) system and percutaneous Axcis(TM) PMR system in the European Union. The CE Mark is granted to companies whose products meet the essential requirements of the European MDD and provides the regulatory approval necessary for commercialization in Europe. CardioGenesis will be subject to continued supervision by regulators and will be required to report any serious adverse incidents to the appropriate authorities. CardioGenesis also will be required to comply with additional national requirements that are outside the scope of the MDD. CardioGenesis plans to continue to seek regulatory approvals to allow for marketing and distribution of its products in international markets.

CardioGenesis commenced clinical trials of its CardioSync ITMR system in October 1995 and began clinical trials of its Axcis PMR system in November 1996. Clinical trials of CardioGenesis' thoracoscopic TMR (TTMR) system have not commenced.

In July 1996, CardioGenesis began a Phase II clinical trial under an IDE that allowed a prospective, randomized, multi-center clinical trial of its CardioSync ITMR system in "no-option" patients with severe CAD. Enrollment in the Phase II, randomized, no-option trial is now complete. CardioGenesis is nearing completion of its submission of data and information on the CardioGenesis CardioSync ITMR system in a modular format to the FDA. The FDA has requested that CardioGenesis delay submission of the final clinical package until the agency catches up with their September 30, 1998 fiscal year end backlog. CardioGenesis is not aware of any FDA issues with its modular submission to date. CardioGenesis believes that its relationship with the FDA remains strong, and does not believe that this request will slow CardioGenesis' progress toward a PMA panel date or ultimate FDA approval.

In August 1996, CardioGenesis received an IDE from the FDA and has begun a major clinical study of its CardioSync ITMR System used as an adjunctive therapy to CABG surgery in patients with severe angina who are only partially treatable by CABG. The adjunct to CABG clinical trials are ongoing.

Clinical trials for CardioGenesis' Axcis PMR system commenced in Europe in November 1996. In January 1998, CardioGenesis received the CE Mark approval for use of its Axcis PMR system in the European Community. In July 1997, CardioGenesis received an IDE from the FDA which allows a multi-center clinical trial of the Axcis PMR system to treat angina in no-option patients. Enrollment and treatment for the prospective randomized Phase II trial of CardioGenesis' Axcis PMR system has been completed and the trials are ongoing with three, six and twelve month patient follow ups.

The trial, which includes over 290 patients, is being conducted at 12 major cardiovascular treatment centers in both the U.S. and Europe. CardioGenesis plans to pursue a modular submission for regulatory approval and intends to submit information and updates for the formal follow up period of the study. This proactive and collaborative approach to submissions provides CardioGenesis with a means for frequent reviews by the FDA of information required for PMA of the Axcis PMR system.

In September 1998, CardioGenesis received a preliminary IDE from the FDA and has begun a prospective, randomized clinical study of its Axcis PMR system used as an adjunctive therapy to PTCA surgery. The trial, which has been approved for 40 patients, is being conducted at 5 major cardiovascular treatment centers in the U.S. CardioGenesis anticipates trial in the future.

CardioGenesis recorded sales of $3.0 million for the first nine months of 1998 from sales of its CardioSync ITMR systems, Axcis PMR systems and disposable probes and catheters to clinical trial sites in the U.S. and to its international distributor, Boston Scientific. CardioGenesis recognizes product revenues upon shipment of its products to customers and fulfillment of acceptance terms, if any, and when no significant contractual obligations remain outstanding. Deferred revenue consists of shipments that have been made which are subject to limited rights of return or other contingencies. CardioGenesis anticipates that it will continue to derive revenues from product sales over the next several years from international sales. Any such international sales will be subject to a number of risks, including foreign currency fluctuations, economic or political instability, foreign tax laws, shipping delays, various tariffs and trade regulations and restrictions and foreign medical regulations, any of which could have a material adverse impact on CardioGenesis' revenues.

Results of CardioGenesis' operations have varied and are expected to fluctuate significantly from quarter to quarter depending on numerous factors, including:

     - Boston Scientific;

     - Demand for CardioGenesis' products, new product introductions by CardioGenesis or its competitors or transitions to new products;

     - the timing of orders and shipments;

     - the degree of acceptance of TMR therapy by the medical community;

     - competition, including pricing pressures;

     - potential third party patent infringement claims;

     - the timing of regulatory and third party reimbursement approvals;

     - expansion of CardioGenesis' manufacturing capacity and CardioGenesis' ability to manufacture its products efficiently;

     - the timing of research and development expenses, including clinical trial-related expenditures; and

     - seasonal factors affecting the number of procedures performed.

Due to such fluctuations in operating results, period-to-period comparisons of CardioGenesis' operating results are not necessarily meaningful and should not be relied upon as indicators of likely future performance.

On October 21, 1998, CardioGenesis entered into an agreement to merge with Eclipse. In the merger, 0.80 of a share of Eclipse common stock will be issued for each share of CardioGenesis common stock. The two companies expect that the transaction will, due to its structure, qualify as a tax-free reorganization to be accounted for as a pooling of interests. The Boards of Directors of CardioGenesis and Eclipse have approved the reorganization agreement; however, the merger is subject to approval by the shareholders of CardioGenesis and Eclipse.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995

Sales. Sales were recognized for the first time in 1996. Sales of CardioGenesis' TMR systems for commercial use in Europe and for use at clinical trial sites in both the U.S. and Europe totaled approximately $7.6 million and $4.0 million for the year ended December 31, 1997 and 1996, respectively. The increase in sales from 1996 to 1997 is primarily due to the exclusive international distribution agreement with Boston Scientific.

Cost of Sales. Cost of sales for the year ended December 31, 1997 was approximately $5.0 million, or 66% of sales. Cost of sales for the year ended December 31, 1996 was approximately $2.9 million, or 72% of sales. The decrease in cost of sales as a percent of sales from 1996 to 1997 was primarily due to the allocation of fixed overhead costs over more units. However, no assurance can be given that demand for CardioGenesis' products will grow sufficiently to require increased levels of production.

Research and Development Expenses. Research and development expenses increased $7.1 million to $14.2 million for 1997 from $7.1 million for 1996 and increased $3.1 million in 1996 from $4.0 million for 1995. The increase from 1996 to 1997 was primarily due to increased activity in the clinical trials and continued investment in research in the field of TMR therapy. The increase from 1995 to 1996 was primarily due to expenses related to the initiation of three additional clinical trials, two with CardioGenesis' ITMR System and one with the PMR System. Also, CardioGenesis increased its investment in mechanism research in the field of TMR therapy.

CardioGenesis expects research and development expenses to continue to increase throughout 1998 as CardioGenesis continues to enroll patients in its ongoing clinical trials, initiates additional clinical trials, and continues to invest in TMR mechanism research.

General and Administrative Expenses. General and administrative expenses increased $1.1 million to $3.7 million for 1997 from $2.6 million for 1996 and increased $1.4 million in 1996 from $1.2 million for 1995. The increase in 1997 was primarily due to increased finance and administration personnel costs to support CardioGenesis' growth, increased legal fees associated with research and development agreements and the exclusive international distribution agreement with Boston Scientific, and legal fees related to the PLC litigation. The increase from 1995 to 1996 is primarily attributed to employee growth, legal fees relating to the exclusive distribution agreement with Boston Scientific, legal fees associated with the initiation of the suit by CardioGenesis against PLC, increased property, general and product liability insurance costs, public and investor relations costs, and the costs incurred to comply with the additional requirements associated with being a public company. CardioGenesis expects that its general and administrative expenses will continue to increase in 1998.

Sales and Marketing Expenses. Sales and marketing expenses increased $3 million to $5.4 million for 1997 from $2.4 million for 1996 and increased $2.1 million in 1996 from $336,000 in 1995. The increase in 1997 was primarily due to the addition of sales and marketing personnel and the implementation of marketing and training programs, transition costs related to the BSC international sales agreement, and continued costs associated with the launch of CardioGenesis' TMR system in Europe. The increase from 1995 to 1996 is primarily attributed to preparing for and launching the ITMR system in Europe, employee growth, and the implementation of outreach programs at the clinical sites. CardioGenesis expects that sales and marketing expenses will continue to increase in 1998 as CardioGenesis expands clinical studies, conducts physician training, and supports the sales and marketing activities of BSC.

Interest Income. Interest income increased $.5 million to $2.8 million for 1997 from $2.3 million for 1996 and increased $2.1 million in 1996 from $182,000 in 1995. The increase in interest income in 1997 was attributable primarily to fluctuations in CardioGenesis' cash and cash equivalents and short-term investments balances, coupled with interest rate fluctuations. The increase in interest income in 1996 was due to the investment of the proceeds from CardioGenesis' initial public offering of common stock in May 1996 of approximately $54.5 million, net of issuance costs.

Deferred Compensation Expense. CardioGenesis recorded deferred compensation expense of approximately $1.4 million and $874,000 with respect to options to purchase common stock granted and preferred stock issued during 1996 and 1995, respectively. Deferred compensation expense is being amortized over the vesting period, which is generally four years. CardioGenesis recognized compensation expense of $480,000, $849,000 and $104,000 for 1997, 1996 and 1995,
respectively.

NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

Sales. Sales of CardioGenesis' CardioSync ITMR systems, Axcis PMR systems and disposable products for commercial use in Europe and for use at clinical trial sites in both the U.S. and Europe decreased approximately $2.5 million to $3.0 million for the nine months ended September 30, 1998 from $5.5 million for the same period in 1997. This reduction in sales is due primarily to constraints on capital equipment purchases resulting from hospital budgets and government overview outside the U.S., and by the limited current availability of reimbursement for TMR procedures in Europe.

Cost of Sales. Cost of sales consists of direct and indirect costs of providing CardioSync ITMR systems, Axcis PMR systems and disposable products to customers. Cost of sales was approximately $2.7 million, or 89% of sales, for the nine months ended September 30, 1998 and $3.4 million, or 63% of sales, for the same period in 1997. The increase in cost of sales as a percent of sales from 1997 to 1998 was primarily due to the allocation of fixed overhead costs over fewer units.

Research and Development Expenses. Research and development expenses increased approximately $2.1 million to $12.3 million for the nine months ended September 30, 1998 from $10.2 million for the same period in 1997. The increase in 1998 was primarily due to higher clinical expenses for increased activity in the clinical trials and continued investment in research in the field of TMR therapy. CardioGenesis expects research and development expenses to continue to increase at least through 1998 as CardioGenesis continues patient follow-ups in its ongoing clinical trials, initiates additional clinical trials, and continues to invest in TMR mechanism research.

General and Administrative Expenses. General and administrative expenses increased approximately $1.5 million to $4.2 million for the nine months ended September 30, 1998 from $2.8 million for the same period in 1997. The increase in 1998 was primarily due to legal fees related to the lawsuit by CardioGenesis against PLC seeking a judgment that the PLC patent is not infringed by CardioGenesis and is invalid and unenforceable. CardioGenesis expects that general and administrative expenses will continue to increase at least through 1998.

Sales and Marketing Expenses. Sales and marketing expenses increased approximately $1.1 million to $4.8 million for the nine months ended September 30, 1998 from $3.7 million for the same period in 1997. The increase in 1998 was primarily due to increased sales and marketing costs associated with the distribution of the CardioSync ITMR and Axcis PMR systems in Europe. CardioGenesis expects that sales and marketing expenses will continue to increase in 1998 as CardioGenesis conducts physician training and expands sales and marketing activities in the U.S. and in Europe.

Interest Income and Other, Net. Interest income and other, net decreased $725,000 to $1.5 million for the nine months ended September 30, 1998 from $2.2 million for the same period in 1997. The decrease is primarily due to decreases in CardioGenesis' cash and cash equivalents and short-term investments balances.

Deferred Compensation Expense. CardioGenesis recorded deferred compensation expense of approximately $1.4 million and $874,000 with respect to options to purchase common stock granted and preferred stock issued during 1996 and 1995, respectively. Deferred compensation expense is being amortized over the vesting period of the options, which is generally four years. Compensation expense of $343,000 and $359,000 was recognized for the nine months ended September 30, 1998 and 1997, respectively.

LIQUIDITY AND CAPITAL RESOURCES

CardioGenesis has funded its operations since inception primarily through the private sale of capital stock and interest income on proceeds from private financings as well as proceeds and interest thereon from its initial public offering in May 1996. Through September 30, 1998, CardioGenesis had raised approximately $77.2 million from the sale of stock, net of issuance costs.

In June 1998, CardioGenesis entered into a loan and security agreement with a bank which provides an $8.0 million line of credit. Amounts borrowed under the agreement bear interest at a rate equal to the bank's prime rate and are collateralized by CardioGenesis' assets. The agreement contains certain financial covenants and the line of credit is available until May 15, 1999. There was no outstanding balance as of September 30, 1998.

Net cash used in CardioGenesis' operations was $17.4 million, $9.2 million, and $5.0 million for the years ended December 31, 1997, 1996, and 1995, respectively, and $14.9 million for the nine months ended September 30, 1998. The increases in net cash used in CardioGenesis' operations were primarily a result of higher research and development, general and administrative, and sales and marketing activities. CardioGenesis' acquisition of property and equipment was $360,000, $1.7 million, and $175,000 for the years ended December 31, 1997, 1996, and 1995, respectively, and $628,000 for the nine months ended September 30, 1998. The increase in capital expenditures for 1996 was primarily due to relocating CardioGenesis' facilities to Sunnyvale, California and to providing equipment for the new employees hired during the year.

At September 30, 1998, CardioGenesis had cash, cash equivalents and available-for-sale securities, totaling $25.4 million. CardioGenesis plans to finance its operations and capital needs principally from the cash, cash equivalents and available-for-sale securities, and, to the extent available, from bank and lease financing, and believes these sources of cash will be sufficient to fund its operations through the next 12 months. However, CardioGenesis' future liquidity and capital requirements will depend upon numerous factors, including:

     - the level of sales of CardioGenesis' products in major and emerging international markets;

     - market acceptance of, and demand for CardioGenesis' products;

     - CardioGenesis' clinical research and product development programs;

     - the receipt of, and the time required to obtain, regulatory clearances and approvals;

     - the resources CardioGenesis devotes to the development, manufacture and marketing of its products;

     - the resources required to hire and develop a direct sales force in the United States, and to expand manufacturing capacity;

     - facilities requirements; and

     - other factors.

Although CardioGenesis believes its current levels of cash, cash equivalents, and available-for-sale securities, together with cash generated from operations, will provide adequate funding for its operations and capital requirements through the next 12 months, CardioGenesis may be required to raise additional funds through public or private debt or equity financings, collaborative relationships, bank facilities or other arrangements. However, CardioGenesis may require additional funding sooner, and such additional funding, if needed, may not be available on terms attractive to CardioGenesis, if at all.

Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants.

As of December 31, 1997, CardioGenesis had federal and California net operating loss carryforwards of approximately $32.5 million and $10.0 million, respectively. The federal and California net operating loss carryforwards will expire by the years 2012 and 2002, respectively, if not utilized. Utilization of net operating loss carryforwards is subject to certain limitations under the Tax Reform Act of 1986, as amended, where certain changes occur in the stock ownership of a company. These annual limitations may result in expiration of net operating loss carryforwards before they can be fully utilized.

IMPACT OF YEAR 2000 ON INFORMATION SYSTEMS

CardioGenesis has completed its preliminary assessment of both its IT (information technology) and non-IT systems. For CardioGenesis' IT systems, non-compliant software and hardware have been identified and upgrades are in progress. CardioGenesis generally does not customize or use internally developed software for the IT function and therefore, the IT upgrades in progress consist of replacing existing software with Year 2000-compliant revisions supplied by the manufacturers of the software. CardioGenesis's IT system is expected to be Year 2000-compliant by March 31, 1999.

Several non-IT systems have been identified which are not Year 2000-compliant. CardioGenesis is developing remediation plans for these systems which may include the purchase of vendor-supported upgrades or the purchase of new systems known to be Year 2000-compliant. CardioGenesis's non-IT systems are expected to be Year 2000-compliant by June 30, 1999.

CardioGenesis is obtaining written assurance from its suppliers that date sensitive components incorporated into CardioGenesis' products are Year 2000-compliant. CardioGenesis expects to receive such assurances by March 31, 1999.

CardioGenesis is preparing to contact key vendors and other third parties with which CardioGenesis has a significant relationship to determine their readiness with respect to Year 2000 issues. CardioGenesis is setting a preliminary target to receive this information by June 30, 1999, but there is a possibility, based on the timeliness of the responses, that this process could take longer.

CardioGenesis has prepared a preliminary estimate of total Year 2000 remediation efforts of $50,000, none of which has been spent as of September 30, 1998. This anticipated expense is primarily for upgrades of non-compliant non-IT systems and for diagnostic software for the IT system.

CardioGenesis has not yet evaluated the consequences of its most reasonably likely worst case Year 2000 scenario. CardioGenesis is in the process of preparing Year 2000 contingency plans to address the question of what CardioGenesis will do if it is not ready. The contingency plans are expected to be complete by June 30, 1999.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 requires publicly-held companies to report financial and other information about key revenue-producing segments of the entity for which such information is available and is utilized by the chief operating decision maker. Specific information to be reported for individual segments includes profit or loss, certain revenue and expense items and total assets. A reconciliation of segment financial information to amounts reported in the financial statements would be provided. SFAS No. 131 is effective for CardioGenesis for the year ending December 31, 1998. CardioGenesis operates in one business segment; namely, the research, development, manufacture and sale of cardiovascular surgical devices.

              CARDIOGENESIS MANAGEMENT AND EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS AND DIRECTORS

Each executive officer or director of CardioGenesis who will serve as an executive officer or director of Eclipse is listed in the table below together with his age as of October 21, 1998.

            NAME               AGE                       POSITION
            ----               ---                       --------
Allen W. Hill................  48    President, Chief Executive Officer and Director
Richard P. Powers............  57    Executive Vice President of Finance and
                                     Administration, Chief Financial Officer and
                                     Secretary
Jack M. Gill.................  62    Chairman of the Board
Robert C. Strauss............  57    Director

Allen W. Hill has served as President and Chief Executive Officer and as a director of CardioGenesis since July 1995. From February 1990 to May 1995, Mr. Hill served as President, Chief Executive Officer and director of Cyberonics, Inc., a medical device company. From 1975 to January 1990, Mr. Hill held various positions at Baxter International, most recently as Vice President of Operations and Vice President of Sales and Marketing, for its Edwards Critical Care Division. Mr. Hill received his B.S. degree in Marketing from Oklahoma State University.

Richard P. Powers has served as Executive Vice President of Finance of CardioGenesis since July 1998, Vice President of Finance and Administration and Chief Financial Officer since March 1996 and Secretary since April 1996. From September 1995 to February 1996, Mr. Powers served as a consultant to and director of Qualtos Computer Inc., a provider of on-line support networks and software. From 1986 to August 1995, Mr. Powers was Senior Vice President and Chief Financial Officer of Syntex Corporation, a pharmaceutical company. He received his B.S. degree in Accounting from Canisius College and his M.B.A. from the University of Rochester.

Jack M. Gill has served as Chairman of the Board of Directors of CardioGenesis since November 1993. Dr. Gill is a founding general partner of Vanguard Venture Partners and has served in such capacity since 1981. From 1972 to 1982, Dr. Gill was Executive Vice President and Group Manager of the Scientific Division of Spectra Physics. Dr. Gill is a director of a number of privately held medical device companies. Dr. Gill received his B.S. degree in Engineering from Lamar University and his Ph.D. in Organic Chemistry from Indiana University.

Robert C. Strauss has served as a director of CardioGenesis since December 1997. In December 1997, Mr. Strauss accepted the position of President and Chief Executive Officer of Noven Pharmaceuticals, Inc. From March 1997 to July 1997, he served as President and Chief Operating Officer of IVAX Corporation, a pharmaceutical company. In 1983, Mr. Strauss joined Cordis Corporation, a medical device company, as Chief Financial Officer and from February 1987 to February 1997, he served as President and Chief Executive Officer of Cordis. In 1995, he was also named Chairman of Cordis. Mr. Strauss serves on the Board of Trustees for the University of Miami and holds positions on the Board of Directors of several public companies. Mr. Strauss received his B.S. degree in Engineering Physics from the University of Illinois and his M.S. in Physics from the University of Idaho.

EXECUTIVE COMPENSATION

The following table shows for the fiscal years ended December 31, 1995, 1996 and 1997 certain compensation awarded or paid to, or earned by, Messrs. Hill and Powers.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                              ANNUAL COMPENSATION           ------------
                                      -----------------------------------    SECURITIES
                             FISCAL                          OTHER ANNUAL    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR     SALARY    BONUS(1)    COMPENSATION   OPTIONS (#)    COMPENSATION
---------------------------  ------   --------   ---------   ------------   ------------   ------------
Allen W. Hill..............   1997    $250,000    $60,000         $--           50,000       $    --
  President and               1996     220,000     50,000         --                --            --
  Chief Executive Officer     1995      95,704     25,000         --           376,946        22,679(2)
Richard P. Powers..........   1997     166,400     30,000         --            40,000            --
Executive Vice President of
  Finance and                 1996     126,667     27,400         --            98,400            --
  Administration, Chief
    Financial                 1995          --         --         --                --            --
  Officer and Secretary

---------------
(1) Bonuses are paid at the discretion of the CardioGenesis compensation committee based on the achievement of certain objectives.

(2) Represents relocation expenses.

                       OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth further information regarding option grants pursuant to the CardioGenesis 1996 Equity Incentive Plan during 1997 to Mr. Hill and Mr. Powers. In accordance with the rules of the SEC, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term.

                                                                                         POTENTIAL REALIZABLE
                                             INDIVIDUAL GRANTS                             VALUE AT ASSUMED
                     -----------------------------------------------------------------      ANNUAL RATES OF
                       NUMBER OF      PERCENT OF                                              STOCK PRICE
                      SECURITIES     TOTAL OPTIONS   EXERCISE     MARKET                   APPRECIATION FOR
                      UNDERLYING      GRANTED TO      OR BASE    VALUE ON                   OPTION TERM(2)
                        OPTIONS      EMPLOYEES IN      PRICE      GRANT     EXPIRATION   ---------------------
       NAME          GRANTED(#)(1)    FISCAL YEAR    ($/SHARE)     DATE        DATE         5%          10%
       ----          -------------   -------------   ---------   --------   ----------   ---------   ---------
Allen W. Hill......     50,000           7.0%          $7.25      $7.25      5/28/07     $227,974    $577,732
Richard P.
  Powers...........     40,000           5.6%          $7.25      $7.25      5/28/07     $182,379    $462,185

---------------
(1) The options shown in the table were granted at fair market value, are incentive stock options and will expire ten years from the date of grant, subject to earlier termination upon termination of the optionee's employment. The options become exercisable with respect to 12.5% of the shares on the six month anniversary of the vesting commencement date and vest as to an additional 2.083% of the shares for each full month thereafter that the optionee renders services to CardioGenesis.

(2) The 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the rules of the SEC and do not represent CardioGenesis' estimate or projection of future CardioGenesis common stock prices.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

The following table sets forth certain information concerning the exercise of options by Mr. Hill and Mr. Powers during 1997, including the aggregate amount of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1997. Also reported are values of "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and $6.25 per share, which was the closing price of CardioGenesis common stock as reported on the Nasdaq National Market on December 31, 1997, the last day of trading for 1997.

                                                  NUMBER OF SECURITIES
                                                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                        SHARES                         OPTIONS AT              IN-THE-MONEY OPTIONS AT
                       ACQUIRED      VALUE        DECEMBER 31, 1997(1)          DECEMBER 31, 1997(2)
                     ON EXERCISES   REALIZED   ---------------------------   ---------------------------
       NAME              (#)          ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
       ----          ------------   --------   -----------   -------------   -----------   -------------
Allen W. Hill......       0            0         187,916        239,030      $1,086,477      $850,264
Richard P.
  Powers...........       0            0          48,883         89,517         190,311       395,728

---------------
(1) "Value Realized" represents the fair market value of the shares of CardioGenesis common stock underlying the option on the date of exercise less the aggregate exercise price of the option.

(2) These values, unlike the amounts set forth in the column entitled "Value Realized," have not been, and may never be, realized and are based on the positive spread between the respective exercise prices of outstanding options and the closing price of CardioGenesis common stock on December 31, 1997, which was $6.25 per share.

                  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                          AND MANAGEMENT OF CARDIOGENESIS

The following table sets forth certain information, as of the record date with respect to beneficial ownership of CardioGenesis' common stock by: (1) each stockholder known by CardioGenesis to be the beneficial owner of more than 5% of CardioGenesis' common stock; (2) each director and nominee; (3) each named executive officer, and (4) all directors and executive officers as a group. Percentage ownership is based upon an aggregate of 12,385,051 shares outstanding as of the record date. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the record date are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person; but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                                                             SHARES OF CARDIOGENESIS COMMON STOCK
                                                                      BENEFICIALLY OWNED
                                                           ----------------------------------------
                                                                       NUMBER SUBJECT TO
                                                                            OPTIONS
                                                                          EXERCISABLE
                                                             TOTAL       WITHIN 60 DAYS
                          NAME                              NUMBER     OF THE RECORD DATE   PERCENT
                          ----                             ---------   ------------------   -------
David C. Hull, Jr.
  Director(1)............................................  1,939,422           4,099         15.7%
Advanced Cardiovascular Systems, Inc.
  3200 Lakeside Drive
  Santa Clara, CA 95052..................................  1,695,760              --         13.7
Centennial Fund IV, L.P.
  c/o The Centennial Funds
  1330 Post Oak Park, Suite 1525
  Houston, TX 77056(2)...................................  1,647,800              --         13.3
Jack M. Gill
  Chairman of the Board
  Vanguard IV, L.P.(3)...................................  1,476,372           4,099         11.9
Kleiner Perkins Caufield & Byers VII
  2750 Sand Hill Road
  Menlo Park, CA 94025(4)................................    946,557              --          7.6
State of Wisconsin Investment Board
  P.O. Box 7842
  Madison, WI 53707......................................    804,500              --          6.5
Allen W. Hill............................................    408,550         332,584          3.2
Richard P. Powers........................................    167,205         103,556          1.3
Edward F. Brennan
  Executive Vice President...............................    137,178         116,605          1.1
Thomas D. Kiley
  Director...............................................     84,235          24,599            *
Carole E. Marcot
  Vice President of Regulatory Affairs...................     48,654          30,706            *
E. Walter Lange
  Director...............................................      4,526           4,526            *
Robert C. Strauss
  Director...............................................      3,843           3,843            *
Kenneth Aron(5)..........................................      1,400              --            *
Roseanne Varner
  Director...............................................      1,708           1,708            *
All executive officers & directors as a group (10
  persons)...............................................  4,271,693         626,325         32.8%

---------------
 *  Less than 1%.

(1) In addition to 12,688 shares held directly by Mr. Hull, the number of shares beneficially owned by Mr. Hull includes shares directly held by the entities identified in the following table because Mr. Hull may be deemed to beneficially own such shares under SEC regulations due to the relationship he has with each such entity (as indicated below):

                                             NUMBER OF SHARES
                 RECORD OWNER                OWNED OF RECORD    MR. HULL'S RELATIONSHIP TO RECORD OWNER
                 ------------                ----------------   ---------------------------------------
    Centennial Fund IV, L.P.                    1,647,800       Individual general partner of sole
                                                                general partner of record owner
    Criterion Venture Partners III, Limited       223,636       Individual general partner of sole
                                                                general partner of record owner
    Centennial Holdings IV, L.P.                   23,423       Individual general partner
    Centennial Holdings I, LLC                      8,149       Executive officer and director
    Criterion Investments, Inc.                    19,647       Executive officer and director

(2) Excludes shares directly held by all other entities identified in note (1). Each of Centennial Fund IV, L.P. and its general partner disclaim beneficial ownership of all shares directly or beneficially owned by Criterion Venture Partners III, Limited.

(3) With the exception of shares subject to options exercisable within 60 days of the record date, all of the shares listed as beneficially owned by Dr. Gill are directly held by Vanguard IV, L.P. Dr. Gill may be deemed to beneficially own such shares because he is the general partner of Vanguard Venture Partners, which is the general partner of Vanguard IV, L.P. Dr. Gill disclaims beneficial ownership of such shares, except to the extent that he has any pecuniary interest in such shares.

(4) Represents 894,396 shares held of record by Kleiner Perkins Caufield & Byers VII, L.P. and 52,181 shares held of record by KPCB Life Sciences Zaibatsu Fund II.

(5) Dr. Aron, CardioGenesis' former Vice President of Research and Development, resigned from CardioGenesis effective July 10, 1998.

                                 LEGAL MATTERS

The validity of the shares of Eclipse common stock to be issued in connection with the merger and the federal income tax consequences of the merger will be passed upon for Eclipse by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. The federal income tax consequences of the merger will be passed upon for CardioGenesis by Heller Ehrman White & McAuliffe, Palo Alto, California.

                                    EXPERTS

The consolidated financial statements of Eclipse Surgical Technologies, Inc. incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K as of and for the three years ended December 31, 1997, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of CardioGenesis as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, Eclipse shareholders may present proper proposals for inclusion in Eclipse's proxy statement and for consideration at the next annual meeting of its shareholders by submitting such proposals to Eclipse in a timely manner. As noted in Eclipse's proxy statement relating to its 1998 Annual Meeting of Shareholders, in order to be so included for the 1999 annual meeting, shareholder proposals must be received by Eclipse no later than December 31, 1998 and must otherwise comply with the requirements of Rule 14a-8. The Eclipse bylaws require that a shareholder who wishes to submit a proposal for the approval of the Eclipse shareholders at any regular or special meeting of shareholders be a record shareholder who has delivered a written notice to the secretary of the corporation not less than 90 days prior to such meeting, except that in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure was made.

Pursuant to Rule 14a-8 under the Exchange Act, CardioGenesis stockholders may present proper proposals for inclusion in CardioGenesis' proxy statement and for consideration at the next annual meeting of its stockholders by submitting such proposals to CardioGenesis in a timely manner. As noted in CardioGenesis' proxy statement relating to its 1998 annual meeting of stockholders, in order to be so included for the 1999 annual meeting, in the event that the merger has not been consummated prior thereto, stockholder proposals must have been received by CardioGenesis no later than December 29, 1998, and must otherwise have complied with the requirements of Rule 14a-8. In addition, the bylaws of CardioGenesis provide that only stockholder proposals submitted in a timely manner to the Secretary of CardioGenesis may be acted upon at an annual meeting of stockholders. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive office of CardioGenesis not less than 60 nor more than 90 days prior to the date of the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary day, notice by the stockholder to be timely must be delivered not earlier than the 90th day prior to such annual meeting and not later than the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by CardioGenesis. Any proposals by stockholders should be mailed to or delivered at, CardioGenesis Corporation, 540 Oakmead Parkway, Sunnyvale, California 94086, Attention: Secretary.

                                 OTHER MATTERS

The CardioGenesis Board is not currently aware of any other matters which will come before the CardioGenesis special meeting.

                           CARDIOGENESIS CORPORATION

                   INDEX TO FINANCIAL STATEMENTS AND SCHEDULE

                                                              PAGE
                                                              ----
Consolidated Financial Statements:
  Report of Independent Accountants.........................   F-2
  Consolidated Balance Sheets as of December 31, 1997 and
     1996...................................................   F-3
  Consolidated Statements of Operations for the Years ended
     December 31, 1997, 1996 and 1995.......................   F-4
  Consolidated Statement of Stockholders' Equity (Deficit)
     for the Years ended December 31, 1997, 1996 and 1995...   F-5
  Consolidated Statements of Cash Flows for the Years ended
     December 31, 1997, 1996 and 1995.......................   F-6
  Notes to Consolidated Financial Statements................   F-7

Condensed Consolidated Financial Statements (unaudited):
  Condensed Consolidated Balance Sheets as of September 30,
     1998 and December 31, 1997.............................  F-18
  Condensed Consolidated Statements of Operations for the
     Nine Months ended September 30, 1998 and 1997..........  F-19
  Condensed Consolidated Statements of Cash Flows for the
     Nine Months ended September 30, 1998 and 1997..........  F-20
  Notes to Condensed Consolidated Financial Statements......  F-21

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of CardioGenesis Corporation:

We have audited the accompanying consolidated balance sheets of CardioGenesis Corporation as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CardioGenesis Corporation as of December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                         COOPERS & LYBRAND
L.L.P.

San Jose, California
January 30, 1998

                           CARDIOGENESIS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ASSETS

                                                               DECEMBER 31,
                                                           --------------------
                                                             1997        1996
                                                           --------    --------
Current assets:
  Cash and cash equivalents..............................  $  6,047    $  2,080
  Available-for-sale securities..........................    24,469      53,626
  Accounts receivable, net...............................     3,293       2,024
  Inventories............................................     1,109       1,108
  Interest receivable....................................       574         934
  Prepaids and other.....................................     1,177         454
                                                           --------    --------
          Total current assets...........................    36,669      60,226
Property and equipment, net..............................     1,529       1,546
Available-for-sale securities, noncurrent................    10,019       2,502
Other assets.............................................        23          23
                                                           --------    --------
          Total assets...................................  $ 48,240    $ 64,297
                                                           ========    ========

                                  LIABILITIES
Current liabilities:
  Accounts payable.......................................  $  1,450    $    237
  Short-term note payable................................        40         215
  Accrued expenses.......................................     1,828       1,696
  Accrued compensation...................................       626         384
  Deferred revenue.......................................       150         370
                                                           --------    --------
          Total liabilities..............................     4,094       2,902
                                                           --------    --------
Commitments and contingencies (Note 6)

                             STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value:
  Authorized: 2,000 shares
  Issued and outstanding: no shares in 1997 and 1996
Common stock, $0.001 par value:
  Authorized: 40,000 shares
  Issued and outstanding: 12,067 shares in 1997 and
     11,967 shares in 1996...............................        12          12
Additional paid in capital...............................    79,680      79,450
Deferred compensation....................................      (848)     (1,328)
Unrealized gains on available-for-sale securities........        39          --
Cumulative foreign currency translation adjustments......       (31)         (4)
Accumulated deficit......................................   (34,706)    (16,735)
                                                           --------    --------
          Total stockholders' equity.....................    44,146      61,395
                                                           --------    --------
               Total liabilities and stockholders'
                  equity.................................  $ 48,240    $ 64,297
                                                           ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           CARDIOGENESIS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   YEAR ENDED DECEMBER 31,
                                              ----------------------------------
                                                1997       1996         1995
                                              --------    -------    -----------
Sales.......................................  $  7,559    $ 3,959
Cost of sales...............................     4,991      2,866
                                              --------    -------
       Gross profit.........................     2,568      1,093
                                              --------    -------
Operating expenses:.........................
  Research and development..................    14,210      7,140    $     3,967
  General and administrative................     3,722      2,622          1,178
  Sales and marketing.......................     5,426      2,417            336
                                              --------    -------    -----------
       Total operating expenses.............    23,358     12,179          5,481
                                              --------    -------    -----------
       Operating loss.......................   (20,790)   (11,086)        (5,481)
Interest income.............................     2,855      2,319            182
Interest expense and other..................       (36)       (33)            --
                                              --------    -------    -----------
          Net loss..........................  $(17,971)   $(8,800)   $    (5,299)
                                              ========    =======    ===========
Net loss per common share and per common
  share -- assuming dilution................  $  (1.49)   $ (1.18)   $(41,077.52)
                                              ========    =======    ===========
Shares used in computing net loss per common
  share and per common share -- assuming
  dilution..................................    12,029      7,427           .129
                                              ========    =======    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                           CARDIOGENESIS CORPORATION

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                                        UNREALIZED    CUMULATIVE
                                                                                         GAINS ON      FOREIGN          TOTAL
                             COMMON STOCK     ADDITIONAL                                AVAILABLE-     CURRENCY     STOCKHOLDERS'
                            ---------------    PAID-IN       DEFERRED     ACCUMULATED    FOR-SALE    TRANSLATION       EQUITY
                            SHARES   AMOUNT    CAPITAL     COMPENSATION     DEFICIT     SECURITIES   ADJUSTMENTS      (DEFICIT)
                            ------   ------   ----------   ------------   -----------   ----------   ------------   -------------
Balances, January 1,
  1995....................                                                 $ (2,636)                                  $ (2,636)
  Deferred compensation
    related to issuance of
    preferred stock and
    grants of stock
    options...............                     $   874       $  (874)                                                       --
  Amortization of deferred
    compensation..........                                       104                                                       104
  Net loss................                                                   (5,299)                                    (5,299)
                            ------    ---      -------       -------       --------        ---           ----         --------
Balances, December 31,
  1995....................                         874          (770)        (7,935)                                    (7,831)
  Deferred compensation
    related to issuance of
    preferred stock and
    grants of stock
    options...............                       1,407        (1,407)                                                       --
  Amortization of deferred
    compensation..........                                       849                                                       849
  Issuance of common stock
    upon exercise of stock
    options and stock
    grants................     409                  75                                                                      75
  Conversion of redeemable
    preferred stock to
    common stock in
    connection with
    initial public
    offering in May
    1996..................   8,558    $ 9       22,622                                                                  22,631
  Issuance of common stock
    in initial public
    offering, net of
    issuance costs of
    $5,533................   3,000      3       54,472                                                                  54,475
  Foreign currency
    translation
    adjustment............                                                                               $ (4)              (4)
  Net loss................                                                   (8,800)                                    (8,800)
                            ------    ---      -------       -------       --------        ---           ----         --------
Balances, December 31,
  1996....................  11,967     12       79,450        (1,328)        16,735                        (4)          61,395
  Amortization of deferred
    compensation..........                                       480                                                       480
  Issuance of common stock
    upon exercise of stock
    options and stock
    grants................      83                  76                                                                      76
  Issuance of common stock
    under the Employee
    Stock Purchase Plan...      17                 154                                                                     154
  Change in unrealized
    gains on available for
    sale securities.......                                                                 $39                              39
  Foreign currency
    translation
    adjustment............                                                                                (27)             (27)
  Net loss................                                                  (17,971)                                   (17,971)
                            ------    ---      -------       -------       --------        ---           ----         --------
Balances, December 31,
  1997....................  12,067    $12      $79,680       $  (848)      $(34,706)       $39           $(31)        $ 44,146
                            ======    ===      =======       =======       ========        ===           ====         ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           CARDIOGENESIS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1997        1996        1995
                                                             ---------   ---------   --------
Cash flows from operating activities:
  Net loss.................................................  $ (17,971)  $  (8,800)  $ (5,299)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization..........................        375         310        114
    Amortization of deferred compensation..................        480         849        104
    Loss on disposal of property and equipment.............          2         152        215
    Changes in assets and liabilities:
      Accounts receivable..................................     (1,268)     (1,154)      (870)
      Inventories..........................................         (1)       (483)      (625)
      Interest receivable..................................        360        (832)      (102)
      Prepaids and other...................................       (723)       (231)      (161)
      Accounts payable.....................................      1,213        (283)       475
      Accrued expenses.....................................        132       1,395        126
      Accrued compensation.................................        242         411        129
      Deferred revenue.....................................       (220)       (500)       870
                                                             ---------   ---------   --------
  Net cash used in operating activities....................    (17,379)     (9,166)    (5,024)
                                                             ---------   ---------   --------
Cash flows from investing activities:
  Purchase of available-for-sale securities................   (129,897)   (200,922)   (30,235)
  Maturities of available-for-sale securities..............    151,575     154,681     23,869
  Acquisition of property and equipment....................       (360)     (1,678)      (175)
  (Increase) decrease in other assets......................         --          13        (21)
                                                             ---------   ---------   --------
  Net cash provided by (used in) investing activities......     21,318     (47,906)    (6,562)
                                                             ---------   ---------   --------
Cash flows from financing activities:
  Proceeds from note payable...............................         --         215         --
  Payments on note payable.................................       (175)         --         --
  Proceeds from issuance of preferred stock, net of
    issuance costs.........................................         --         241     13,934
  Proceeds from issuance of common stock, net of issuance
    costs..................................................        230      54,550         --
                                                             ---------   ---------   --------
  Net cash provided by financing activities................         55      55,006     13,934
                                                             ---------   ---------   --------
Net increase (decrease) in cash and cash equivalents.......      3,994      (2,066)     2,348
Effect of exchange rates on cash and cash equivalents......        (27)         (4)        --
Cash and cash equivalents, beginning of year...............      2,080       4,150      1,802
                                                             ---------   ---------   --------
Cash and cash equivalents, end of year.....................  $   6,047   $   2,080   $  4,150
                                                             =========   =========   ========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Conversion of redeemable preferred stock to common stock
    in connection with the Company's initial public
    offering...............................................              $  22,631
                                                                         =========
  Unrealized gains on available-for-sale securities........  $      39
                                                             =========

  The accompanying notes are an integral part of these consolidated financial statements.

                           CARDIOGENESIS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

CardioGenesis Corporation (the Company) was incorporated in September 1993 to conduct research, develop and manufacture cardiovascular surgical devices, including disposable systems, to perform both surgical and catheter based percutaneous transmyocardial revascularization. Since its inception, the Company has devoted substantially all of its efforts to developing products and bringing them to market, raising capital and recruiting personnel. The Company's principal operations commenced during 1996 at which time it emerged from the development stage.

In the course of its development activities, the Company has sustained operating losses and expects such losses to continue at least through 1999. The Company will finance its operations primarily through its cash, cash equivalents and available-for-sale securities, together with existing credit facilities and future revenues. There can be no assurance that the Company will not require additional funding and should this prove necessary, the Company may sell additional shares of its common or preferred stock through private placement or further public offerings.

In May 1996, the Company completed its initial public offering (IPO) selling 3,000,000 shares of its common stock with net proceeds of $54.5 million.

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of CardioGenesis Corporation and its wholly owned subsidiary after all intercompany balances and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with an original maturity of three months or less from the date of purchase and money market funds to be cash equivalents.

AVAILABLE-FOR-SALE SECURITIES

All investments are classified as available-for-sale and therefore are carried at fair market value. Unrealized gains and losses on such securities are reported as a separate component of stockholders' equity. Realized gains and losses on sales of all such securities are reported in earnings and computed using the specific identification cost method.

INVENTORIES

Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market.

                           CARDIOGENESIS CORPORATION

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets, generally two to seven years. Amortization of leasehold improvements is provided on a straight-line basis over the estimated useful life of the related asset or the lease term, whichever is shorter. Maintenance and repairs are charged to operations as incurred.

REVENUE RECOGNITION

The Company recognizes product sales upon shipment of product to the customer and fulfillment of acceptance terms, if any, and when no significant contractual obligations remain outstanding.

LEGAL EXPENSES

Legal costs are charged to operations as incurred.

RESEARCH AND DEVELOPMENT

Research and development costs are charged to operations as incurred.

CONCENTRATION OF CREDIT RISK AND OTHER RISKS AND UNCERTAINTIES

The majority of the Company's cash, cash equivalents and available-for-sale securities are invested in deposits with a major bank in the United States. Deposits in this bank may exceed the amount of insurance provided on such deposits.

Sales to both international and domestic customers are generally made on open credit terms. Management performs ongoing credit evaluations of the Company's customers and maintains an allowance for potential credit losses when needed, but historically has not experienced any significant losses related to individual customers or groups of customers in any particular geographic area.

The Company's products require approval of the FDA or other international regulatory agencies prior to commercialized sales. The Company cannot be assured that its products will receive this regulatory approval. During 1996, the Company received approval to market its ITMR system in the European Community. In January 1998, the Company received approval to market the Company's PMR system in the European Community. If the Company was denied regulatory approval or approval was delayed, it would have a material adverse impact on the Company.

The Company purchases all of its ECG monitors from one of two suppliers. Management believes that other producers could be found to supply ECG monitors to the Company's specifications with relatively consistent pricing. Management believes that there would be minimal delay if the Company was required to change suppliers. If the Company experienced delays in locating a new supplier of ECG monitors, it would have a material adverse impact on the Company.

                           CARDIOGENESIS CORPORATION

Export sales totaled approximately $4.7 million and $2.0 million for 1997 and 1996, respectively. Export sales to customers in Germany accounted for 19% of total sales in fiscal year 1996. Export sales to customers in the Netherlands accounted for 56% of total sales in 1997. Sales to one customer comprised 62% of total sales in 1997.

The Company operates in an industry which experiences rapid technological changes, which may render inventories maintained by the Company obsolete.

INCOME TAXES

Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FOREIGN CURRENCY TRANSLATION

The Company's international subsidiary uses its local currency as its functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense accounts at average exchange rates during the year. Resulting translation adjustments are recorded directly to a separate component of stockholders' equity.

COMPUTATION OF NET LOSS PER COMMON SHARE AND PER COMMON SHARE -- ASSUMING
DILUTION

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share" and the Securities and Exchange Commission Staff Accounting Bulletin No. 98 (SAB No. 98) effective December 31, 1997; accordingly, all prior periods have been restated. Net loss per common share and per common share -- assuming dilution are computed using the weighted average number of shares of common stock outstanding. Common equivalent shares from stock options and preferred stock are excluded from the computation of net loss per common share -- assuming dilution as their effect is antidilutive. No additional shares are considered to be outstanding for either computation under the provisions of SAB No. 98.

                           CARDIOGENESIS CORPORATION

RECLASSIFICATIONS

Certain amounts in the financial statements have been reclassified to conform with the current year's presentation. The reclassifications had no impact on previously reported net losses.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period, resulting from transactions and other events and circumstances from nonowner sources. The impact of adopting SFAS No. 130, which is effective for the Company in 1998, has not been determined.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 requires publicly-held companies to report financial and other information about key revenue-producing segments of the entity for which such information is available and is utilized by the chief operating decision maker. Specific information to be reported for individual segments includes profit or loss, certain revenue and expense items and total assets. A reconciliation of segment financial information to amounts reported in the financial statements would be provided. SFAS No. 131 is effective for the Company in 1998. The Company operates in one business segment; namely, the research, development, manufacture, and sale of cardiovascular surgical devices.

2. AVAILABLE-FOR-SALE SECURITIES

At December 31, 1997, available-for-sale securities consisted of corporate obligations and obligations of federal government agencies, bearing interest at rates ranging from 5.51% to 8.45% per annum, and maturing from January 28, 1998, through October 10, 1999. The maturities of the available-for-sale securities do not exceed two years.

The amortized cost and fair value of available-for-sale securities at December 31, 1997 and 1996 are as follows (in thousands):

                                         1997                           1996
                          ----------------------------------    --------------------
                          AMORTIZED    UNREALIZED     FAIR      AMORTIZED     FAIR
                            COST          GAIN        VALUE       COST        VALUE
                          ---------    ----------    -------    ---------    -------
U.S. Government
  securities............   $ 8,491        $19        $ 8,510     $26,446     $26,446
Corporate obligations...    25,958         20         25,978      29,682      29,682
                           -------        ---        -------     -------     -------
                           $34,449        $39        $34,488     $56,128     $56,128
                           =======        ===        =======     =======     =======

                           CARDIOGENESIS CORPORATION

3. INVENTORIES

Inventories consisted of the following (in thousands):

                                                                DECEMBER 31,
                                                              ----------------
                                                               1997      1996
                                                              ------    ------
Raw materials...............................................  $  736    $   20
Finished goods..............................................     373     1,088
                                                              ------    ------
                                                              $1,109    $1,108
                                                              ======    ======

4. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands):

                                                                DECEMBER 31,
                                                              ----------------
                                                               1997      1996
                                                              ------    ------
Computer equipment..........................................  $  520    $  403
Laboratory equipment........................................     514       430
Furniture and equipment.....................................     698       447
Leasehold improvements......................................     540       731
                                                              ------    ------
                                                               2,272     2,011
Less accumulated depreciation and amortization..............     743       465
                                                              ------    ------
                                                              $1,529    $1,546
                                                              ======    ======

5. ACCRUED EXPENSES

Accrued expenses consisted of the following (in thousands):

                                                                DECEMBER 31,
                                                              ----------------
                                                               1997      1996
                                                              ------    ------
Clinical patient research...................................  $1,074    $  333
Contract research...........................................     231       266
Consulting..................................................      --       275
Distributors................................................      --       400
Legal.......................................................     358       176
Employee Stock Purchase Plan................................      73        72
Other.......................................................      92       174
                                                              ------    ------
                                                              $1,828    $1,696
                                                              ======    ======

                           CARDIOGENESIS CORPORATION

6. COMMITMENTS AND CONTINGENCIES:

FACILITY LEASE

The Company leases its Sunnyvale, California facility under a noncancelable operating lease expiring in October 1999. In addition to monthly rent, the lease is subject to additional payments for utilities and other costs above the base amounts. The Company has the option to extend the term of this lease for an additional five years upon all of the same terms and conditions except base rent.

Future minimum lease payments are as follows at December 31, 1997 (in thousands):

1998....................................................  $191
1999....................................................   160
                                                          ----
                                                          $351
                                                          ====

Rent expense for the years ended December 31, 1997, 1996 and 1995 was $229,000, $229,000 and $65,000, respectively.

RESEARCH AGREEMENT

The Company, in its acquisition of technology in 1993, assumed certain obligations under an ongoing research and development agreement with Columbia University. The agreement provides for a license fee of $1.5 million to be paid to Columbia on the date the technology licensed under the agreement meets all the following conditions: marketing approval from the FDA; issuance of a United States patent for the product; and demonstration of the manufacturability of the product. The Company must pay a royalty to Columbia of 1.4% of all net revenues from sales of the products subject to the license beginning twelve months preceding the issuance of the first United States patent. A royalty of 50% is required for all sublicense revenue. The agreement allows for cumulative research payments under the agreement to be deducted from future royalty payments required. Previous payments under the agreement made by the Company and the assignor to Columbia which would reduce future royalties for product sales have been expensed, as incurred, as research and development expenses.

The Company has agreements to pay consultants and institutions $655,000 for various research and development efforts in 1998.

LITIGATION

The Company is a party to various legal actions that have occurred in the normal course of business. In the opinion of management, the outcome of these actions will not have a material effect on the financial position, cash flows, or results of operations of the Company.

                           CARDIOGENESIS CORPORATION

7. STOCKHOLDERS' EQUITY

COMMON STOCK

At December 31, 1997, the Company had 40 million shares of common stock authorized. In April 1996, the Company reincorporated in the State of Delaware. The financial statements have been retroactively adjusted to reflect the reincorporation. In April 1996, the Company had a 4.1-for-5 reverse stock split of the Company's common and preferred stock. The financial statements have been retroactively restated to give effect to the split.

EMPLOYEE STOCK PURCHASE PLAN

In April 1996, the Board of Directors adopted the 1996 Employee Stock Purchase Plan and reserved 123,000 shares of common stock for issuance under the Plan. The Plan provides for consecutive 24 month offering periods. Each offering period is comprised of four six month purchase periods. Shares are purchased through employees' payroll deductions at exercise prices equal to 85% of the lesser of the fair market value of the Company's common stock at either the first day of the applicable offering period or the last day of the respective purchase period. 17,000 shares had been issued under this plan as of December 31, 1997.

STOCK OPTION PLANS

In November 1993, the Company established the 1993 Equity Incentive Plan that, as amended in 1995, authorized the Board of Directors to grant 1,640,000 incentive and nonstatutory stock options to employees, officers, directors and consultants of the Company. The Plan expires in 2003.

In April 1996, the Company adopted the 1996 Equity Incentive Plan. Pursuant to the provisions of this plan, the Board of Directors may grant incentive and nonstatutory stock options to employees, officers, directors and consultants of the Company. At December 31, 1997, there were 1,120,000 shares reserved for issuance under this plan. The Plan expires in 2006.

Additionally in April 1996, the Company adopted the 1996 Directors Stock Option Plan. Only nonstatutory stock options may be granted under this plan, and only to non-employee directors of the company. At December 31, 1997, there were 98,000 shares reserved for issuance under this plan. The Plan expires in 2006.

Under the Plans, options must be granted at not less than the fair market value at the date of grant as determined by the Board of Directors, or committee thereof, except for options granted to a person owning greater than 10% of the total combined voting power of all classes of stock of the Company, for which the exercise price of the options must be not less than 110% of the fair market value at the time of grant as determined by the Board of Directors or committee thereof and nonstatutory stock options, for which the exercise price of the options must not be less than 85% of the fair market value at the time of grant as determined by the Board of Directors or committee thereof. The Board of Directors, or committee thereof, has the authority to set the term of the options (no longer than ten years from the date of grant, five years for greater than 10% owners of voting stock).

                           CARDIOGENESIS CORPORATION

Under the Plans, options generally vest at a rate of 25% annually after the vesting commencement date.

Activity under the Plans is set forth below (in thousands, except per share data):

                                                         OPTIONS OUTSTANDING
                                     SHARES      -----------------------------------
                                    AVAILABLE    NUMBER
                                       FOR         OF        EXERCISE      AGGREGATE
                                      GRANT      SHARES       PRICE          PRICE
                                    ---------    ------    ------------    ---------
Balances, January 1, 1995.........      740        531     $0.12-$0.24      $    82
  Additional shares reserved by
     plan amendment...............      369
  Options granted.................     (813)       813     $0.24-$0.61          233
  Options canceled................        8         (8)       $0.24              (2)
                                     ------      -----     ------------     -------
Balances, December 31, 1995.......      304      1,336     $0.12-$0.61          313
  Additional shares reserved by
     plan amendment...............      918
  Options granted.................     (646)       646     $0.61-$14.50       5,161
  Options canceled................       75        (75)    $0.12-$14.50        (648)
  Options exercised...............                (409)    $0.12-$1.83          (75)
                                     ------      -----     ------------     -------
Balances, December 31, 1996.......      651      1,498     $0.12-$14.50       4,751
  Additional shares reserved by
     plan amendment...............      300
  Options granted.................   (1,318)     1,318     $6.50-$15.25      10,153
  Options canceled................      692       (692)    $0.12-$15.25      (7,032)
  Options exercised...............                 (83)    $0.12-$10.75         (76)
                                     ------      -----     ------------     -------
Balances, December 31, 1997.......      325      2,041     $0.12-$14.50     $ 7,796
                                     ======      =====     ============     =======

In December 1997, the Company offered employees the right to cancel certain outstanding stock options and receive new options with an exercise price of $6.50 per share, the closing price of the common stock on the date individual employees agreed to cancel their original outstanding stock options. Options to purchase a total of 502,000 shares at original exercise prices ranging from $7.25 to $15.25 per share were canceled and new options were issued in December 1997. The option term and vesting under the new options are identical to the terms of the canceled options.

                           CARDIOGENESIS CORPORATION

The options outstanding and currently exercisable by exercise price at December 31, 1997 are as follows (in thousands, except per share data):

                                                          OPTIONS CURRENTLY
                 OPTIONS OUTSTANDING                         EXERCISABLE
-----------------------------------------------------   ----------------------
                                WEIGHTED
                                 AVERAGE     WEIGHTED      WEIGHTED AVERAGE
                                REMAINING    AVERAGE    ----------------------
   EXERCISE        NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
    PRICES       OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
--------------   -----------   -----------   --------   -----------   --------
 $0.12-$0.24          751         7.13        $0.22         511        $0.21
 $0.61-$0.61          160         8.00        $0.61          73        $0.61
 $1.83-$1.83          149         8.17        $1.83          75        $1.83
 $6.50-$14.50         981         9.32        $7.25         196        $8.16
                    -----                                   ---
                    2,041                                   855
                    =====                                   ===

At December 31, 1997, options to purchase 855,000 shares were exercisable at an average exercise price of $2.21 per share and 2,041,000 shares of common stock are reserved in the event of options exercised.

Deferred compensation to be recognized as a result of stock options granted and preferred stock issued during 1996 and 1995 totaled $1.4 million and $874,000 respectively. Amortization of deferred compensation is generally over a vesting period of four years, with compensation expense recognized in the periods ended December 31, 1997, 1996 and 1995 of $480,000, $849,000 and $104,000
respectively.

                           CARDIOGENESIS CORPORATION

STOCK-BASED COMPENSATION

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the Plans (including the Employee Stock Purchase Plan). Had compensation cost for the Plans been determined based on the fair value at the grant date for awards in 1997, 1996 and 1995 consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per common share and per common share -- assuming dilution for the years ended December 31, 1997, 1996 and 1995 would have been increased to the pro forma amounts indicated below (in thousands, except per share data):

                                                   YEAR ENDED DECEMBER 31,
                                              ----------------------------------
                                                1997       1996         1995
                                              --------   --------    -----------
Net loss -- as reported.....................  $(17,971)  $ (8,800)   $    (5,299)
                                              ========   ========    ===========
Net loss -- pro forma.......................  $(19,800)  $ (9,258)   $    (5,318)
                                              ========   ========    ===========
Net loss per common share and per common
  share -- assuming dilution -- as
  reported..................................  $  (1.49)  $  (1.18)   $(41,077.52)
                                              ========   ========    ===========
Net loss per common share and per common
  share -- assuming dilution -- pro forma...  $  (1.65)  $  (1.25)   $(41,224.81)
                                              ========   ========    ===========

The above pro forma disclosures are not necessarily representative of the effects on reported net income or loss for future years.

The fair value of each option grant is estimated on the date of grant using the minimum value method (prior to the IPO) and the Black-Scholes method (subsequent to the IPO) with the following weighted average assumptions by subgroup:

                                                      OPTION PLANS        STOCK
                                                   ------------------    PURCHASE
                                                   GROUP A    GROUP B      PLAN
                                                   -------    -------    --------
Risk-free interest rate..........................     6.48%      5.86%      5.32%
Expected life....................................     4.23       4.54        0.5
Expected dividends...............................  $    --    $    --    $    --
Expected volatility..............................   0.7633     0.7633     0.7633

The weighted average expected life was calculated based on the vesting period and the exercise behavior of each subgroup. Group A represents higher paid employees, while Group B represents lower paid employees. The risk-free interest rate was calculated in accordance with the grant date and expected life calculated for each subgroup.

                           CARDIOGENESIS CORPORATION

8. INCOME TAXES

At December 31, 1997 and 1996, the components of deferred tax assets are as follows (in thousands):

                                                              1997       1996
                                                            --------    -------
Intangible assets.........................................  $     (4)   $    40
Depreciation..............................................        39          6
Tax credits...............................................       972        229
Accrued expenses and other................................       471        219
Capitalized research and development......................       676        628
Deferred revenue..........................................        --        111
Net operating loss carryforwards..........................    11,636      4,779
                                                            --------    -------
Net deferred tax assets...................................    13,790      6,012
Less valuation allowance..................................   (13,790)    (6,012)
                                                            --------    -------
                                                            $     --    $    --
                                                            ========    =======

The Company had federal and state net operating loss carryforwards of approximately $32.5 million and $10.0 million, respectively, at December 31, 1997, available to offset future regular and alternative minimum taxable income. The Company's federal and state net operating loss carryforwards will expire by the years 2012 and 2002, respectively.

The Tax Reform Act of 1986 substantially changed the rules relative to net operating loss carryforwards in the event of an "ownership change" of a corporation. Future changes in ownership may result in limitations on the annual utilization of net operating loss carryforwards.

9. RELATED PARTY TRANSACTIONS

The Company paid $113,000, $159,000, and $178,000 for consulting fees to certain stockholders during the years ended December 31, 1997, 1996 and 1995, respectively.

10. ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company's allowance for doubtful accounts at December 31, 1997, 1996 and 1995 was $50,000, $225,000, and $0, respectively. Increases to the reserve consisting of bad debt expense amounted to $207,000, $225,000 and $0 for 1997, 1996, and 1995, respectively. Deductions from the reserve of $382,000, $0, and $0 for fiscal years 1997, 1996 and 1995, respectively, consisted of write-offs of specific receivables against the reserve.

                           CARDIOGENESIS CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                     ASSETS

                                                        SEPTEMBER 30,   DECEMBER 31,
                                                            1998            1997
                                                        -------------   ------------
Current assets:
  Cash and cash equivalents...........................     $ 6,901        $ 6,047
  Available-for-sale securities.......................       2,783         24,469
  Accounts receivable, net............................       1,633          3,293
  Inventories.........................................       1,829          1,109
  Other current assets................................       1,614          1,751
                                                           -------        -------
          Total current assets........................      14,760         36,669
Property and equipment, net...........................       1,581          1,529
Available-for-sale securities, non-current............      15,676         10,019
Other assets..........................................          24             23
                                                           -------        -------
          Total assets................................     $32,041        $48,240
                                                           =======        =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses...............     $ 6,410        $ 3,944
  Deferred revenue....................................         295            150
                                                           -------        -------
          Total liabilities...........................       6,705          4,094
Contingencies (Note 3)
Stockholders' equity..................................      25,336         44,146
                                                           -------        -------
          Total liabilities and stockholders'
             equity...................................     $32,041        $48,240
                                                           =======        =======

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                           CARDIOGENESIS CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                           --------------------
                                                             1998        1997
                                                           --------    --------
Sales....................................................  $  2,979    $  5,509
Cost of sales............................................     2,657       3,448
                                                           --------    --------
     Gross profit........................................       322       2,061
                                                           --------    --------
Operating expenses:
  Research and development...............................    12,257      10,203
  General and administrative.............................     4,221       2,762
  Sales and marketing....................................     4,816       3,693
                                                           --------    --------
     Total operating expenses............................    21,294      16,658
                                                           --------    --------
     Operating loss......................................   (20,972)    (14,597)
Interest income and other, net...........................     1,463       2,188
                                                           --------    --------
     Net loss............................................  $(19,509)   $(12,409)
Other comprehensive income:
  Change in unrealized gains on available-for-sale
     securities..........................................        66          --
                                                           --------    --------
Comprehensive income.....................................  $(19,443)   $(12,409)
Net loss per common share and per common share - assuming
  dilution...............................................  $  (1.60)   $  (1.03)
                                                           ========    ========
Shares used in computing net loss per common share and
  per common share - assuming dilution...................    12,189      12,008
                                                           ========    ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                           CARDIOGENESIS CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                           --------------------
                                                             1998        1997
                                                           --------    --------
Cash flows from operating activities :
  Net loss...............................................  $(19,509)   $(12,409)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization.......................       576         335
     Amortization of deferred compensation...............       343         359
     Changes in assets and liabilities:
       Accounts receivable...............................     1,660         380
       Inventories.......................................      (720)        (32)
       Other current assets..............................       137        (639)
       Accounts payable and accrued expenses.............     2,466         580
       Deferred revenue..................................       145        (370)
                                                           --------    --------
       Net cash used in operating activities.............   (14,902)    (11,796)
                                                           --------    --------
Cash flows from investing activities:
  Purchase of available-for-sale securities..............   (15,362)    (29,268)
  Maturities of available-for-sale securities............    31,458      43,840
  Acquisition of property and equipment..................      (628)       (360)
  Other assets...........................................        (1)         --
                                                           --------    --------
       Net cash provided by investing activities.........    15,467      14,212
                                                           --------    --------
Cash flows from financing activities:
  Proceeds from issuance of common stock.................       289         237
                                                           --------    --------
       Net cash provided by financing activities.........       289         237
                                                           --------    --------
Effect of foreign currency translation adjustment........        --         (31)
                                                           --------    --------
Net increase in cash and cash equivalents................       854       2,622
Cash and cash equivalents, beginning of period...........     6,047       2,080
                                                           --------    --------
Cash and cash equivalents, end of period.................  $  6,901    $  4,702
                                                           ========    ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                           CARDIOGENESIS CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- INTERIM CONSOLIDATED FINANCIAL STATEMENTS

These interim consolidated financial statements are unaudited, but have been prepared in accordance with generally accepted accounting principles for interim information and with the instructions to Form 10-Q. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of financial position, results of operations and cash flows at the dates and for the periods presented have been included. The interim financial information herein is not necessarily indicative of results for any future period. The interim consolidated financial statements should be read in conjunction with the audited financial statements and the notes thereto for the fiscal year ended December 31, 1997 included in the Company's Form 10-K filed with the SEC.

The Company has adopted the provisions of Financial Accounting Standards Board Statement No. 130, "Reporting Comprehensive Income."

NOTE 2 -- INVENTORIES

Inventories consisted of the following:

                                       SEPTEMBER 30,    DECEMBER 31,
                                            1998            1997
                                       --------------   -------------
                                               (IN THOUSANDS)
                                                (UNAUDITED)
Raw materials........................      $1,512          $  736
Finished goods.......................         317             373
                                           ------          ------
                                           $1,829          $1,109
                                           ======          ======

NOTE 3 -- CONTINGENCIES

In September 1996, the Company filed an action for declaratory relief against PLC Systems, Inc. of Canada and its wholly-owned U.S. subsidiary, PLC Medical Systems, Inc. (collectively "PLC"), seeking a judgment that PLC's United States patent No. 5,125,926 to a certain heart-synchronized pulsed laser system is not infringed, is invalid and is unenforceable. In the suit, filed in the United States District Court for the Northern District of California, the Company initially requested the Court to enter judgment that the Company's TMR systems do not infringe the PLC patent. In October 1996, PLC responded to the complaint. In its response, PLC took the position that the PLC patent has been infringed by the Company, but made no further claims. In September 1997, the Company filed an amended complaint asking the Federal District Court to consider evidence of inequitable conduct in the U.S. Patent Office while the PLC patent was being obtained by PLC. The amended complaint asserts that the PLC patent is invalid and unenforceable because material prior work of another party was withheld from the Patent Office. Trial is set to begin on January 11, 1999.

On February 9, 1998, PLC submitted the PLC patent to the U.S. Patent Office seeking reissue on the basis that the PLC Patent as granted is "wholly or partly inoperative or invalid."

                           CARDIOGENESIS CORPORATION

                                  (UNAUDITED)

In January 1997, the Company filed an Opposition to a European patent owned by PLC (the "European Patent") that is a counterpart to the PLC patent. The Opposition seeks to have the European Patent declared invalid. The Company believes it has meritorious positions with respect to the invalidity of the European Patent and intends to pursue the Opposition proceeding vigorously. There is also a second opposition to the European Patent being pursued by a third party.

In September 1997, the Company was served with a complaint filed by PLC in Munich, Germany alleging that the Company and its former German sales agent have infringed EP 0 553 576, a European counterpart of the PLC Patent. The Company has referred the complaint to patent counsel and is proceeding in its defense.

NOTE 4 -- COMPUTATION OF NET LOSS PER COMMON SHARE AND
          PER COMMON SHARE -- ASSUMING DILUTION

The Company has adopted Financial Accounting Standards Board Statement No. 128 "Earnings Per Share" and the provisions of the Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 98, and accordingly all prior periods have been restated. Net loss per common share and per common share
 -- assuming dilution are computed using the weighted average number of shares of common stock outstanding. Common equivalent shares from stock options are excluded from the computation of diluted net loss per common share as their effect is antidilutive.

Stock options to purchase 2,467,369 shares of common stock at prices ranging from $.1220 per share to $12.875 per share were outstanding at September 30, 1998, but were not included in the computation of diluted net loss per common share because they were antidilutive. The aforementioned stock options could potentially dilute earnings per share in the future.

NOTE 5 -- LINE OF CREDIT

In June 1998, the Company entered into a loan and security agreement with a bank which provides an $8 million line of credit. Amounts borrowed under the agreement bear interest at a rate equal to the bank's prime rate and are collateralized by the Company's assets. The agreement contains certain financial covenants and is available until May 15, 1999. There was no outstanding balance as of September 30, 1998.

NOTE 6 -- PROPOSED MERGER

On October 21, 1998, the Company entered into an agreement to merge with Eclipse Surgical Technologies, Inc. Pursuant to the merger, 0.80 of a share of Eclipse common stock will be issued for each share of the Company's common stock. The two companies expect that the transaction will, due to its structure, qualify as a tax-free reorganization to be accounted for as a pooling of interests. The Boards of Directors of the Company and Eclipse have approved the agreement; however, the merger is subject to approval by the stockholders of the Company and Eclipse.

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                      ECLIPSE SURGICAL TECHNOLOGIES, INC.
                           RW ACQUISITION CORPORATION
                                      AND
                           CARDIOGENESIS CORPORATION

                          DATED AS OF OCTOBER 21, 1998

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
 ARTICLE I THE MERGER................................................   A-2
   1.1   The Merger..................................................   A-2
   1.2   Effective Time; Closing.....................................   A-2
   1.3   Effect of the Merger........................................   A-2
   1.4   Certificate of Incorporation; Bylaws........................   A-2
   1.5   Directors and Officers......................................   A-3
   1.6   Effect on Capital Stock.....................................   A-3
   1.7   Surrender of Certificates...................................   A-4
   1.8   No Further Ownership Rights in the Company Common Stock.....   A-5
   1.9   Lost, Stolen or Destroyed Certificates......................   A-6
   1.10  Tax and Accounting Consequences.............................   A-6
   1.11  Taking of Necessary Action; Further Action..................   A-6
 ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY............
                                                                        A-6
   2.1   Organization of the Company.................................   A-6
   2.2   Company Capital Structure...................................   A-7
   2.3   Obligations With Respect to Capital Stock...................   A-8
   2.4   Authority...................................................   A-8
   2.5   Company SEC Filings; Company Financial Statements...........   A-9
   2.6   Absence of Certain Changes or Events........................  A-10
   2.7   Tax.........................................................  A-11
   2.8   Intellectual Property.......................................  A-13
   2.9   Compliance; Permits; Restrictions...........................  A-13
   2.10  Litigation..................................................  A-15
   2.11  Brokers' and Finders' Fees..................................  A-15
   2.12  Employee Benefit Plans and Employment Matters...............  A-15
   2.13  Absence of Liens and Encumbrances...........................  A-19
   2.14  Environmental Matters.......................................  A-19
   2.15  Labor Matters...............................................  A-20
   2.16  Agreements, Contracts and Commitments.......................  A-21
   2.17  Pooling of Interests........................................  A-21
   2.18  Change of Control Payments..................................  A-21
   2.19  Registration Statement; Proxy Statement/Prospectus..........  A-22
   2.20  Board Approval..............................................  A-22
   2.21  Fairness Opinion............................................  A-22
   2.22  Section 203 of the Delaware General Corporation Law Not
         Applicable..................................................  A-22
 ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER
             SUB.....................................................  A-23
   3.1   Organization of Parent......................................  A-23
   3.2   Parent and Merger Sub Capital Structure.....................  A-24
   3.3   Obligations With Respect to Capital Stock...................  A-24
   3.4   Authority...................................................  A-25
   3.5   Parent SEC Filings; Parent Financial Statements.............  A-26
   3.6   Absence of Certain Changes or Events........................  A-27
   3.7   Tax.........................................................  A-27
   3.8   Intellectual Property.......................................  A-29

                                                                       PAGE
                                                                       ----
   3.9   Compliance; Permits; Restrictions...........................  A-29
   3.10  Litigation..................................................  A-31
   3.11  Brokers' and Finders' Fees..................................  A-31
   3.12  Employee Benefit Plans and Employment Matters...............  A-31
   3.13  Absence of Liens and Encumbrances...........................  A-34
   3.14  Environmental Matters.......................................  A-34
   3.15  Labor Matters...............................................  A-35
   3.16  Agreements, Contracts and Commitments.......................  A-36
   3.17  Pooling of Interests........................................  A-36
   3.18  Change of Control Payments..................................  A-37
   3.19  Registration Statement; Proxy Statement/Prospectus..........  A-37
   3.20  Board Approval..............................................  A-37
   3.21  Fairness Opinion............................................  A-37
 ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME......................  A-37
   4.1   Conduct of Business.........................................  A-37
 ARTICLE V ADDITIONAL AGREEMENTS.....................................  A-40
   5.1   Proxy Statement/Prospectus; Registration Statement; Other
         Filings; Board Recommendations..............................  A-40
   5.2   Meetings of Stockholders and Shareholders...................  A-41
   5.3   Confidentiality.............................................  A-41
   5.4   No Solicitation.............................................  A-41
   5.5   Public Disclosure...........................................  A-45
   5.6   Legal Requirements..........................................  A-45
   5.7   Third Party Consents........................................  A-45
   5.8   FIRPTA......................................................  A-45
   5.9   Notification of Certain Matters.............................  A-45
   5.10  Best Efforts and Further Assurances.........................  A-46
   5.11  Stock Options and Employee Benefits.........................  A-46
   5.12  Form S-8....................................................  A-47
   5.13  Indemnification and Insurance...............................  A-47
   5.14  Nasdaq Listing..............................................  A-47
   5.15  Parent Affiliate Agreement..................................  A-47
   5.16  Company Affiliate Agreement.................................  A-47
   5.17  Board of Directors and Certain Officers of the Combined
         Company.....................................................  A-48
 ARTICLE VI CONDITIONS TO THE MERGER.................................  A-48
   6.1   Conditions to Obligations of Each Party to Effect the
         Merger......................................................  A-48
   6.2   Additional Conditions to Obligations of the Company.........  A-49
   6.3   Additional Conditions to the Obligations of Parent and
         Merger Sub..................................................  A-50
 ARTICLE VII TERMINATION, AMENDMENT AND WAIVER.......................  A-51
   7.1   Termination.................................................  A-51
   7.2   Notice of Termination; Effect of Termination................  A-52
   7.3   Fees and Expenses...........................................  A-52
   7.4   Amendment...................................................  A-54
   7.5   Extension; Waiver...........................................  A-54

                                                                       PAGE
                                                                       ----
 ARTICLE VIII GENERAL PROVISIONS.....................................  A-54
   8.1   Non-Survival of Representations, Warranties and Covenants...  A-54
   8.2   Notices.....................................................  A-54
   8.3   Interpretation..............................................  A-55
   8.4   Counterparts................................................  A-55
   8.5   Entire Agreement; Third Party Beneficiaries.................  A-55
   8.6   Severability................................................  A-55
   8.7   Other Remedies; Specific Performance........................  A-56
   8.8   Governing Law...............................................  A-56
   8.9   Rules of Construction.......................................  A-56
   8.10  Assignment..................................................  A-56
   8.11  Definition of "Knowledge"...................................  A-56

                               INDEX OF EXHIBITS

Exhibit A    Form of Company Voting Agreement
Exhibit B    Form of Parent Voting Agreement
Exhibit C    Certificate of Merger
Exhibit D    Form of Parent Affiliate Agreement
Exhibit E    Form of Company Affiliate Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of October 21, 1998 among Eclipse Surgical Technologies, Inc., a California corporation ("PARENT"), RW Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and Cardiogenesis Corporation, a Delaware corporation ("the COMPANY").

                                    RECITALS

A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2) and in accordance with the Delaware General Corporation Law ("DELAWARE LAW"), Parent, Merger Sub and the Company intend to enter into a business combination transaction.

B. Immediately upon the Effective Time (as defined in Section 1.2) of the Merger (as defined herein), the Board of Directors of Parent (as the combined company resulting from such business combination transaction) will consist of seven (7) members, with designees of the Company, as set forth herein, to hold three (3) of such seats and designees of Parent, as set forth herein, to hold four (4) of such seats. It is also contemplated that the senior management of the combined company will, as set forth herein, consist of senior management from both the Company and Parent.

C. The Board of Directors of the Company (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger.

D. The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its shareholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the shareholders of Parent vote to approve the issuance of shares of Parent Common Stock (as defined herein) to the stockholders of the Company pursuant to the terms of the Merger.

E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain affiliates of the Company are entering into Voting Agreements in substantially the form attached hereto as Exhibit A (the "COMPANY VOTING AGREEMENTS"). In addition, concurrently with the execution of this Agreement and as a condition and inducement to the Company's willingness to enter into this Agreement, certain affiliates of Parent are entering into Voting Agreements in substantially the form attached hereto as Exhibit B (the "PARENT VOTING AGREEMENTS").

F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

G. It is also intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, substantially in the form of Exhibit C hereto (the "CERTIFICATE OF MERGER"), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as defined herein). Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Reorganization and the Certificate of Merger. The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4  Certificate of Incorporation; Bylaws.

          (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; provided, however, that Article I of the Certificate of Incorporation shall be amended to read as follows: "The name of the corporation is CardioGenesis Corporation."

          (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

1.5 Directors and Officers. Upon the Effective Time, the Board of Directors of Parent shall be Douglas Murphy-Chutorian, Robert L. Mortensen, Iain M. Watson, Alan L. Kaganov, Allen W. Hill, Jack M. Gill and Robert C. Strauss and the officers of the Parent shall include Douglas Murphy-Churtorian as Chairman of the Board of Directors, Allen W. Hill as Chief Executive Officer and Richard P. Powers as Executive Vice President of Finance and Administration and Chief Financial Officer and Secretary, each such director and officer to serve until his respective successor is duly elected or appointed and qualified. In addition, at the Effective Time, the Board of Directors of the Surviving Corporation shall consist of each of the directors of Parent and the officers of Surviving Corporation shall include each of the officers of Parent all as identified in the previous sentence, each such director and officer to serve until his respective successor is duly elected or appointed and qualified.

1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

          (a) Conversion of Company Common Stock. Each share of Common Stock, $0.001 par value per share, of the Company (the "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, (other than any shares of the Company Common Stock to be canceled pursuant to Section 1.6(b)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into the right to receive 0.80 (the "EXCHANGE RATIO") of a share of Common Stock, no par value, of Parent (the "PARENT COMMON STOCK") upon surrender of the certificate representing such share of the Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9). If any shares of the Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

          (b) Cancellation of Parent-Owned Stock. Each share of the Company Common Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c) Stock Options; Employee Stock Purchase Plans. At the Effective Time, all options to purchase the Company Common Stock then outstanding under the Company's 1993 Equity Incentive Plan (the "1993 PLAN"), the Company's 1996 Equity Incentive Plan (the "1996 PLAN") and the Company's 1996 Directors Stock Option Plan (the "DIRECTORS PLAN" and together with the 1993 Plan and the

     1996 Plan, the "COMPANY STOCK OPTION PLANS") shall be assumed by Parent in accordance with Section 5.11 hereof. Options outstanding under the Company's 1996 Employee Stock Purchase Plan (the "COMPANY PURCHASE PLAN") shall be treated as set forth in Section 5.11.

          (d) Capital Stock of Merger Sub. Each share of Common Stock, $0.001 par value, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted (such adjustment to be subject to the consent of the Company, which shall not be unreasonably withheld) to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

          (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the closing price of one share of Parent Common Stock on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market System ("NASDAQ").

1.7  Surrender of Certificates.

          (a) Exchange Agent. Parent shall select an institution reasonably satisfactory to the Company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

          (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent, for exchange in accordance with this Article I, certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f).

          (c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6 and cash in lieu of any fractional shares pursuant to Section 1.6(f), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of any fractional shares pursuant to Section 1.6(f). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock and payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f).

          (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and, subject to applicable law, the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

          (e) Transfers of Ownership. If certificates for shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

          (f) No Liability. Notwithstanding anything to the contrary in this
     Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.8 No Further Ownership Rights in the Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of the Company

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Common Stock in accordance with the terms hereof (together with any cash paid in respect thereof pursuant to Section 1.6(f) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.10  Tax and Accounting Consequences.

          (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

          (b) It is intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing and referencing a specific representation in the disclosure letter supplied by the Company to Parent dated as of the date hereof and certified by a duly authorized officer of the Company (the "COMPANY SCHEDULES"), as follows:

2.1  Organization of the Company.

          (a) The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as

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

     proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined herein) on the Company.

          (b) The Company has delivered to Parent a true and complete list of all of the Company's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and listing the shareholders of each such subsidiary and the number of shares held by each such shareholder.

          (c) The Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of the Company and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

          (d) When used in connection with the Company, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries taken as a whole except for those changes, events and effects that are directly caused by (i) conditions affecting the United States economy as a whole, or (ii) conditions affecting the medical device industry as a whole, which conditions (in the case of clause (i) or (ii)) do not affect the Company in a disproportionate manner) or (iii) conditions that in the good faith judgment of the Company's Board of Directors result principally from the execution or delivery of this Agreement or the announcement of the pendency of the Merger.

2.2  Company Capital Structure.

          (a) The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, $0.001 par value per share, of which there were 12,281,076 shares issued and outstanding as of the date of this Agreement and 2,000,000 shares of Preferred Stock, $0.001 par value per share, of which no shares are issued or outstanding as of the date of this Agreement. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound.

          (b) As of the date of this Agreement, 2,497,023 shares of Company Common Stock are reserved for future issuance under the Company Stock Option Plans and 168,689 shares of Company Common Stock are reserved for future issuance under the Company Purchase Plan. (Stock options granted by the Company pursuant to the Company Stock Option Plans are referred to in this Agreement as "COMPANY STOCK OPTIONS"). Section 2.2(b) of the Company Schedules sets forth the following information with respect to each Company Stock Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the particular plan pursuant to which such Company Stock Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; and (vi) the date on which such Company Stock Option expires. The Company has made available to Parent accurate and complete copies of the Company Stock Option Plans and the forms of all agreements evidencing the Company Stock Options. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.2(b)(i) of the Company Schedules, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Merger.

2.3 Obligations With Respect to Capital Stock. Except as set forth in Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of the Company, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities the Company owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of the Company, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings (except for the Company Voting Agreements) with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

2.4  Authority.

          (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. A vote of the holders of a majority of the outstanding shares of Company Common Stock is required for the Company's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and, if applicable, Merger Sub,

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

     constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders as contemplated in
     Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or
     (iii) assuming the receipt of all material consents, waivers and approvals referred to in the last sentence of this Section 2.4(a), result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected. The Company Schedules list all material consents, waivers and approvals under any of the Company's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement (as defined in Section 2.19) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings (if any) as may be required under applicable federal and state securities laws and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations (if any) which if not obtained or made would not be material to the Company or Parent or have a material adverse effect on the ability of the parties to consummate the Merger.

2.5  Company SEC Filings; Company Financial Statements.

          (a) The Company has filed all forms, reports and documents required to be filed with the SEC since May 21, 1996, and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "COMPANY SEC REPORTS." As of

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

     their respective dates, the Company SEC Reports (i) were prepared in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "COMPANY FINANCIALS"), including any Company SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of the Company contained in the Company SEC Reports as of June 30, 1998 is hereinafter referred to as the "COMPANY BALANCE SHEET." Except as disclosed in the Company Financials, since the date of the Company Balance Sheet neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, except liabilities (i) provided for in the Company Balance Sheet, or (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.

          (c) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

2.6 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company's capital stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their

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

pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock, (iv) any granting by the Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company or any of its subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Company IP Rights (as defined in Section 2.8) other than licenses in the ordinary course of business consistent with past practice, (vi) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

2.7  Taxes.

          (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b) Tax Returns and Audits.

             (i) The Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by the Company and each of its subsidiaries, except such Returns which are not material to the Company, and have paid all Taxes shown to be due on such Returns.

             (ii) The Company and each of its subsidiaries as of the Effective Time will have withheld and paid over, as appropriate, with respect to its employees all federal and state, local and/or foreign income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

             (iii) Neither the Company nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

             (iv) No audit or other examination of any Return of the Company or any of its subsidiaries is presently in progress, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination.

             (v) No adjustment relating to any Returns filed by the Company or any of its subsidiaries has been proposed formally or informally by any Tax authority to the Company or any of its subsidiaries or any representative thereof and, to the knowledge of the Company, no basis exists for any such adjustment which would be material to the Company.

             (vi) Neither the Company nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to the Company, and the Company has not incurred any liability for Taxes other than in the ordinary course of business since the date of the Company Balance Sheet.

             (vii) None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

             (viii) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code.

             (ix) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
        Section 341(f)(2) of the Code apply to any disposition of a subsection
        (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

             (x) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

             (xi) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes payable by the Company or any of its subsidiaries.

             (xii) Neither the Company nor any of its subsidiaries is or has been a member of a consolidated, combined or affiliated group or is a party to or affected by any tax-sharing or allocation agreement or arrangement.

             (xiii) The Company Schedules list (A) any Tax exemption, Tax holiday or other Tax-sparing arrangement that the Company or any of its subsidiaries has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement and (B) any expatriate tax programs or policies affecting the Company or any of its subsidiaries. Each of the Company and its subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any Governmental Entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order.

2.8  Intellectual Property.

          (a) To the knowledge of the Company, the Company and its subsidiaries own, or have the right to use, sell or license all intellectual property necessary or required for the conduct of their respective businesses as presently conducted (such intellectual property and the rights thereto are collectively referred to herein as the "COMPANY IP Rights").

          (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any of the Company IP Rights to which the Company or any subsidiary of the Company is a party or by which, to its knowledge, it is bound or affected, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any the Company IP Rights or materially impair the right of the Company, the Surviving Corporation or Parent to use, sell or license any the Company IP Rights or portion thereof.

          (c) To the knowledge of the Company, the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by the Company or any of its subsidiaries does not violate any license or agreement between the Company or any of its subsidiaries and any third party nor infringe any intellectual property right of any other party.

          (d) There is no pending or, to the knowledge of the Company, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any the Company IP Rights, nor has the Company received any written notice asserting that any the Company IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party. Schedule 2.8 of the Company Schedules lists each patent held by the Company and the expiration date of each such patent.

          (e) The Company has taken commercially reasonable steps designed to safeguard and maintain the confidentiality of, and its proprietary rights in, all the Company IP Rights.

2.9  Compliance; Permits; Restrictions.

          (a) Neither the Company nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, or
     (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected. No investigation or review by any Governmental Entity is pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of material property by the Company or any of its subsidiaries or the conduct of business by the Company as currently conducted.

          (b) The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of the Company (collectively, the "COMPANY PERMITS"). The Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits.

          (c) FDA and Related Matters

             (i) Section 2.9(c) of the Company Schedules sets forth a list, for the period between January 1, 1996 and the date hereof, of (A) all Regulatory or Warning Letters, Notices of Adverse Findings and Section 305 Notices and similar letters or notices issued by the Food and Drug Administration ("FDA") (or any other federal, state, local or foreign governmental entity that is concerned with the safety, efficacy, reliability or manufacturing of drug or medical device products (each, a "REGULATORY AGENCY")) to the Company or any of its subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect on the Company, (B) all product recalls, notifications and safety alerts conducted by the Company or any of its subsidiaries, whether or not required by the FDA, and any request from the FDA or any Regulatory Agency requesting the Company or any of its subsidiaries to cease to investigate, test or market any product, which recalls, notifications, safety alerts or requests would, individually or in the aggregate, have a Material Adverse Effect on the Company, and (C) any criminal, injunctive, seizure or civil penalty actions begun or threatened by the FDA or any Regulatory Agency against the Company or any of its subsidiaries of which the Company has knowledge, and all related consent decrees (including plea agreements) issued with respect to the Company or any of its subsidiaries. Copies of all documents referred to in
        Section 2.9(c) of the Company Schedules have been made available to the Parent.

             (ii) The Company has made submissions to obtain material approvals, certifications, authorizations, clearances and permits for marketing, and has made filings with, or notifications to, the FDA and Regulatory Agencies (or has documented a basis for not making such filings or notifications) pursuant to applicable requirements of the Federal Food, Drug and Cosmetics Act, as amended (the "FDA ACT"), and applicable laws, regulations and rules with respect to each of the products sold by the Company that is listed on Section 2.9(c) of the Company Schedules. The products listed on Section 2.9(c) of the Company Schedules collectively constitute in excess of 95% of the gross revenues generated during the twelve (12)-month period ending December 31, 1997 by that portion of the business of the Company which is subject to the jurisdiction of the FDA or any Regulatory Agency. The Company has no knowledge that any of the material approvals, clearances, authorizations, registrations, certifications, permits, filings or notifications that it or any of its subsidiaries has received or made to the FDA or any Regulatory Agency that relate to the marketing of the products listed on Section 2.9(c) of the Company Schedules have been or are being revoked; provided, however, that the Parent understands and acknowledges that the FDA or any other Regulatory Agency may disagree with the Company's assessment and undertake actions, at any time, to remove from commercial distribution any such product.

             (iii) Except as disclosed in Section 2.9(c) of the Company Schedules, the Company has no knowledge of any pending regulatory action of any sort (other than non-material routine or periodic inspections of reviews) against the Company, or any contract manufacturer (a "CONTRACT MANUFACTURER"), of certain of the Company's products by the FDA or any Regulatory Agency or any other duly authorized governmental authority which regulates the sale of drugs or medical devices in any jurisdiction which could have a Material Adverse Effect on the Company or in any material way limit or restrict the ability of the Company to market its existing products. Except as set forth on Section 2.9(c) of the Company Schedules, neither the Company, nor, to the knowledge of the Company, the Contract Manufacturer, has knowingly committed or permitted to exist any violation of the rules and regulations of the FDA or any Regulatory Agency or any other duly authorized governmental authority which regulates the sale of drugs or medical devices, which has not been cured by the Company, or, to the knowledge of the Company, the Contract Manufacturers or waived by the FDA or any such Regulatory Agency or authority, provided, however, that the Parent understands and acknowledges that the FDA or any other Regulatory Agency may disagree with the Company's assessment and undertake enforcement actions at any time.

2.10 Litigation. Except as disclosed in Section 2.10 of the Company Schedules, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which the Company or any of its subsidiaries has received any notice of assertion nor, to the Company's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against the Company or any of its subsidiaries which reasonably would be likely to be material to the Company, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

2.11 Brokers' and Finders' Fees. Except for fees payable to Bear, Stearns and Co. Inc. ("BEAR STEARNS") pursuant to an engagement letter between the Company and Bear Stearns dated October 5, 1998, a copy of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.12  Employee Benefit Plans and Employment Matters.

          (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.12(a)(i) below (which definition will apply only to this Section 2.12 and Section 3.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

             (i) "AFFILIATE" means any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

             (ii) "COMPANY EMPLOYEE PLAN" means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Company Employee;

             (iii) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

             (iv) "DOL" means the Department of Labor;

             (v) "COMPANY EMPLOYEE" means any current, former, or retired employee, officer, or director of the Company or any Affiliate;

             (vi) "COMPANY EMPLOYEE AGREEMENT" means each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between the Company or any Affiliate and any Company Employee or consultant;

             (vii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

             (viii) "FMLA" means the Family Medical Leave Act of 1993, as amended;

             (ix) "COMPANY INTERNATIONAL EMPLOYEE PLAN" means each Company Employee Plan that has been adopted or maintained by the Company, whether informally or formally, for the benefit of Company Employees outside the United States;

             (x) "IRS" means the Internal Revenue Service;

             (xi) "COMPANY MULTIEMPLOYER PLAN" means any "Company Pension Plan" (as defined below) which is a "multiemployer plan," as defined in
        Section 3(37) of ERISA;

             (xii) "PBGC" means the Pension Benefit Guaranty Corporation; and

             (xiii) "COMPANY PENSION PLAN" means each Company Employee Plan which is an "employee pension benefit plan," within the meaning of
        Section 3(2) of ERISA.

             (xiv) "WARN" means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

          (b) Schedule. Section 2.12(b) of the Company Schedules contain an accurate and complete list of each Company Employee Plan and each Company Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Company Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or

     Company Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

          (c) Documents. The Company has provided to Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Company Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust;
     (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (ix) all COBRA forms and related notices; and (x) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

          (d) Company Employee Plan Compliance. (i) The Company has, to its knowledge, performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) to the Company's knowledge, there are no actions, suits or claims pending or threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to

     Parent, the Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) to the Company's knowledge, there are no audits, inquiries or proceedings pending or threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) to the Company's knowledge, neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

          (e) Company Pension Plans. The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Company Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

          (f) Company Multiemployer Plans. At no time has the Company contributed to or been requested to contribute to any Company Multiemployer Plan.

          (g) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

          (h) Health Care Continuation Obligations. Neither the Company nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to the Company Employees.

          (i) Effect of Transaction

             (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

             (ii) No payment or benefit which will or may be made by the Company or its Affiliates with respect to any Company Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

          (j) Employment Matters. To the Company's knowledge, the Company (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Company Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy. To the Company's knowledge, no employee of the Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by the Company and disclosing to the Company or using trade secrets or proprietary information of any other person or entity.

          (k) Company International Employee Plan. Each Company International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Company International Employee Plan. Furthermore, no Company International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company from terminating or amending any Company International Employee Plan at any time for any reason.

2.13 Absence of Liens and Encumbrances. The Company and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Company Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to the Company.

2.14  Environmental Matters.

          (a) Hazardous Material. To the knowledge of the Company, except as reasonably would not be likely to result in a material liability to the Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws which term shall not include office and janitorial supplies (insofar as they are stored or used in the ordinary course of business) (a "HAZARDOUS MATERIAL"), are present, as a result of the actions of the Company or any of its subsidiaries or any affiliate of the Company, or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

          (b) Hazardous Materials Activities. Except as reasonably would not be likely to result in a material liability to the Company, neither the Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company or any of its subsidiaries disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) Permits. The Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "COMPANY ENVIRONMENTAL PERMITS") necessary for the conduct of the Company's and its subsidiaries' Hazardous Material Activities and other businesses of the Company and its subsidiaries as such activities and businesses are currently being conducted. To the knowledge of the Company, there are no facts or circumstances indicating that any Company Environmental Permit will or may be revoked, suspended, canceled or not renewed. All appropriate action in connection with the renewal or extension of any Company Environmental Permit has been taken.

          (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's knowledge, threatened concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its subsidiaries. The Company is not aware of any fact or circumstance which could involve the Company or any of its subsidiaries in any material environmental litigation or impose upon the Company any material environmental liability. The Company and its subsidiaries have not received notice, nor to the Company's knowledge is there a threatened notice, that the Company or its subsidiaries are responsible, or potentially responsible, for the investigation, remediation, clean-up, or similar action at property presently or formerly used by the Company or any of its subsidiaries for recycling, disposal, or handling of waste.

2.15 Labor Matters. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not have knowledge of any activities or proceedings of any labor union to organize any Company Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Company Employees and no collective bargaining agreement is being negotiated by the Company. The Company and its subsidiaries are and have been in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, WARN or any similar state or local law).

2.16 Agreements, Contracts and Commitments. Except as set forth in Section 2.16 and Section 2.2(b) of the Company Schedules, neither the Company nor any of its subsidiaries is a party to or is bound by:

          (a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of the Company's Board of Directors, other than those that are terminable by the Company or any of its subsidiaries on no more than thirty (30) days notice without liability or financial obligation;

          (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between the Company or any of its subsidiaries and any of its officers or directors;

          (d) any agreement, contract or commitment containing any covenant limiting the freedom of the Company or any of its subsidiaries to engage in any line of business or compete with any person or granting any exclusive distribution rights; (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or

          (f) any material joint marketing or development agreement.

Neither the Company nor any of its subsidiaries, nor to the Company's knowledge any other party to a Company Contract (as defined herein), has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company or any of its subsidiaries is a party or by which it is bound of the type described in clauses
(a) through (f) above (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to the Company.

2.17 Pooling of Interests. The Company has provided PricewaterhouseCoopers LLP, its independent accountants, all of the information that has been requested by such firm in connection with such firm's analysis of the availability of pooling-of-interest accounting for the Merger and, having conferred with such firm, nothing has come to the Company's knowledge that has led it to believe that either the Company or any of its directors, officers, affiliates or stockholders has taken any action which would preclude Parent's ability to account for the Merger as a pooling of interests.

2.18 Change of Control Payments. The Company Schedules set forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers or directors of the Company as a result of or in connection with the Merger.

2.19 Registration Statement; Proxy Statement/Prospectus. The information to be supplied by the Company for inclusion in the Registration Statement (as defined in Section 3.4(b)) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Company and shareholders of Parent in connection with the meeting of the Company's stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "COMPANY STOCKHOLDERS' MEETING") and in connection with the meeting of Parent's shareholders to consider the approval of the issuance of shares of Parent Common Stock by virtue of the Merger (the "PARENT SHAREHOLDERS' MEETING") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "PROXY STATEMENT") shall not, on the date the Proxy Statement is first mailed to the Company's stockholders and Parent's shareholders, at the time of the Company Stockholders' Meeting or the Parent Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting or the Parent Shareholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

2.20 Board Approval. The Board of Directors of the Company has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of the Company and its stockholders, (ii) to propose this Agreement for approval and adoption by the Company's stockholders and to declare the advisability of this Agreement, and (iii) to recommend that the stockholders of the Company approve and adopt this Agreement and approve the Merger.

2.21 Fairness Opinion. The Company has received a written opinion from Bear, Stearns and Co. Inc. dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to the Company's stockholders from a financial point of view and has delivered to Parent a copy of such opinion.

2.22 Section 203 of the Delaware General Corporation Law Not Applicable. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the Delaware Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this

Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                 AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by Parent to the Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "PARENT SCHEDULES"), as follows:

3.1  Organization of Parent.

          (a) Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined herein) on Parent.

          (b) Parent has delivered to the Company a true and complete list of all of Parent's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and listing the shareholders of each such subsidiary and the number of shares held by each such shareholder.

          (c) Parent has delivered or made available to the Company a true and correct copy of the Articles of Incorporation and Bylaws of Parent and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Parent nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent governing instruments.

          (d) When used in connection with Parent, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of Parent and its subsidiaries taken as a whole except for those changes, events and effects that are directly caused by (i) conditions affecting the United States economy as a whole, or (ii) conditions affecting the medical device industry as a whole, which conditions (in the case of clause (i) or (ii)) do not affect Parent in a disproportionate manner), or (iii) conditions that in the good faith judgment of Parent's Board of Directors result principally from the execution or delivery of this Agreement or the announcement of the pendency of the Merger, or (iv) the recommendation or other results (including any delay or rejection) of the FDA panel that is to consider Parent's pre-market approval application for certain of its products, unless such delay or rejection is announced by the FDA publicly or to Parent to be due to allegations by the FDA of fraud or criminal action by Parent.

3.2  Parent and Merger Sub Capital Structure.

          (a) The authorized capital stock of Parent consists of 50,000,000 shares of Common Stock, no par value, of which as of October 16, 1998 there were 17,395,885 shares issued and outstanding as of the date of this Agreement and 5,000,000 shares of Preferred Stock, no par value, of which no shares are issued or outstanding as of the date of this Agreement. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it is bound. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $0.001 par value per share, all of which, as of the date hereof, are issued and outstanding and are held by Parent. Merger Sub was formed on October 16, 1998, for the purpose of consummating the Merger, has no material assets or liabilities except as necessary for such purpose and has not, and prior to the Effective Time will not have, conducted any business except as necessary for such purpose.

          (b) As of the date of this Agreement, Parent had reserved an aggregate of 4,000,000 shares and 200,000 shares, respectively, of Parent Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to Parent's Stock Option Plan and Director Stock Option Plan, under which options are outstanding for an aggregate of 2,797,520 shares and 75,000 shares, respectively. (The Stock Option Plan, Dual Stock Option Plan and Director Stock Option Plan are collectively referred to in this Agreement as the "PARENT STOCK OPTION PLANS." Stock options granted pursuant to the Parent Stock Option Plans are referred to in this Agreement as "PARENT STOCK OPTIONS.") Parent has made available to the Company accurate and complete copies of all Parent Stock Option Plans and the forms of all agreements evidencing the Parent Stock Options. There are no commitments or agreements of any character to which Parent is bound obligating Parent to accelerate the vesting of any Parent Stock Option as a result of the Merger. As of the date of this Agreement, an aggregate of 250,000 shares of Parent Common Stock have been reserved for issuance pursuant to Parent's Employee Stock Purchase Plan (the "PARENT PURCHASE PLAN").

3.3 Obligations With Respect to Capital Stock. Except as set forth in Section 3.2, there are no equity securities, partnership interests or similar ownership interests of any class of Parent, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Parent owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be

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issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Parent, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings (except for the Parent Voting Agreements) with respect to any equity security of any class of Parent or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

3.4  Authority.

          (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the filing of the Certificate of Merger pursuant to Delaware Law and the approval by Parent's shareholders of the issuance of shares of Parent Common Stock issuable under the terms of the Merger. A vote of the holders of a majority of the outstanding shares of Parent Common Stock is required for Parent's shareholders to approve the issuance of shares of Parent Common Stock by virtue of the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not (i) conflict with or violate the Articles of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub or the equivalent organizational documents of any of Parent's other subsidiaries, (ii) subject to obtaining the approval of Parent's shareholders of the issuance of shares of Parent Common Stock by virtue of the Merger as contemplated in
     Section 5.2 and compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries (including Merger Sub) or by which its or any of their respective properties is bound or affected, or (iii) assuming the receipt of all material consents, waivers and approvals referred to in the last sentence of this Section 3.4(a), result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries (including Merger Sub) pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries (including Merger Sub) is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected. The Parent Schedules list all

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

     material consents, waivers and approvals under any of Parent's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for
     (i) the filing of a Form S-4 Registration Statement (the "REGISTRATION STATEMENT") with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings (if any) as may be required under applicable federal and state securities laws and the securities or antitrust laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations (if any) which if not obtained or made would not be material to Parent or the Company or have a material adverse effect on the ability of the parties to consummate the Merger.

3.5  Parent SEC Filings; Parent Financial Statements.

          (a) Parent has filed all forms, reports and documents required to be filed with the SEC since May 31, 1996, and has made available to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "PARENT SEC REPORTS." As of their respective dates, the Parent SEC Reports
     (i) were prepared in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports (the "PARENT FINANCIALS"), including any Parent SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto,
     (y) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (z) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Parent contained in Parent SEC Reports as of June 30, 1998 is hereinafter referred to as the "PARENT BALANCE

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

     SHEET." Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except liabilities (i) provided for in the Parent Balance Sheet, or
     (ii) incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices.

          (c) Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

3.6 Absence of Certain Changes or Events. Since the date of Parent Balance Sheet there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Parent's or any of its subsidiaries' capital stock, (iv) any granting by Parent or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent or any of its subsidiaries of any increase in severance or termination pay or any entry by Parent or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Parent IP Rights (as defined in Section 3.8) other than licenses in the ordinary course of business consistent with past practice, (vi) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

3.7  Tax.

          (a) Tax Returns and Audits.

             (i) Parent and each of its subsidiaries have timely filed all Returns relating to Taxes required to be filed by Parent and each of its subsidiaries, except such Returns which are not material to Parent, and have paid all Taxes shown to be due on such Returns.

             (ii) Parent and each of its subsidiaries as of the Effective Time will have withheld and paid over, as appropriate, with respect to its employees all federal and state, local and/or foreign income taxes, FICA, FUTA and other Taxes required to be withheld.

             (iii) Neither Parent nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Parent or any of its subsidiaries, nor has Parent or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

             (iv) No audit or other examination of any Return of Parent or any of its subsidiaries is presently in progress, nor has Parent or any of its subsidiaries been notified of any request for such an audit or other examination.

             (v) No adjustment relating to any Returns filed by Parent or any of its subsidiaries has been proposed formally or informally by any Tax authority to Parent or any of its subsidiaries or any representative thereof and, to the knowledge of Parent, no basis exists for any such adjustment which would be material to Parent.

             (vi) Neither Parent nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Parent Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Parent, and the Company has not incurred any liability for Taxes other than in the ordinary course of business since the date of the Company Balance Sheet.

             (vii) None of Parent's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

             (viii) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Parent or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code.

             (ix) Neither Parent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
        Section 341(f)(2) of the Code apply to any disposition of a subsection
        (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent.

             (x) Parent is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

             (xi) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes payable by Parent or any of its subsidiaries.

             (xii) Neither Parent nor any of its subsidiaries is or has been a member of a consolidated, combined or affiliated group or is a party to or affected by any tax-sharing or allocation agreement or arrangement.

             (xiii) The Parent Schedules list (y) any Tax exemption, Tax holiday or other Tax-sparing arrangement that Parent or any of its subsidiaries has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement and (z) any expatriate tax programs or policies affecting Parent or any of its subsidiaries. Each of Parent and its subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any Governmental Entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order.

3.8  Intellectual Property.

          (a) To the knowledge of Parent, the Parent and its subsidiaries own, or have the right to use, sell or license all intellectual property necessary or required for the conduct of their respective businesses as presently conducted (such intellectual property and the rights thereto are collectively referred to herein as the "PARENT IP Rights").

          (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any of the Parent IP Rights to which the Parent or any subsidiary of the Parent is a party or by which, to its knowledge, it is bound or affected, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Parent IP Rights or materially impair the right of Parent, the Surviving Corporation or the Company to use, sell or license any Parent IP Rights or portion thereof.

          (c) To the knowledge of Parent, the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Parent or any of its subsidiaries does not violate any license or agreement between Parent or any of its subsidiaries and any third party or infringe any intellectual property right of any other party.

          (d) There is no pending or, to the knowledge of Parent, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Parent IP Rights, nor has Parent received any written notice asserting that any Parent IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party. Schedule 3.8 of the Parent Schedules lists each patent held by the Parent and the expiration date of each such patent.

          (e) Parent has taken commercially reasonable steps designed to safeguard and maintain the confidentiality of, and its proprietary rights in, all Parent IP Rights.

3.9  Compliance; Permits; Restrictions.

          (a) Neither Parent nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected. No investigation or review by any Governmental Entity is pending or, to Parent's knowledge, threatened against Parent or any of its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of material property by Parent or any of its subsidiaries or the conduct of business by Parent as currently conducted.

          (b) Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Parent (collectively, the "PARENT PERMITS"). Parent and its subsidiaries are in compliance in all material respects with the terms of the Parent Permits.

          (c) FDA and Related Matters.

             (i) Section 3.9(c) of the Parent Schedules sets forth a list, for the period between January 1, 1996 and the date hereof, of (A) all Regulatory or Warning Letters, Notices of Adverse Findings and Section 305 Notices and similar letters or notices issued by the FDA (or any other Regulatory Agency) to the Parent or any of its subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect on the Parent, (B) all product recalls, notifications and safety alerts conducted by the Parent or any of its subsidiaries, whether or not required by the FDA, and any request from the FDA or any Regulatory Agency requesting the Parent or any of its subsidiaries to cease to investigate, test or market any product, which recalls, notifications, safety alerts or requests would, individually or in the aggregate, have a Material Adverse Effect on the Parent, and (C) any criminal, injunctive, seizure or civil penalty actions begun or threatened by the FDA or any Regulatory Agency against the Parent or any of its subsidiaries of which the Parent has knowledge, and all related consent decrees (including plea agreements) issued with respect to the Parent or any of its subsidiaries. Copies of all documents referred to in Section 3.9(c) of the Parent Schedules have been made available to the Company.

             (ii) The Parent has made submissions to obtain material approvals, certifications, authorizations, clearances and permits for marketing, and has made filings with, or notifications to, the FDA and Regulatory Agencies (or has documented a basis for not making such filings or notifications) pursuant to applicable requirements of the FDA Act, and applicable laws, regulations and rules with respect to each of the products sold by the Parent that is listed on Section 3.9(c) of the Parent Schedules. The products listed on Section 3.9(c) of the Parent Schedules collectively constitute in excess of 95% of the gross revenues generated during the twelve (12)-month period ending December 31, 1997 by that portion of the business of the Parent which is subject to the jurisdiction of the FDA or any Regulatory Agency. The Parent has no knowledge that any of the material approvals, clearances, authorizations, registrations, certifications, permits, filings or notifications that it or any of its subsidiaries has received or made to the FDA or any Regulatory Agency that relate to the marketing of the products listed on Section 3.9(c) of the Parent Schedules have been or are being revoked; provided, however, that the Company understands and acknowledges that the FDA or any other Regulatory Agency may disagree with the Parent's assessment and undertake actions, at any time, to remove from commercial distribution any such product.

             (iii) Except as disclosed in Section 3.9(c) of the Parent Schedules, the Parent has no knowledge of any pending regulatory action of any sort (other than non-material routine or periodic inspections of reviews) against the Parent or any Contract Manufacturer by the FDA or any Regulatory Agency or any other duly authorized governmental authority which regulates the sale of drugs or medical devices in any jurisdiction which could have a Material Adverse Effect on the Parent, or in any material way limit or restrict the ability of the Parent to market its existing products. Except as set forth on Section 3.9(c) of the Parent Schedules, neither the Parent, nor, to the knowledge of the Parent, the Contract Manufacturer, has knowingly committed or permitted to exist any violation of the rules and regulations of the FDA or any Regulatory Agency or any other duly authorized governmental authority which regulates the sale of drugs or medical devices which has not been cured by the Parent, or, to the knowledge of the Parent, the Contract Manufacturer or waived by the FDA or any such Regulatory Agency authority, provided, however, that the Company understands and acknowledges that the FDA or any other Regulatory Agency may disagree with the Parent's assessment and undertake enforcement actions at any time.

3.10 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Parent or any of its subsidiaries has received any notice of assertion nor, to Parent's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Parent or any of its subsidiaries which reasonably would be likely to be material to Parent, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

3.11 Brokers' and Finders' Fees. Except for fees payable to PaineWebber Incorporated pursuant to an engagement letter dated October 5, 1998, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.12  Employee Benefit Plans and Employment Matters.

          (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

             (i) "PARENT EMPLOYEE PLAN" means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Parent or any Affiliate for the benefit of any Parent Employee;

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

             (ii) "PARENT EMPLOYEE" means any current, former, or retired employee, officer, or director of Parent or any Affiliate;

             (iii) "PARENT EMPLOYEE AGREEMENT" means each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Parent or any Affiliate and any Employee or consultant;

             (iv) "PARENT INTERNATIONAL EMPLOYEE PLAN" means each Parent Employee Plan that has been adopted or maintained by Parent, whether informally or formally, for the benefit of Employees outside the United States; and

             (v) "PARENT PENSION PLAN" means each Parent Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

          (b) Schedule. Section 3.12(b) of the Parent Schedules contain an accurate and complete list of each Parent Employee Plan and each Parent Employee Agreement. Parent does not have any plan or commitment to establish any new Parent Employee Plan, to modify any Parent Employee Plan or Parent Employee Agreement (except to the extent required by law or to conform any such Parent Employee Plan or Parent Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to the Company in writing, or as required by this Agreement), or to enter into any Parent Employee Plan or Parent Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

          (c) Documents. Parent has provided to the Company: (i) correct and complete copies of all documents embodying each Parent Employee Plan and each Parent Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Parent Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Parent Employee Plan or related trust; (iv) if the Parent Employee Plan is funded, the most recent annual and periodic accounting of Parent Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Parent Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Parent Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Parent Employee Plan; (vii) all material written agreements and contracts relating to each Parent Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts;
     (viii) all communications material to any Parent Employee relating to any Parent Employee Plan and any proposed Parent Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Parent; (ix) all COBRA forms and related notices; and (x) all registration statements and prospectuses prepared in connection with each Parent Employee Plan.

          (d) Parent Employee Plan Compliance. (i) Parent has, to its knowledge, performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Parent Employee Plan, and each Parent Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Parent Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Plan; (iv) to Parent's knowledge, there are no actions, suits or claims pending or threatened or reasonably anticipated (other than routine claims for benefits) against any Parent Employee Plan or against the assets of any Parent Employee Plan; (v) each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) to Parent's knowledge, there are no audits, inquiries or proceedings pending or threatened by the IRS or DOL with respect to any Parent Employee Plan; and (vii) to Parent's knowledge, neither Parent nor any Affiliate is subject to any penalty or tax with respect to any Parent Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

          (e) Parent Pension Plans. Parent does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Parent Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

          (f) Parent Multiemployer Plans. At no time has Parent contributed to or been requested to contribute to any Parent Multiemployer Plan.

          (g) No Post-Employment Obligations. No Parent Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Parent has never represented, promised or contracted (whether in oral or written form) to any Parent Employee (either individually or to Parent Employees as a group) or any other person that such Parent Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

          (h) Health Care Continuation Obligations. Neither Parent nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

          (i) Effect of Transaction

             (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Parent Employee Plan, Parent Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Parent Employee.

             (ii) No payment or benefit which will or may be made by Parent or its Affiliates with respect to any Parent Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

          (j) Employment Matters. To Parent's knowledge, Parent (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Parent Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Parent Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Parent under any worker's compensation policy or long-term disability policy. To Parent's knowledge, no Parent Employee has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by Parent and disclosing to Parent or using trade secrets or proprietary information of any other person or entity.

          (k) Parent International Employee Plan. Each Parent International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Parent International Employee Plan. Furthermore, no Parent International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Parent from terminating or amending any Parent International Employee Plan at any time for any reason.

3.13 Absence of Liens and Encumbrances. Parent and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Parent Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to Parent.

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

3.14  Environmental Matters.

          (a) Hazardous Material. To the knowledge of Parent, except as reasonably would not be likely to result in a material liability to Parent, no underground storage tanks and no amount of any Hazardous Material, but excluding office and janitorial supplies, are present, as a result of the actions of Parent or any of its subsidiaries or any affiliate of Parent, or, to Parent's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Parent or any of its subsidiaries has at any time owned, operated, occupied or leased.

          (b) Hazardous Materials Activities. Except as reasonably would not be likely to result in a material liability to Parent, neither Parent nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Parent or any of its subsidiaries engaged in any Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) Permits. Parent and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "PARENT ENVIRONMENTAL PERMITS") necessary for the conduct of Parent's and its subsidiaries' Hazardous Material Activities and other businesses of Parent and its subsidiaries as such activities and businesses are currently being conducted. To the knowledge of Parent, there are no facts or circumstances indicating that any Parent Environment Permit will or may be revoked, suspended, canceled or not renewed. All appropriate action in connection with the renewal or extension of any Parent Environmental Permit has been taken.

          (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Parent's knowledge, threatened concerning any Parent Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Parent or any of its subsidiaries. Parent is not aware of any fact or circumstance which could involve Parent or any of its subsidiaries in any material environmental litigation or impose upon Parent any material environmental liability. Parent and its subsidiaries have not received notice, nor to the Parent's knowledge is there a threatened notice, that Parent or its subsidiaries are responsible, or potentially responsible, for the investigation, remediation, clean-up, or similar action at property presently or formerly used by Parent or any of its subsidiaries for recycling, disposal, or handling of waste.

3.15 Labor Matters. No work stoppage or labor strike against Parent is pending, threatened or reasonably anticipated. Parent does not have knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Parent, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Parent. Neither Parent nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Parent

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

is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Parent Employees and no collective bargaining agreement is being negotiated by Parent. Parent and its subsidiaries are and have been in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, WARN or any similar state or local law).

3.16 Agreements, Contracts and Commitments. Except as set forth in Section 3.16 and Section 3.2(b) of the Parent Schedules, neither Parent nor any of its subsidiaries is a party to or is bound by:

          (a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of Parent's Board of Directors, other than those that are terminable by Parent or any of its subsidiaries on no more than thirty days notice without liability or financial obligation;

          (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between Parent or any of its subsidiaries and any of its officers or directors;

          (d) any agreement, contract or commitment containing any covenant limiting the freedom of Parent or any of its subsidiaries to engage in any line of business or compete with any person or granting any exclusive distribution rights;

          (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or

          (f) any material joint marketing or development agreement.

Neither Parent nor any of its subsidiaries, nor to Parent's knowledge any other party to a Parent Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Parent or any of its subsidiaries is a party or by which it is bound of the type described in clauses (a) through (f) above (any such agreement, contract or commitment, a "PARENT CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Parent Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to Parent.

3.17 Pooling of Interests. Parent has provided to Pricewaterhouse-Coopers LLP, its independent accountants, all of the information that has been requested by such firm in connection with such firm's analysis of the availability of pooling-of-interest accounting for the Merger and, having conferred with such firm, nothing has come to Parent's knowledge that has led it to believe that neither Parent nor any of its directors, officers, affiliates or

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

stockholders has taken any action which would preclude Parent's ability to account for the Merger as a pooling of interests.

3.18 Change of Control Payments. There is no plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers or directors of Parent as a result of or in connection with the Merger.

3.19 Registration Statement; Proxy Statement/Prospectus. The information to be supplied by Parent for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by Parent for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Parent's shareholders and the Company's stockholders, at the time of the Parent Shareholders' Meeting or the Company Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Shareholders' Meeting or the Company Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

3.20 Board Approval. The Board of Directors of Parent has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of Parent and its shareholders, and (ii) to recommend that the shareholders of Parent approve the issuance of shares of Parent Common Stock by virtue of the Merger.

3.21 Fairness Opinion. Parent has received a written opinion from PaineWebber Incorporated, dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to Parent from a financial point of view and has delivered to the Company a copy of such opinion.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company (which for the purposes of this Article 4 shall include the Company and each of its subsidiaries) and Parent (which for the purposes of this Article 4 shall include Parent and each of its subsidiaries) agree, except (i) in the case of the Company as provided in
Article 4 of the Company Schedules and in the case of Parent as provided in
Article 4 of the Parent Schedules, or (ii) to the extent that the other

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

of them shall otherwise consent in writing, to carry on its business diligently and in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, each of the Company and Parent will promptly notify the other of any material event involving its business or operations. No information or knowledge obtained in any investigation will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

In addition, except as permitted by the terms of this Agreement, and except in the case of the Company as provided in Article 4 of the Company Schedules and in the case of Parent as provided in Article 4 of the Parent Schedules, without the prior written consent of the other, neither the Company nor Parent shall do any of the following, and neither the Company nor Parent shall permit its subsidiaries to do any of the following, nor take, or cause or permit to be taken, any other action that would be reasonably likely to have the effect of causing any of its respective representatives or warranties contained in this Agreement to become untrue if such representation or warranty were deemed made at the time such action is taken:

          (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b) Grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the other, or adopt any new severance plan;

          (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company IP Rights or the Parent IP Rights, as the case may be, or enter into grants to future patent rights, other than in the ordinary course of business consistent with past practice;

          (d) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (e) Repurchase or otherwise acquire, directly or indirectly, any shares of capital stock except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan existing on the date hereof;

          (f) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any

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

     securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance of shares of Company Common Stock or Parent Common Stock, as the case may be, pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement, (ii) the grant of options to purchase shares of Company Common Stock or Parent Common Stock, as the case may be, to be granted at fair market value in the ordinary course of business, consistent with past practice and in accordance with stock option plans existing on the date hereof, (iii) shares of Company Common Stock or Parent Common Stock, as the case may be, issuable upon the exercise of the options referred to in clause (ii), and (iv) shares of Company Common Stock or Parent Common Stock, as the case may be, issuable to participants in the Parent Purchase Plan or the Company Purchase Plan consistent with past practice and the terms thereof;

          (g) Cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any subsidiaries);

          (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or Parent, as the case may be, or enter into any material joint ventures, strategic partnerships or alliances;

          (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company or Parent, as the case may be, except in the ordinary course of business consistent with past practice;

          (j) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of the Company or Parent, as the case may be, or guarantee any debt securities of others;

          (k) Adopt or amend any employee benefit or employee stock purchase or employee option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

          (l) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

          (m) Make any grant of exclusive rights to any third party;

          (n) Take any action that would be reasonably likely to interfere with Parent's ability to account for the Merger as a pooling of interests; or

          (o) Agree in writing or otherwise to take any of the actions described in Article 4 (a) through (n) above.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

5.1 Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations.

          (a) As promptly as practicable after the execution of this Agreement, the Company and Parent will prepare, and file with the SEC, the Proxy Statement and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included. Each of the Company and Parent will respond to any comments of the SEC, will use its respective best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and will cause the Proxy Statement to be mailed to its respective stockholders or shareholders, as the case may be, at the earliest practicable time. As promptly as practicable after the date of this Agreement, the Company and Parent will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company or shareholders of Parent, such amendment or supplement.

          (b) The Proxy Statement will include the recommendation of the Board of Directors of the Company in favor of adoption and approval of this Agreement and approval of the Merger (except that the Board of Directors of the Company may withdraw, modify or refrain from making such recommendation to the extent that the Board determines, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties under applicable law would require it to do so). In addition, the Proxy Statement will include the recommendations of the Board of Directors of Parent in favor of the issuance of shares of Parent Common Stock by virtue of the Merger (except that the Board of Directors of Parent may withdraw, modify or refrain from making such recommendations to the extent that the Board determines, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties under applicable law would require it to do so).

5.2 Meetings of Stockholders and Shareholders. Promptly after the date hereof, the Company will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Company Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement. The Company will consult with Parent and use its best efforts to hold the Company Stockholders' Meeting on the same day as the Parent Shareholders' Meeting. Promptly after the date hereof, Parent will take all action necessary in accordance with the California General Corporation Law and its Articles of Incorporation and Bylaws to convene the Parent Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon the issuance of shares of Parent Common Stock by virtue of the Merger. Parent will consult with the Company and will use its best efforts to hold the Parent Shareholders' Meeting on the same day as the Company Stockholders' Meeting. For so long as the Board of Directors of the Company continues to make the recommendation set forth in
Section 5.1(b), the Company will use its best efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of the National Association of Securities Dealers, Inc. or Delaware Law to obtain such approvals; provided, however, that if the Board of Directors of the Company withdraws such recommendation in accordance with Section 5.4(b)(ii) of this Agreement, it shall nevertheless, without recommendation, submit this Agreement and the Merger to the Company's stockholders for approval and adoption at the Company Stockholder Meeting unless otherwise excused from doing so upon termination of this Agreement in accordance with Article VII hereof. For so long as the Board of Directors of Parent continues to make the recommendations set forth in Section 5.1(b), Parent will use its best efforts to solicit from its shareholders proxies in favor of the issuance of shares of Parent Common Stock by virtue of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of the National Association of Securities Dealers, Inc. or the California General Corporation Law to obtain such approvals.

5.3 Confidentiality. The parties acknowledge that the Company and Parent have previously executed each other's form of Confidentiality Agreement, each dated September 20, 1998 (collectively, the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

5.4  No Solicitation.

          (a) Restrictions on Parent.

             (i) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, Parent and its subsidiaries shall not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group (other than the Company and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning Parent or any of its subsidiaries to, or afford any access to the properties, books or records of Parent or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than the Company and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to Parent. Parent will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. For the purposes of this Agreement, an "ACQUISITION PROPOSAL" with respect to an entity means any proposal or offer relating to (i) any merger, consolidation, sale of substantial assets or similar transactions involving the entity or any subsidiaries of the entity (other than sales of assets or inventory in the ordinary course of business or as permitted under the terms of this Agreement),
        (ii) sale of 15% or more of the outstanding shares of capital stock of the entity (including without limitation by way of a tender offer or an exchange offer), (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of capital stock of the entity (except for acquisitions for passive investment purposes only in circumstances where the person or group qualifies for and files a Schedule 13G with respect thereto and only for so long as such person or group continues to be eligible to report its beneficial ownership of such capital stock on
        Schedule 13G); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. Parent will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Parent will (i) notify the Company as promptly as practicable if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify the Company of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this Section 5.4(a), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, Parent and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than the Company); provided, however, that nothing herein shall prohibit Parent's Board of Directors from taking and disclosing to Parent's shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

             (ii) Notwithstanding the provisions of paragraph (a)(i) above, prior to the Effective Time, Parent may, to the extent the Board of Directors of Parent determines, in good faith, after consultation with outside legal counsel, that the

        Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (a)(iii), below, furnish information to any person, entity or group after such person, entity or group has delivered to Parent in writing, an unsolicited bona fide Acquisition Proposal which the Board of Directors of Parent in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable than the Merger to the stockholders of Parent (a "PARENT SUPERIOR PROPOSAL"). In addition, notwithstanding the provisions of paragraph (a)(i) above, in connection with a possible Acquisition Proposal, Parent may refer any third party to this Section 5.4(a) or make a copy of this Section 5.4(a) available to a third party. In the event Parent receives a Parent Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of Parent from recommending such Parent Superior Proposal to Parent's shareholders, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of Parent may withdraw, modify or refrain from making its recommendations set forth in
        Section 5.1(b), and, to the extent it does so, Parent may refrain from soliciting proxies and taking such other action necessary to secure the vote of its shareholders as may be required by Section 5.2; provided, however, that Parent shall not recommend to its shareholders a Parent Superior Proposal for a period of not less than 48 hours after the Company's receipt of a copy of such Parent Superior Proposal (or a description of the significant terms and conditions thereof, if not in writing).

             (iii) Notwithstanding anything to the contrary herein, Parent will not provide any non-public information to a third party unless: (x) Parent provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (y) such non-public information is the same information previously delivered to the Company.

             (iv) Notwithstanding the foregoing provisions of this Section 5.4(a), Parent shall be permitted to undertake the transaction involving its Microheart, Inc. subsidiary described in Article IV of the Parent Schedules and such transaction shall not be considered an "Acquisition Proposal" for purposes of this Agreement.

          (b) Restrictions on the Company.

             (i) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, the Company and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, (i) solicit or knowingly encourage submission of, any proposals or offers by any person, entity or group (other than Parent and its affiliates, agents and representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning the Company or any of its subsidiaries to, or afford any access to the properties, books or records of the Company or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than Parent and its affiliates, agents and representatives), in connection with any Acquisition Proposal with respect to the Company. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will (i) notify Parent as promptly as practicable if any inquiry or proposal is made or any information or access is requested in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify Parent of the significant terms and conditions of any such Acquisition Proposal. In addition, subject to the other provisions of this Section 5.4(b), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, the Company and its subsidiaries will not, and will instruct their respective directors, officers, employees, representatives, investment bankers, agents and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than Parent); provided, however, that nothing herein shall prohibit the Company's Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

             (ii) Notwithstanding the provisions of paragraph (b)(i) above, prior to the Effective Time, the Company may, to the extent the Board of Directors of the Company determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph
        (b)(iii), below, furnish information to any person, entity or group after such person, entity or group has delivered to the Company in writing, an unsolicited bona fide Acquisition Proposal which the Board of Directors of the Company in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable than the Merger to the stockholders of the Company (a "COMPANY SUPERIOR PROPOSAL"). In addition, notwithstanding the provisions of paragraph (b)(i) above, in connection with a possible Acquisition Proposal, the Company may refer any third party to this Section 5.4(b) or make a copy of this Section 5.4(b) available to a third party. In the event the Company receives a the Company Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of the Company from recommending such the Company Superior Proposal to its stockholders, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of the Company may withdraw, modify or refrain from making its recommendation set forth in Section 5.1(b), and, to the extent it does so, the Company may refrain from soliciting proxies and taking such other action necessary to secure the vote of its stockholders as may be required by Section 5.2; provided, however, that the Company shall not recommend to its stockholders a the Company Superior Proposal for a period of not less than 48 hours after Parent's receipt of a copy of such the Company Superior Proposal (or a description of the significant terms and conditions thereof, if not in writing); and provided further, that nothing contained in this Section shall limit the Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of the Company shall have been withdrawn, modified or not yet made).

             (iii) Notwithstanding anything to the contrary in paragraph (b), the Company will not provide any non-public information to a third party unless: (x) the Company provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (y) such non-public information is the same information previously delivered to Parent.

5.5 Public Disclosure. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq.

5.6 Legal Requirements. Each of Parent, Merger Sub and the Company will use its respective reasonable commercial efforts to take all actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals by or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such filings with or investigations by any Governmental Entity, and any other such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. Parent will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Parent Common Stock pursuant hereto. The Company will use its commercially reasonable efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

5.7 Third Party Consents. As soon as practicable following the date hereof, Parent and the Company will each use its commercially reasonable efforts to obtain all material consents, waivers and approvals under any of its or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.8 FIRPTA. At or prior to the Closing, the Company, if requested by Parent, shall deliver to the IRS a notice that the Company Common Stock is not a "U.S. Real Property Interest" as defined and in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

5.9 Notification of Certain Matters. Parent and Merger Sub will give prompt notice to the Company, and the Company will give prompt notice to Parent, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time such that the conditions set forth in Section 6.2(a) or

6.3(a), as the case may be, would not be satisfied as a result thereof or (b) any material failure of Parent and Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.10 Best Efforts and Further Assurances. Subject to the respective rights and obligations of Parent and the Company under this Agreement, each of the parties to this Agreement will use its best efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement; provided that neither Parent nor the Company nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. Subject to the foregoing, each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

5.11  Stock Options and Employee Benefits.

          (a) At the Effective Time, each outstanding Company Stock Option under the Company Stock Option Plans, whether or not exercisable, will be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable the Company Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such the Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of the Company Common Stock at which such the Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, Parent will issue to each holder of an outstanding Company Stock Option a notice describing the foregoing assumption of such the Company Stock Option by Parent.

          (b) It is intended that the Company Stock Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent the Company Stock Options qualified as incentive stock options immediately prior to the Effective Time.

          (c) Parent has reserved sufficient shares of Parent Common Stock for issuance under Section 5.11(a) and under Section 1.6(c) hereof.

          (d) At the Effective Time, each outstanding purchase right under the Company Purchase Plan shall be deemed to constitute a purchase right to acquire, on the same terms and conditions as were applicable under the Company Purchase Plan immediately prior to the Effective Time, shares of Parent Common Stock appropriately adjusted for the Exchange Ratio.

5.12 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options as soon as is reasonably practicable after the Effective Time.

5.13  Indemnification and Insurance.

          (a) The Bylaws of the Surviving Corporation will honor, and Parent will cause the Surviving Corporation to honor, the provisions with respect to indemnification set forth in the Bylaws of the Company immediately prior to the Effective Time, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

          (b) Parent will and will cause the Surviving Corporation to honor and fulfill the obligations of the Company pursuant to indemnification agreements with the Company's directors and officers existing at or before the Effective Time.

          (c) For a period of six (6) years after the Effective Time, Parent will or will cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent) on terms comparable to those now applicable to directors and officers of the Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 125% of the annual premium currently paid by the Company for such coverage; and provided further, that if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation will purchase a policy with the greatest coverage available for such 125% of the annual premium.

5.14 Nasdaq Listing. Parent agrees to authorize for listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

5.15 Parent Affiliate Agreement. Set forth on the Parent Schedules is a list of those persons who may be deemed to be, in Parent's reasonable judgment, affiliates of Parent within the meaning of Rule 145 promulgated under the Securities Act (each a "PARENT AFFILIATE"). Parent will provide the Company with such information and documents as the Company reasonably requests for purposes of reviewing such list. Parent will use its best efforts to deliver or cause to be delivered to the Company, as promptly as practicable on or following the date hereof, from each Parent Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit D, each of which will be in full force and effect as of the Effective Time.

5.16 Company Affiliate Agreement. Set forth on the Company Schedules is a list of those persons who may be deemed to be, in the Company's reasonable judgment, affiliates of the Company within the meaning of Rule 145 promulgated under the Securities Act

(each a "COMPANY AFFILIATE"). The Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. The Company will use its best efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each the Company Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit E (the "COMPANY AFFILIATE AGREEMENT"), each of which will be in full force and effect as of the Effective Time. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Agreement.

5.17  Board of Directors and Certain Officers of the Combined Company.

          (a) The Board of Directors of Parent will take all actions necessary to cause the Board of Directors of Parent and the Surviving Corporation, immediately after the Effective Time, to consist of the seven (7) persons named in Section 1.5 hereof, four (4) of whom were directors of Parent immediately prior to the Effective Time, and three (3) of whom were directors of the Company prior to the Effective Time (the "COMPANY DESIGNEES"). If, prior to the Effective Time, any of the Company Designees or the Parent's designees shall decline or be unable to serve as a director of Parent or the Surviving Corporation, the Company (if such person was designated by the Company) or Parent (if such person was designated by Parent) shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to the other party.

          (b) The Board of Directors of Parent will take all actions necessary to cause the officers of Parent and the Surviving Corporation, immediately after the Effective Time, to include the persons named in Section 1.5 hereof.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder and Shareholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company; and the issuance of shares of Parent Common Stock by virtue of the Merger shall have been duly approved by the requisite vote under applicable law and the rules of the National Association of Securities Dealers, Inc. by the shareholders of Parent.

          (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

          (c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (d) Tax Opinions. Parent and the Company shall each have received written opinions from their respective counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Heller Ehrman White & McAuliffe, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

          (e) Nasdaq Listing. The shares of Parent Common Stock issuable to stockholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance.

          (f) Opinion of Accountants. Each of Parent and the Company shall have received a letter from PricewaterhouseCoopers LLP, dated within two (2) business days prior to the Effective Time, as follows:

             (i) A letter from PricewaterhouseCoopers LLP, independent accountants for the Company, and addressed to the Company, reasonably satisfactory in form and substance to Parent and PricewaterhouseCoopers LLP, independent accountants for the Parent, to the effect that, after reasonable investigation, the independent accountants for the Company are not aware of any fact concerning the Merger or any of the stockholders or affiliates of the Company that could preclude Parent from accounting for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

             (ii) A letter from PricewaterhouseCoopers LLP, independent accountants for the Parent, and addressed to the Parent, reasonably satisfactory in form and substance to Parent, to the effect that, after reasonable investigation, the independent accountants for Parent are not aware of any fact concerning Parent or any of its shareholders or affiliates that could preclude Parent from accounting for the Merger as a "pooling of interests" and that PricewaterhouseCoopers LLP concurs with Parent management's conclusion that the Merger may be accounted for as a "pooling of interests", in each case in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

6.2 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 3.2, 3.3 and 3.21) where the failure to be so true and correct would not have a Material Adverse Effect on Parent. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent.

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent.

          (c) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 2.2, 2.3 and 2.21) where the failure to be so true and correct would not have a Material Adverse Effect on the Company. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the President and Chief Executive Officer and the Chief Financial Officer of the Company.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Parent shall have received a certificate to such effect signed on behalf of the Company by the President and Chief Executive Officer and the Chief Financial Officer of the Company.

          (c) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of the Company or the approval of the issuance of Parent Common Stock in connection with the Merger by the shareholders of Parent:

          (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

          (b) by either the Company or Parent if the Merger shall not have been consummated by February 28, 1999; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (an "ORDER"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

          (d) by either the Company or Parent if the required approvals of the stockholders of the Company or the shareholders of Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders or shareholders, as the case may be, duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party where the failure to obtain shareholder or stockholder approval of such party shall have been caused by the action or failure to act of such party in breach of this Agreement);

          (e) by Parent, if the Board of Directors of the Company recommends a Company Superior Proposal to the stockholders of the Company, or if the Board of Directors of the Company shall have withheld, withdrawn or modified in a manner adverse to Parent its recommendation in favor of adoption and approval of this Agreement and approval of the Merger;

          (f) by the Company, if the Board of Directors of Parent recommends a Parent Superior Proposal to the shareholders of Parent, or if the Board of Directors of Parent shall have withheld, withdrawn or modified in a manner adverse to the Company its recommendation in favor of approving the issuance of the shares of Parent Common Stock by virtue of the Merger;

          (g) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable prior to February 28, 1999 by Parent through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(g) provided Parent continues to exercise such commercially reasonable efforts to cure such breach; or

          (h) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable prior to February 28, 1999 by the Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(h) provided the Company continues to exercise such commercially reasonable efforts to cure such breach.

7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8 (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3  Fees and Expenses.

          (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

          (b) Company Payment.

             (i) If (x) the Board of Directors of the Company shall have withheld, withdrawn or modified in a manner adverse to Parent its recommendation in favor of the adoption and approval of this Agreement and the Merger or (y) the Board of Directors of the Company recommends a Company Superior Proposal to the stockholders of the Company, the Company shall pay to Parent an amount equal to $3.0 million within one
        (1) business day following the first to occur of (A) termination of this Agreement pursuant to Section 7.1(e) hereof and (B) a Company Negative Vote (as defined below).

             (ii) If no payment is required pursuant to Section 7.3(b)(i) above, and if (x) the vote of the stockholders of the Company approving and adopting this Agreement and approving the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof (a "COMPANY NEGATIVE VOTE") and (y) this Agreement shall have been terminated by Parent pursuant to Section 7.1(d) and (z) within nine (9) months following such Company Negative Vote, the Company shall execute and deliver a definitive agreement with respect to an Acquisition Proposal or otherwise consummates an Acquisition Proposal, the Company shall pay to Parent an amount equal to $3.0 million within one (1) business day following demand therefor by Parent.

             (iii) If no payment is required pursuant to Section 7.3(b)(i) or
        (ii) above, and if (x) the Company Stockholders' Meeting is not held on or prior to February 28, 1999 and (y) this Agreement shall have been terminated by Parent pursuant to Section 7.1(b) and (z) within nine (9) months following such termination, the Company shall enter into a definitive agreement with respect to an Acquisition Proposal or otherwise consummates an Acquisition Proposal, the Company shall pay to Parent an amount equal to $3.0 million within one (1) business day following demand therefor by Parent.

          (c) Parent Payment.

             (i) If (x) the Board of Directors of the Parent shall have withheld, withdrawn or modified in a manner adverse to the Company its recommendation in favor of the approval of the issuance of the shares of Parent Common Stock under the terms of the Merger or (y) the Board of Directors of the Parent recommends a Parent Superior Proposal to the shareholders of the Parent, the Parent shall pay to the Company an amount equal to $3.0 million within one (1) business day following the first to occur of (A) termination of this Agreement pursuant to Section 7.1(f) hereof and (B) a Parent Negative Vote (as defined below).

             (ii) If no payment is required pursuant to Section 7.3(c)(i) above, and if (x) the vote of the stockholders of the Parent approving the issuance of the shares of Parent Common Stock under the terms of the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders duly convened therefor or at any adjournment thereof (a "PARENT NEGATIVE VOTE") and (y) this Agreement shall have been terminated by the Company pursuant to Section 7.1(d) and (z) within nine (9) months following such Parent Negative Vote, the Parent shall execute and deliver a definitive agreement with respect to an Acquisition Proposal or otherwise consummates an Acquisition Proposal, the Parent shall pay to the Company an amount equal to $3.0 million within one (1) business day following demand therefor by the Company.

             (iii) If no payment is required pursuant to Section 7.3(c)(i) or
        (ii) above, and if (x) the Parent Shareholders' Meeting is not held on or prior to February 28, 1999 and (y) this Agreement shall have been terminated by the Company pursuant to Section 7.1(b) and (z) within nine
        (9) months following such termination, the Parent shall enter into a definitive agreement with respect to an Acquisition Proposal or otherwise consummates an Acquisition Proposal, the Parent shall pay to the Company an amount equal to $3.0 million within one (1) business day following demand therefor by the Company.

          (d) Not in Lieu of Damages. Payment of the fees described in Section 7.3(b) and (c) above shall not be in lieu of damages incurred in the event of a breach of this Agreement.

7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

8.1 Non-Survival of Representations, Warranties and Covenants. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

          (a) if to Parent or Merger Sub, to:

              Eclipse Surgical Technologies, Inc.
              559 Weddell Avenue
              Sunnyvale, California 94089
              Attention: Chief Executive Officer
              Telephone No.: (408) 747-0120
              Telecopy No.: (408) 747-0635

              with copy to:

              Wilson Sonsini Goodrich & Rosati, P.C.
              650 Page Mill Road
              Palo Alto, California 94304-1050
              Attention: Jeffrey D. Saper, Esq.
              Telephone No.: (650) 493-9300
              Telecopy No.: (650) 493-6811

          (b) if to the Company, to:

              Cardiogenesis Corporation
              540 Oakmead Parkway
              Sunnyvale, California 94086
              Attention: Chief Executive Officer
              Telephone No.: (408) 328-8500
              Telecopy No.: (408)328-8510

              with a copy to:

              Heller Ehrman White & McAuliffe
              525 University Avenue
              Palo Alto, CA 94301
              Attention: Bruce W. Jenett, Esq.
              Telephone No.: (650) 324-7122
              Telecopy No.: (650) 324-0638

8.3 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be "deemed to include" all direct and indirect subsidiaries of such entity. References herein to "Sections" are references to Sections hereof unless otherwise stated herein.

8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedules and the Parent Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder except as otherwise provided in Section 5.13.

8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the Delaware Chancery Court and the federal district court for the District of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.11 Definition of "Knowledge". Wherever used in this Agreement, the term "KNOWLEDGE" shall mean the actual knowledge of: (a) in the case of the Company, its (i) President and Chief Executive Officer, (ii) Executive Vice President and Chief Financial Officer and (iii) other Executive Vice Presidents; and (b) in the case of Parent and Merger Sub, Parent's (i) Chief Executive Officer, (ii) President and Chief Operating Officer and (iii) Chief Financial Officer.

                  [Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                   ECLIPSE SURGICAL TECHNOLOGIES, INC.

                                   By: /s/ DOUGLAS MURPHY-CHUTORIAN
                                      ------------------------------------------
                                       Name: Douglas Murphy-Chutorian
                                       Title: Chief Executive Officer and
                                              President

                                   RW ACQUISITION CORPORATION

                                   By: /s/ DOUGLAS MURPHY-CHUTORIAN
                                      ------------------------------------------
                                       Name: Douglas Murphy-Chutorian
                                       Title: Chief Executive Officer

                                   CARDIOGENESIS CORPORATION

                                   By: /s/ ALLEN W. HILL
                                      ------------------------------------------
                                       Name: Allen W. Hill
                                       Title: Chief Executive Officer and
                                              President

              ****SIGNATURE PAGE TO REORGANIZATION AGREEMENT ****

                               AMENDMENT NUMBER 1
                                       TO
                            REORGANIZATION AGREEMENT

This Amendment Number 1 to Agreement and Plan of Reorganization, dated as of October 21, 1998 (the "Reorganization Agreement"), is made and entered into this 8th day of February 1999, pursuant to Section 7.4 of the Reorganization Agreement.

                                   AGREEMENT

1. The Reorganization Agreement is hereby amended so that all references in Sections 7.1(b), 7.1(g), 7.1(h), 7.3(b) and 7.3(c) thereof to "February 28, 1999" are hereby changed to "April 30, 1999."

2. Except as amended hereby, the Reorganization Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

CARDIOGENESIS CORPORATION                                  ECLIPSE SURGICAL TECHNOLOGIES, INC.

By: /s/ ALLEN W. HILL                                      By: /s/ KENNETH E. BENNERT
------------------------------------------------           ------------------------------------------------

Name: Allen W. Hill                                        Name: Kenneth E. Bennert

Title: President and Chief Executive Officer               Title: Chief Financial Officer

RW ACQUISITION CORPORATION

By: /s/ DOUGLAS MURPHY-CHUTORIAN
------------------------------------------------

Name: Douglas Murphy-Chutorian

Title: Chief Executive Officer

                                                                      APPENDIX B

October 21, 1998

Confidential                                                  [PaineWebber Logo]

Board of Directors
Eclipse Surgical Technologies, Inc.
559 Weddell Drive
Sunnyvale, CA 94089

Gentlemen:

Eclipse Surgical Technologies, Inc. (the "Company"), RW Acquisition Corp. ("Sub"), a wholly-owned subsidiary of Eclipse Surgical Technologies, Inc. and CardioGenesis Corporation ("CardioGenesis") propose to enter into an Agreement and Plan of Reorganization (the "Agreement") pursuant to which Sub will be merged with and into CardioGenesis (the "Merger"). At the Effective Time of the Merger (as defined in the Agreement), each outstanding share of common stock, par value $.0001 per share, of CardioGenesis (other than shares owned by the Company, CardioGenesis or any of their respective subsidiaries) will be automatically converted into 0.8000 (the "Exchange Ratio") of a fully paid and non-assessable share of common stock, no par value per share, of the Company. The Merger is expected to be considered by the shareholders of the Company and CardioGenesis respectively at special meetings and consummated shortly thereafter.

You have asked us whether or not, in our opinion, the proposed Exchange Ratio is fair to the Company from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the two fiscal years ended December 31, 1997 and the Company's Form 10-Q and the related unaudited financial information for the six months ended June 30, 1998;

          (2) Reviewed CardioGenesis' Annual Reports, Forms 10-K and related financial information for the two fiscal years ended December 31, 1997 and CardioGenesis' Form 10-Q and the related unaudited financial information for the six months ended June 30, 1998;

          (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and CardioGenesis, furnished to us by the Company and CardioGenesis, respectively;

          (4) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the pro forma combined entities, furnished to us by the Company;

          (5) Conducted discussions with members of senior management of the Company and CardioGenesis concerning their respective businesses and prospects;

          (6) Reviewed the historical market prices and trading activity for the common stock of the Company and CardioGenesis and compared them with those of certain publicly traded companies which we deemed to be relevant;

          (7) Compared the financial position and results of operations of the Company and CardioGenesis with those of certain companies which we deemed to be relevant;

          (8) Compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

          (9) Reviewed a draft of the Agreement dated October 19, 1998; and

          (10) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of regulatory, general economic, market and monetary conditions.

In preparing our opinion, we have relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company and CardioGenesis, and we have not assumed any responsibility to independently verify such information. With respect to the financial forecasts examined by us, we have assumed that they were reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of the Company and CardioGenesis, respectively, as to the future performance of the Company and CardioGenesis. We have also relied upon assurances of the management of the Company and CardioGenesis, respectively, that they are unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or CardioGenesis nor have we been furnished with any such evaluations or appraisals. We have also assumed with your consent, that (i) the Merger will be a tax-free reorganization, (ii) the Merger will be accounted for under the pooling-of-interests accounting treatment and (iii) any material liabilities (contingent or otherwise, known or unknown) of the Company and CardioGenesis are as set forth in the consolidated financial statements of the Company and CardioGenesis, respectively. No opinion is expressed herein as to the price at which the securities of the Company may trade at any time. Our opinion is based on economic, monetary and market conditions existing on the date hereof.

Our Opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the Merger. This opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger or the decision of the Board of Directors of the Company to proceed with the Merger.

In the past, PaineWebber Incorporated and its affiliates, have provided investment banking services to the Company and have received customary fees for rendering these services.

In the ordinary course of business, PaineWebber Incorporated may trade in the securities of the Company and CardioGenesis for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

This opinion has been prepared for the information of the Board of Directors of the Company in connection with the Merger and shall not be reproduced, summarized, described or referred to, provided to any person or otherwise made public or used for any other purpose without the prior written consent of PaineWebber Incorporated, provided, however, that this letter may be reproduced in full in the Proxy Statement/Prospectus related to the Merger.

On the basis of, and subject to the foregoing, we are of the opinion that the proposed Exchange Ratio, is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          PAINEWEBBER INCORPORATED


                                          /s/ PaineWebber Incorporated
                                          ----------------------------

                                                                      APPENDIX C

LOGO
                                                        BEAR, STEARNS & CO. INC.

                                                        1999 AVENUE OF THE STARS
                                              LOS ANGELES, CALIFORNIA 90067-6100
                                                                  (310) 201-2600

                                                                ATLANTA - BOSTON
                                                  CHICAGO - DALLAS - LOS ANGELES
                                                        NEW YORK - SAN FRANCISCO

                                                  FRANKFURT - GENEVA - HONG KONG
                                                          LONDON - PARIS - TOKYO

October 21, 1998

Board of Directors
CardioGenesis Corporation
540 Oakmead Parkway
Sunnyvale, CA 94086

Attention: Jack M. Gill, Chairman

Ladies and Gentlemen:

We understand that CardioGenesis Corporation ("CardioGenesis") and Eclipse Surgical Technologies, Inc. ("Eclipse") have entered into an Agreement (the "Agreement") dated October 21, 1998, pursuant to which CardioGenesis and Eclipse will effect a merger (the "Merger"). Pursuant to the terms of the Merger, CardioGenesis shareholders will receive a fixed exchange ratio (the "Exchange Ratio") of 0.80 shares of Eclipse common stock for each share of CardioGenesis common stock. You have provided us with a copy of the Agreement, which includes the Agreement in substantially the form to be sent to the shareholders of CardioGenesis.

You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the public shareholders of CardioGenesis.

In the course of our analyses for rendering this opinion, we have:

          1. reviewed the Agreement dated October 21, 1998;

          2. reviewed CardioGenesis' and Eclipse's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1996 and December 31, 1997, and its Quarterly Reports on Form 10-Q for the periods ended March 30, 1998 and June 30, 1998;

          3. reviewed certain operating and financial information, including projections, provided to us by management relating to CardioGenesis' and Eclipse's business and prospects;

          4. met with certain members of CardioGenesis' senior management to discuss its operations, historical financial statements and future prospects, including, without limitation, the timing and extent of regulatory approvals and successful commercial introductions of certain products;

          5. met with certain members of Eclipse's senior management to discuss its operations, historical financial statements and future prospects, including, without limitation, the timing and extent of regulatory approvals and successful commercial introductions of certain products;

          6. reviewed the historical prices and trading volumes of the common shares of CardioGenesis and Eclipse;

          7. reviewed publicly available financial data, stock market performance data and valuation parameters of companies which we deemed generally comparable to CardioGenesis and Eclipse;

          8. reviewed the terms of recent acquisitions of companies which we deemed generally comparable to CardioGenesis and the Merger; and

          9. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other projections provided to us by CardioGenesis and Eclipse. With respect to CardioGenesis' and Eclipse's projected financial results and potential synergies that could be achieved upon consummation of the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of CardioGenesis and Eclipse as to the expected future performance of CardioGenesis and Eclipse, respectively. We have also relied upon the assumptions made by the senior managements of CardioGenesis and Eclipse regarding the timing and extent of regulatory approvals and reimbursement reimbursement and successful commercial introductions of certain products and we note that the receipt and timing of regulatory approvals and reimbursement and successful commercial introductions have a material impact on the projected financial results of the respective companies and potential synergies. We have not assumed any responsibility for the independent verification of any such information (including the assumptions of timing and extent of regulatory approvals and reimbursement and successful commercial introductions of certain products) or of the projections provided to us and we have further relied upon the assurances of the senior managements of CardioGenesis and Eclipse that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of CardioGenesis and Eclipse, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We have assumed that the Merger will qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Code. You have informed us that the Merger will qualify as a pooling-of-interests under generally accepted accounting principles.

We do not express any opinion as to the price or range of prices at which shares of common stock of Eclipse may trade prior to or subsequent to the consummation of the Merger.

We have acted as a financial advisor to CardioGenesis in connection with the Merger and will receive a fee for such services.

Bear Stearns previously acted as an underwriter in connection with CardioGenesis' Initial Public Offering on May 22, 1996. In the ordinary course of business, Bear Stearns may actively trade the equity securities of CardioGenesis for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is intended for the benefit and use of the Board of Directors of CardioGenesis and does not constitute a recommendation to the Board of Directors of CardioGenesis or any holders of CardioGenesis Common Stock as to how to vote in connection with the Merger. This opinion does not address CardioGenesis' underlying business decision to pursue the Merger. This letter is not to be used for any other purpose, or reproduced, disseminated, quoted to or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of CardioGenesis Common Stock in connection with the Merger.

Based on and subject to the foregoing, it is our opinion that the Exchange Ratio is fair, from a financial point of view, to the public shareholders of CardioGenesis Corporation.

                                          Very truly yours,

                                          BEAR, STEARNS & CO. INC.

                                          By: /s/   BRIAN A. MCCARTHY
                                             -----------------------------------
                                              Brian A. McCarthy
                                              Senior Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article IV of the Registrant's Amended and Restated Articles of Incorporation and Article V of the Registrant's Amended and Restated Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California Corporations Code. In addition, the Registrant has entered into indemnification agreements with its officers and directors.

The reorganization agreement provides that commencing with the effectiveness of the merger, the Registrant will honor the obligations of CardioGenesis to indemnify its officers and directors.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

    EXHIBIT
     NUMBER                             DESCRIPTION
    -------                             -----------
     2.1*       Agreement and Plan of Reorganization, dated as of October
                21, 1998, among Eclipse Surgical Technologies, Inc., RW
                Acquisition Corporation and CardioGenesis Corporation.
     2.2*       Form of Affiliate Agreement for Eclipse Surgical
                Technologies, Inc.
     2.3**      Form of Affiliate Agreement for CardioGenesis Corporation.
     2.4**      Form of Voting Agreement for CardioGenesis Corporation.
     2.5*       Form of Voting Agreement for Eclipse Surgical Technologies,
                Inc.
     2.6        Form of Certificate of Merger between CardioGenesis
                Corporation and RW Acquisition Corporation.
     2.7        Amendment Number 1 to Reorganization Agreement, dated as of
                February 8, 1999, among Eclipse Surgical Technologies, Inc.,
                RW Acquisition Corporation and CardioGenesis Corporation
                (see Appendix A).
     5.1        Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                Corporation.
     8.1        Tax Opinion of Wilson Sonsini Goodrich & Rosati,
                Professional Corporation.
     8.2        Tax Opinion of Heller Ehrman White & McAuliffe.
    23.1        Consent of Wilson Sonsini Goodrich & Rosati, Professional
                Corporation (included in opinions filed as Exhibits 5.1 and
                8.1).
    23.2        Consent of Heller Ehrman White & McAuliffe (included in
                opinion filed as Exhibit 8.2).
    23.3        Consent of PricewaterhouseCoopers LLP, Independent
                Accountants.
    23.4        Consent of PricewaterhouseCoopers LLP, Independent
                Accountants.
    23.5        Consent of PaineWebber Incorporated.
    23.6        Consent of Bear, Stearns & Co. Inc.
    24.1        Power of Attorney (see Page II-4).
    99.1        Eclipse Form of Proxy.

    EXHIBIT
     NUMBER                             DESCRIPTION
    -------                             -----------
    99.2        CardioGenesis Form of Proxy.
    99.3        Consents of Persons About to Become Directors.
    99.4        Opinion of PaineWebber Incorporated, dated October 21, 1998
                (see Appendix B).
    99.5        Opinion of Bear, Stearns & Co. Inc., dated October 21, 1998
                (see Appendix C).

---------------

 * Incorporated herein by reference from Eclipse's Current Report on Form 8-K (File No. 000-28288), filed on November 3, 1998.

** Incorporated herein by reference from CardioGenesis' Current Report on Form
   8-K (File No. 000-228424), filed on November 3, 1998.

(b) Financial Statement Schedules

The information required to be set forth herein is incorporated by reference to Eclipse's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

ITEM 22. UNDERTAKINGS

The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of

     Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          (7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (8) To supply by means of a post-effective amendment all required information concerning a transaction, and CardioGenesis being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 9th day of February 1999.

                                   ECLIPSE SURGICAL TECHNOLOGIES, INC.

                                   By:  /s/ DOUGLAS MURPHY-CHUTORIAN, M.D.
                                      ------------------------------------------
                                            Douglas Murphy-Chutorian, M.D.
                                              Chairman of the Board and
                                               Chief Executive Officer

                               POWER OF ATTORNEY

KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas Murphy-Chutorian, M.D. and Kenneth E. Bennert and each of them, jointly and severally, as his true and lawful attorneys-in-fact and agents, each with full power of substitution for him and in his name, place and stead in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-of-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on February 9, 1999 in the capacities indicated.

                     SIGNATURE                                       CAPACITY
                     ---------                                       --------
        /s/ DOUGLAS MURPHY-CHUTORIAN, M.D.             Chairman of the Board and Chief
---------------------------------------------------    Executive Officer (Principal
         (Douglas Murphy-Chutorian, M.D.)              Executive Officer)

             /s/ RICHARD MUELLER, JR.                  President, Chief Operating Officer
---------------------------------------------------    and Director
              (Richard Mueller, Jr.)

              /s/ KENNETH E. BENNERT                   Vice President, Finance and
---------------------------------------------------    Administration, Chief Financial
               (Kenneth E. Bennert)                    Officer (Principal Financial and
                                                       Accounting Officer)

                /s/ ALAN L. KAGANOV                    Director
---------------------------------------------------
                 (Alan L. Kaganov)

              /s/ ROBERT L. MORTENSEN                  Director
---------------------------------------------------
               (Robert L. Mortensen)

                /s/ IAIN M. WATSON                     Director
---------------------------------------------------
                 (Iain M. Watson)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 2.1*     Agreement and Plan of Reorganization, dated as of October
            21, 1998, among Eclipse Surgical Technologies, Inc., RW
            Acquisition Corporation and CardioGenesis Corporation.
 2.2*     Form of Affiliate Agreement for Eclipse Surgical
            Technologies, Inc.
 2.3**    Form of Affiliate Agreement for CardioGenesis Corporation.
 2.4**    Form of Voting Agreement for CardioGenesis Corporation.
 2.5*     Form of Voting Agreement for Eclipse Surgical Technologies,
            Inc.
 2.6      Form of Certificate of Merger between CardioGenesis
            Corporation and RW Acquisition Corporation.
 2.7      Amendment Number 1 to Reorganization Agreement, dated as of
            February 8, 1999, among Eclipse Surgical Technologies,
            Inc., RW Acquisition Corporation and CardioGenesis
            Corporation (see Appendix A).
 5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation.
 8.1      Tax Opinion of Wilson Sonsini Goodrich & Rosati,
            Professional Corporation.
 8.2      Tax Opinion of Heller Ehrman White & McAuliffe.
23.1      Consent of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation (included in opinions filed as Exhibits 5.1
            and 8.1).
23.2      Consent of Heller Ehrman White & McAuliffe (included in
            opinion filed as Exhibit 8.2).
23.3      Consent of PricewaterhouseCoopers LLP, Independent
            Accountants.
23.4      Consent of PricewaterhouseCoopers LLP, Independent
            Accountants.
23.5      Consent of PaineWebber Incorporated.
23.6      Consent of Bear, Stearns & Co. Inc.
24.1      Power of Attorney (see Page II-4).
99.1      Eclipse Form of Proxy.
99.2      CardioGenesis Form of Proxy.
99.3      Consents of Persons About to Become Directors.
99.4      Opinion of PaineWebber Incorporated, dated October 21, 1998
            (see Appendix B).
99.5      Opinion of Bear, Stearns & Co. Inc., dated October 21, 1998
            (see Appendix C).

---------------
 * Incorporated herein by reference from Eclipse's Current Report on Form 8-K (File No. 000-28288), filed on November 3, 1998.

** Incorporated herein by reference from CardioGenesis' Current Report on Form
   8-K (File No. 000-228424), filed on November 3, 1998.